Form 10-K, Exhibit 13
period 1994-12-31
DANAHER CORP /DE/
filed 1995-03-23
CIK 313616

DANAHER CORPORATION
                            1994 ANNUAL REPORT
SELECTED FINANCIAL DATA

     (000's omitted except per share* data)







          1994
     1993
     1992
     1991
     1990


     Net revenues
     $1,288,684
     $1,075,529
     $955,518
     $837,386
     $845,316


     Operating profit
     145,836
     101,434
     67,565
     40,802
     80,900


     Earnings before cumulative
     effect
         of accounting change

     81,650

     53,749

     31,601

     13,321

     35,709


         Per share
     1.40
     .93
     .55
     .24
     .67


     Cumulative effect of accounting
         change**

     -

     (36,000)

     -

      -

     -


         Per share**
     -
     (.62)
     -
     -
     -


     Net earnings
     81,650
     17,749
     31,601
     13,321
     35,709


     Earnings per common share
     1.40
     .31
     .55
     .24
     .67


     Total assets
     1,134,941
     872,472
     769,815
     734,955
     744,502


     Total debt
     185,286
     133,585
     168,768
     184,506
     187,051


     Dividends declared
     3,710
     3,412
     -
     -
     -


     Dividends per share
     .065
     .06
     -
     -
     -












     *    All periods presented reflect the common stock
          split effective on January 20, 1995.
     **   Adoption of accrual method specified by SFAS No.
                              106 for post retirement benefits.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS

     Results of Operations

          Danaher Corporation (the "Company") operates a variety of businesses through its wholly-owned subsidiaries. These businesses are conducted in three business segments: Tools, Process/ Environmental Controls and Transportation. The Company is the principal manufacturer of Sears, Roebuck and Co.'s Craftsman line, National Automotive Parts Association line, K-D automotive line, and the Allen line of mechanics' hand tools. The Company also manufactures Allen wrenches and Jacobs drill chucks and is a leading supplier of mechanics' hand tools through Matco Tools. In its Process/Environmental Controls segment, the Company is a leading producer of leak detection sensors for underground fuel storage tanks and motion, temperature, pressure and flow control devices. The Company's Transportation business manufactures wheel service equipment, diesel engine retarders and automotive air conditioning components which are sold under such brand names as Coats, Ammco and "Jake Brake".

          Presented below is a summary of revenues broken down by business segment (000's omitted).




     1994
     1993
     1992

                    $       %           $          %        $            %



     Tools
     $581,610
     45.1%
     $502,130
     46.7%
     $462,207
     48.4%


     Process/Environ-
     mental  Controls

     303,984

     23.6

     244,400

     22.7

     209,718

     22.0


     Transportation
     403,090
     31.3
     327,110
     30.4
     282,175
     29.5


     Other
           -
          -
         1,889
        0.2
        1,418
       0.1



     $1,288,684
     100.0%
     $1,075,529
     100.0%
     $955,518
     100.0%



     Tools

          The Tools segment is comprised of the Danaher Tool Group (including Special Markets and Professional Tools divisions), Matco Tools, Jacobs Chuck Manufacturing Company, Iseli Company and Delta Consolidated Industries, which was acquired in November, 1994. This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include tool boxes and storage devices, drill chucks, custom designed headed tools and components, high quality precision socket screws, fasteners, and high quality miniature precision parts.

1994 COMPARED TO 1993

          Revenues in this segment increased 16% from 1993. Of this increase, acquisitions accounted for 2%, higher unit volumes of shipments accounted for 13%, and increase in average pricing of 1% provided the balance. Sales levels were benefited by particularly strong demand for consumer mechanics hand tools and drill chucks. Operating margins increased to 10% from 9% in 1993. This reflects principally the impact of continued manufacturing process improvements, particularly within the hand tool manufacturing plants, and the effect of increased volume.

     1993 COMPARED TO 1992

          Revenues in 1993 were 9% higher than 1992. Higher unit volumes accounted for 8% of this improvement and increased average pricing provided 1%. Sales of consumer and professional hand tools were both substantially higher in 1993, and keyless chuck volumes were also significantly greater in 1993. Operating profit increased 41%, reflecting both process improvements and higher volume leverage on fixed costs. Hand tool production efficiencies and service levels both reached record highs.

     Process/Environmental Controls

          The Process/Environmental Controls segment is comprised of the Veeder-Root Company, The Danaher Instruments Group (comprised of Danaher Controls, Partlow/Anderson Instrument, Gulton Industries-Graphic Instruments, West Instruments, Ltd., and Qualitrol Corporation), A.L. Hyde Company and Hengstler, which was acquired on December 30, 1994. Hence, the results of operations do not include Hengstler for any periods. These companies produce and sell underground storage tank leak detection systems and temperature, level and position sensing devices, liquid flow measuring devices and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.


     1994 COMPARED TO 1993

          Revenues in this segment in 1994 increased 24% from 1993. The full year effect of business acquisitions made in June, 1993 within this segment contributed 14% of this increase. The balance of the increase was caused by higher unit volumes of 8% and price increases averaging 2%. Demand was very strong in the North American market, particularly for the leak detector sensor line. In addition, demand continued to strengthen in overseas markets. Operating profit increased 32% from 1993, reflecting the higher volume levels and the benefit of plant realignment and cost reductions.

     1993 COMPARED TO 1992

          Revenues in 1993 were 17% higher than in 1992 in this segment. Business acquisitions in the segment, net of the revenues associated with a business sold at the end of 1992, contributed 10% of the increase. Of the remaining increase, higher unit volumes contributed 4% and increased average pricing provided 3%. International revenues showed some strengthening and demand for underground storage tank monitoring equipment remained strong. Operating margins increased to 18% in 1993 from 15%, reflecting process improvements, the positive effects of higher volumes, cost reductions associated with restructuring actions taken in 1992 and the disposition of a nonstrategic product line.

     Transportation

          The Transportation segment includes Hennessy
     Industries, Inc., Jacobs Vehicle Equipment Company and
     Fayette Tubular Products, Inc. These companies are leading manufacturers and distributors of automotive and transportation products used by the automotive aftermarket and original equipment manufacturers.
     Products in this segment include wheel service equipment, diesel engine retarders and automobile and light truck air conditioning components.

     1994 COMPARED TO 1993

          Revenues in 1994 were 23% higher than in 1993. Shipments were benefited by higher build rates for automobiles and diesel trucks in North America in 1994. Of this net increase, higher unit volumes of shipments accounted for 24%, offset by a decrease in average pricing of 1%. The wheel service equipment market rebounded strongly from 1993 levels as well. In addition, 1994 reflected increased engine retarder customers outside North America, including the largest truck manufacturer in the Japanese market. Operating margins in 1994 increased to 11% from 7% in 1993, reflecting the incremental margins on the sales increase and improved productivity. This was partially offset by a nonrecurring charge associated with the consolidation of manufacturing locations within the wheel service equipment market and other administrative cost reduction steps taken at Hennessy Industries.

     1993 COMPARED TO 1992

          Revenues in this segment for 1993 increased 16% from 1992. Higher unit volumes contributed 15% of the gain and increased average pricing provided 1%. Record production levels for heavy diesel trucks and higher build rates for automobiles enabled the engine retarder and air conditioning components businesses to outperform the segment as a whole. The sluggish economy contributed to decreased demand for wheel service equipment. Operating margins increased to 7.1% from 5.6% in 1992, as higher volume levels improved contribution margins. This was offset somewhat by restructuring costs in the wheel service unit as steps were taken to bring costs in line with demand levels.

     Gross Profit

          Gross profit margin in 1994 was 27.5%, a 1.3 percentage point improvement compared to 1993. Productivity improvements were achieved in all business segments and increased volume improved fixed cost leverage. A shift in mix to the higher margin products of the Process/Environmental Controls business segment also contributed to the improvement.

          Gross profit, as a percentage of sales, in 1993 was 26.2%, reflecting a slight improvement compared to the 26.0% achieved in 1992. Productivity improvements, combined with increased fixed cost leverage, resulted in margin improvement. This was partially offset by a shift in product mix towards the lower margin consumer tools and transportation segment products.
Operating Expenses


          In 1994, selling, general and administrative expenses were 16.2% of sales, a decrease of .6 percentage points from 1993 levels. Total expenses increased 16%, substantially less than the 20% increase in total revenues. This reflects continued streamlining and cost reduction action as well as the fixed nature of certain costs.

          Selling, general and administrative expenses for 1993 as a percentage of sales were approximately 2 percentage points lower than the 1992 level. This reflects continued streamlining and contribution from earlier restructuring and other cost reduction actions.

     Interest Costs and Financing Transactions

          On December 15, 1992, the Company received the proceeds from a $100 million privately placed debt financing. The notes have a final maturity on December 15, 1999, an average life of approximately 5.5 years, and an average interest cost of 7.28%. In April 1993, the Company received an additional $30 million from a private placement which matures in April 2003 and has an interest cost of 6.99% per annum. These proceeds were used to reduce borrowing under the revolving credit facility.

          The Company's revolving credit facility provides for senior financing of $200 million for general corporate purposes. The interest rates for borrowing under the facility float with base rates.

          The Company's financing requirements in these years were satisfied by the financings discussed above and through borrowings under uncommitted bank lines. Interest expense in 1994 was 10% lower than in 1993, due to lower average borrowing levels. Interest expense in 1993 was 5% less than in 1992, as the longer-term fixed rate financing which carried a higher interest rate than borrowings under the bank facility was offset by lower average debt levels.

     Income Taxes

          The effective tax rate decreased 0.8 percentage points in 1994 to 40.2% of pre-tax income. This decrease is principally due to the lesser impact of nondeductible goodwill amortization.

          The effective tax rate of 41% of pre-tax income in 1993 was approximately 3 percentage points lower than in 1992. This reflects the non-recurrence of the nondeductible loss on a business disposition, and a lesser impact of nondeductible goodwill amortization given higher pre-tax earnings, offset by the one percent increase in the corporate tax rate enacted in 1993.

          As of January 1, 1993, the Company adopted the liability method of accounting for income taxes specified by SFAS No. 109. Its adoption had no impact on the results of operations and resulted in certain reclassifications to the Company's balance sheet. The one percent increase in the Corporate tax rate enacted in 1993 did not materially impact deferred tax balances reflected on the Company's balance sheet.
      Other

          The $3,500,000 reflected in Other expenses in 1992 represents the loss on a sale of a non-strategic business unit. The effect of inflation on the Company's operations has been minimal in 1994, 1993, and 1992.

     Liquidity and Capital Resources

          In 1994, the Company acquired Delta Consolidated
     Industries, Hengstler GmbH, Armstrong Brothers Tool
     Company and several smaller entities. Aggregate consideration for these transactions was approximately
     $167 million including approximately $31 million in common stock. These acquisitions had no significant impact on the 1994 results of operations as the larger acquisitions were not completed until the fourth quarter. These entities have combined annual sales levels of $220 million. The year-end balance sheet reflects the additional debt associated with these transactions.

          As discussed previously, $130 million of the Company's debt is fixed at an average interest cost of 7.2%, with no principal amounts due until December 15, 1995. Substantially all remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 1994, the Company has unutilized commitments under its revolving credit facility of $200 million.

          Cash flow has been strong in all periods from 1992 through 1994. Operations generated $144 million, $136 million and $73 million in cash in 1994, 1993 and 1992, respectively. The principal use of funds has been capital expenditures of $55 million, $40 million and $34 million in 1994, 1993 and 1992, respectively and cash paid for acquisitions of $136 million in 1994, $54 million in 1993 and $23 million in 1992. The net result of the above, combined with working capital changes was an increase in debt of $52 million in 1994 and a reduction in debt of $35 million in 1993 and $18 million in 1992.

          The Company's funds provided from operations, as well as the existing bank facility and available credit lines, should provide sufficient available funds to meet the Company's working capital, capital expenditure, dividend and debt service requirements for the foreseeable future.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


     To the Shareholders and Board of
      Directors of Danaher Corporation:


          We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December
     31, 1994, in conformity with generally accepted accounting principles.

          As explained in Notes 1 and 6 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for income taxes and post retirement benefits other than pensions.

     Washington, D.C.
     January 25, 1995




     DANAHER CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF EARNINGS
     (in thousands of dollars, except per share data)





     Year Ended December 31,






     1994
     1993
     1992


     Net revenues. . . . . . . . . . . . . . . . . . . . . . . . . .
     $1,288,684
     $1,075,529
     $955,518








     Cost of sales.. . . . . . . . . . . . . . . . . . . . . . . . .
     934,332
     793,859
     707,360


     Selling, general and administrative expenses. .
     208,516
     180,236
     177,093


     Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
            -
            -
     3,500


          Total operating expenses.. . . . . . . . . . . . .
     1,142,848
     974,095
     887,953








     Operating profit. . . . . . . . . . . . . . . . . . . . . . . .
     145,836
     101,434
     67,565


     Interest expense. . . . . . . . . . . . . . . . . . . . . . . .
     9,313
     10,345
     10,864


     Earnings before income taxes and cumulative
       effect of accounting change. . . . . . . . . . . . . .

     136,523

     91,089

     56,701


     Income taxes. . . . . . . . . . . . .. . . . . . . . . . . . . .
     54,873
     37,340
     25,100


     Earnings before cumulative effect of
     accounting  change. . . . . . . . . . . . . . . . . . . . . .

     81,650

     53,749

     31,601


     Cumulative effect of accounting change (net of
     tax  benefit of $20,000). . . . . . . . . . . . . . . . . .

            -

     (36,000)

            -


     Net earnings. . . . . . . . . . . . . . . . . . . . .. . .
     $81,650
     $17,749
     $31,601


     Per share:
          Before accounting change. . . . . . . . . . . . .
          Cumulative effect of change. . . . . . . . . . .
          Net earnings. . . . . . . . . . . . . . . . . . . . . .

     $1.40
            -
          $1.40

     $   .93
         (.62)
     $      .31

     $     .55
             -
     $     .55


     Average common stock and common
     equivalent shares outstanding. . . . . . . . . . .  . .

     58,326,572

     57,793,672

     57,444,552


       The accompanying  Notes to Consolidated Financial
          Statements are an integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS
     (in thousands of dollars)



     Year Ended December 31,




     ASSETS
     1994
     1993


     Current assets:
     Cash and equivalents. . . . . . . . . . . . . . . . . . . . .  . . . .

     $1,978

     $  6,767


     Trade accounts receivable, less allowance for doubtful
          accounts of $11,638 and $8,043 . . . . . . . . . . . . . . . . .

     193,364

     135,445


     Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     142,390
     107,569


     Prepaid expenses and other. . . . . . . . . . . . . . . . . . . . . . . . .
     50,955
     27,982


          Total current assets . . . . .. . . . . . . . . . . . . . . . . .
     388,687
     277,763


     Property, plant and equipment, net.. . . . . . . . .  . . . . . . . . .
     273,076
     235,666


     Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     30,523
     21,477


     Excess of cost over net assets of acquired companies, less amortization of  $61,487 and $51,722 . . . . . . . . . . . . . .

     442,655

     337,566



     $1,134,941
     $872,472


     LIABILITIES AND STOCKHOLDERS' EQUITY




     Current liabilities:




     Notes payable and current portion of debt . . . . . . . . . . . . . .

     $68,771
     $   2,235


     Trade accounts payable. . . . . . . . . . . . . .  . . . . . . . . .
     94,609
     72,445


     Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .
     232,855
     160,685


          Total current liabilities. . . . . . . . . . . . . . . . . . . .
     396,235
     235,365


     Other liabilities. . . . . . . . . . . . . . . . . . . .  . . . . . . . .
     146,091
     142,091


     Long-term debt . . . . . . . . . . . . . . . . . . .  . . .
     116,515
     131,350


     Stockholders' equity:
          Common stock, one cent par value; 125,000,000 shares
           authorized; 63,198,208 and 61,800,328 issued;
          58,295,002  and 56,897,122 outstanding. . . . . . . . . . . .



     632



     309


     Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . .
     311,648
     279,532


     Cumulative foreign translation adjustment. . . . . . . . . . . . . .
     590
     (1,781)


     Retained earnings. . . . . . . . . . . . . . . . . . . . . . . .  .
     200,719
     123,095


     Treasury stock, at cost; 4,903,206 shares. . . . . . . .  . . . .  .
     (37,489)
     (37,489)


          Total stockholders' equity. . . . . . . . . . . . . . . . . . .
     476,100
     363,666



     $1,134,941
     $872,472


       The accompanying Notes to Consolidated Financial
       Statements are an integral part of these balance
                               sheets.
DANAHER CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CASH FLOWS
     (in thousands of dollars)





     Year             Ended December 31,




     1994
     1993
     1992




     Cash flows from operating activities:
     Earnings before cumulative effect of accounting  change.  .

     $81,650

     $  53,749

     $  31,601


      Depreciation and amortization. . . . . . . . . . . . . . . . . . . . .
     44,554
     40,884
     37,105


      Increase in accounts receivable. . . . . . . . . . . . . . . . . . . . .
     (20,257)
     (7,601)
     (27,885)


      (Increase) decrease in inventories . . . . . . . . . . . . . . . . ..

      Increase (decrease) in accounts payable. . . . . . . . . . . . .. .
     (1,328)

     9,038
     5,283

     7,318
     9,211

     (734)


     Change in other assets and liabilities. . . . . . . . . . . . . . . .. .
     30,713
     36,185
     23,610


          Total operating cash flows. . . . . . . . . . . . . . . . . .
     144,370
     135,818
     72,908


     Cash flows from investing activities:
     Payments for additions to property, plant and equipment .

     Proceeds from sales of property, plant and equipment. . . .

     (54,543)

     13,929

     (40,335)

     -

     (33,924)

     -


     Investments in equity securities. . . . . . . . . . . . . . . . . . . . .
     (22,032)
     -
     -


      Cash paid for acquisitions. . . . . . . . . . . . . . . . . . . . . . .

           Net cash used in investing activities   . . . . . . . . . .
     (136,055)
     (198,701)
     (53,960)
     (94,295)
     (22,507)
     (56,431)


     Cash flows from financing activities:
     Proceeds from issuance of common stock. . . . . . . . . . .

     992

     1,301

     2,861


     Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     (3,420)
     (2,559)
     -


     Borrowings (repayments) of debt. . . . . . . . . . . . . . . . . . . .
     51,701
     (65,183)
     (117,771)


     Proceeds from notes payable. . . . . . . . . . . . . . . . . . . . . . .
               -
     30,000
     100,000


           Net cash provided by (used in) financing activities. . . .
         49,273
     (36,441)
     (14,910)


     Effect of exchange rate changes on cash. .. . . . . . . . . . . . .

              269
             (6)
            120


     Net change in cash and equivalents. . . . . . . . . . . . . . . . ..
     (4,789)
     5,076
     1,687


     Beginning balance of cash and equivalents. . . . . . . . . . . . .
           6,767
        1,691
               4


     Ending balance of cash and equivalents . . . . . . . . . . . . . . .
     $    1,978
     $   6,767
     $   1,691


     Supplemental disclosures:
          Cash interest payments. . . . . . . . . . . . . . . . . . . .
          Cash income tax payments . . . . . . . . . . . . . . . . . . ..

     $    9,505
     $  65,837

     $   10,677
     $   37,331

     $   12,210
     $   20,218



     The accompanying Notes to Consolidated Financial
          Statements are an integral part of these statements.

     DANAHER CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     (in thousands of dollars)





                            Common Stock








     Shares



     Amount

     Additional
     Paid-in
     Capital


     Retained
     Earnings


     Treasury
     Stock
     Cumulative
     Foreign
     Translation
     Adjustment


     Balance, January 1, 1992. . . . . . . . . . . .
          Net earnings for the year. . . . . . . . . .
          Common stock issued for options
            exercised. . . . . . . . . . . . . . . . . . . . . .
          Employee stock compensation . . . . .
          Decrease from translation of foreign
             financial statements. . . . . . . . . . . .
     61,414,060
     -

     285,956
     -

            -
     $307
     -

     1
     -

              -
     $275,372
        -

     2,044
     816

             -
     $77,157
     31,601
     -
     -


              -
     $(37,489)
     -
     -

     -

              -
     $3,905
     -
     -

     -

        (5,335)


     Balance, December 31, 1992. . . . . . . . .
          Net earnings for the year. . . . . . . . . .
          Dividends declared. . . . . . . . . . . . . .
          Common stock issued for options
              exercised. . . . . . . . . . . . . . .. . . . . .
          Decrease from translation of foreign
             financial statements. . . . . . . . . . . .
     61,700,016
     -
     -

     100,312

            -
     308
      -
     -

     1

           -
     278,232
     -
     -

     1,300

           -
     108,758
     17,749
     (3,412)

     -

              -
     $(37,489)
     -
     -

     -

           -
     $(1,430)
     -
     -

     -

     (351)


     Balance, December 31, 1993. . . . . . . . .
         Net earnings for the year. . .. . . . . . .
         Dividends declared. . . . . . . . . . . . . .
         Common stock issued for options
              exercised. . . . . . . . . . . . . . .. . . . . .
         Common stock issued for acquisitions
         Two-for-one common stock split
         Increase from translation of foreign
             financial statements. . . . . .
     61,800,328
     -
     -

     58,774
     1,339,106
     -

            -
     309
     -
     -

     -
     7
     316

              -
     279,532
     -
     -

     992
     31,124
     -

           -
     123,095
     81,650
     (3,710)

     -
     -
     (316)

           -
     $(37,489)
     -
     -

     -
     -
     -

           -
     $(1,781)
     -
     -

     -
     -
     -

     2,371


     Balance, December 31, 1994
     63,198,208
     $632
     $311,648
     $200,719
     $(37,489)
     $590



          The accompanying Notes to Consolidated Financial
           Statements are an integral part of these statements.

(1)  Summary of Significant Accounting Policies:

          Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. The accounts of certain of the Company's foreign subsidiaries are included on the basis of a fiscal year ending November 30. This procedure was adopted to allow sufficient time to include these companies in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated upon consolidation.

          Inventory Valuation - Inventories include material, labor and overhead and are stated principally at the lower of cost or market using the last-in, first-out method (LIFO).

          Property, Plant and Equipment - Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives (3 to 35 years) of the depreciable assets.

          Other Assets - Other assets include principally deferred income taxes, equity securities, noncurrent trade receivables and capitalized costs associated with obtaining financing which are being amortized over the term of the related debt. In 1994, approximately $16 million of equity securities were acquired and are classified as available-for-sale securities. Cost approximates fair market value for these securities. There were no dispositions or unrealized gains or losses in 1994.

          Post Retirement Benefits - As of January 1, 1993, the Company changed its method of accounting for post retirement benefits from recognizing expense as claims are paid to the accrual method specified by SFAS No.
     106. The Company elected to recognize this liability immediately and its adoption is not expected to significantly impact the Company's ongoing results of operations. This change is reflected net of its tax benefit as the cumulative effect of accounting change in the accompanying Consolidated Statements of Earnings.

          Fair Value of Financial Instruments - For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

          Other Expenses - Other expenses reflect the loss on the sale of a non-strategic business unit.

          Excess of Cost Over Net Assets of Acquired
     Companies - This asset is being amortized on a straight-line basis over forty years. $ 9,765,000, $9,427,000 and $8,940,000 of amortization was charged to expense for the years ended December 31, 1994, 1993, and 1992, respectively.

          Foreign Currency Translation - Exchange
     adjustments resulting from foreign currency transactions are generally recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a separate component of stockholders' equity. Net foreign currency transaction gains or losses are not material in any of the years presented.

          Statements of Cash Flows - The Company considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

          Income Taxes - The Company provides income taxes for unremitted earnings of foreign subsidiaries which are not considered permanently reinvested in that operation. As of January 1, 1993, the Company adopted the liability method of accounting for income taxes specified by SFAS No. 109. Its adoption had no impact on the results of operations and resulted in certain reclassifications to the Company's balance sheet.

          Earnings Per Share - The computation of earnings per share is based on the weighted average number of common shares and common stock equivalents outstanding during the year, and relects the stock split effective
     January 20, 1995.

          Acquisitions - In 1994, the Company acquired Delta Consolidated Industries, Hengstler GmbH, Armstrong Brothers Tool Company and several smaller entities. Aggregate consideration for these transactions was approximately $167 million, consisting of $136 million in cash and $31 million in common stock. The fair value of the assets acquired was approximately $240 million and approximately $73 million of liabilities were assumed in these acquisitions. The transactions have been accounted for as purchases. These acquisitions had no significant impact on 1994 results of operations as the larger acquisitions were not completed until the fourth quarter. These entities have combined annual sales levels of approximately $220 million. The purchase price allocations have been completed on a preliminary basis, subject to adjustment should new or additional facts about the business become known.

          In 1993, the Company acquired certain businesses for its process/environmental controls segment. Annual sales levels of the acquired businesses are approximately $65 million. The transactions have been accounted for as purchases.

     (2)  Inventory:

          The major classes of inventory are summarized as follows (000's omitted):






     December 31, 1994
     December 31, 1993


     Finished goods. . . . . . . . . . .
     $71,293
     $59,916


     Work in process. . . . . . . . . .
     33,668
     19,900


     Raw material . . . . . . . . . . . .
     37,429
     27,753



     $142,390
     $107,569


     If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $12,679,000 and $11,448,000 higher at December 31, 1994 and 1993, respectively.

     (3)  Property, Plant and Equipment:

          The major classes of property, plant and equipment are summarized as follows (000's omitted):





     December 31, 1994
     December 31, 1993


     Land and improvements . . ..
     $    9,684
     $    7,268


     Buildings . . . . . .. . . . . . . .  .
     84,424
     72,772


     Machinery and equipment. .
     327,564
     278,260



     421,672
      358,300


     Less accumulated
     depreciation..
     (148,596)
     (122,634)


     Property, plant and
     equipment..
     $273,076
     $235,666

     (4)  Financing:

          Financing consists of the following (000's omitted):






     December 31, 1994
     December 31, 1993


     Notes payable, due 2003. . .
     $130,000
     $130,000


     Bank credit facility. . . . . . . .
     -
     -


     Other . . . . . . . . . . . . . . . . . .
     55,286
         3,585



     185,286
     133,585


     Less-currently payable. . . . .
         68,771
        2,235



     $116,515
     $131,350


          The Notes had an original average life of approximately 6.5 years and an average interest cost of 7.2%. Principal amortization begins in December 1995 and continues through April 2003. The estimated fair value of the $130 million of Notes is $123 million as of December 31, 1994.

          Other includes principally short-term borrowings under uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value.

          The Company's bank credit facility provides for revolving credit through August 1, 1997, of up to $200 million. The Company has complied with covenants relating to maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends applicable to the notes and the revolving credit facility. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .35%. The weighted average interest rate for variable rate debt was 5.1%, 3.8% and 4.7% for each of the three years ended December 31, 1994. Weighted average borrowings under the bank facilities were $2,986,000, $48,886,000, and $191,000,000 for the years ended December 31, 1994, 1993 and 1992. Maximum amounts outstanding for these years were $33,525,000, $79,000,000 and $210,000,000 respectively. The Company is charged a fee of .1% per annum on the unused portion of the facility. Commitment fees of $258,000, $521,000 and $444,000 were incurred in 1994, 1993 and 1992.

          The minimum principal payments, during the next five years are as follows: 1995 - $68,771,000; 1996 -
     $15,135,000; 1997 - $15,135,000; 1998 - $15,135,000;
     1999 - $15,135,000 and $55,975,000 thereafter.

     (5)  Accrued Expenses and Other Liabilities:

          Selected accrued expenses and other liabilities include the following (000's omitted):








     December 31, 1994
     December 31, 1993


     Employee compensation . . . . . . . . .
     $42,481
     $32,315


     Insurance including self insurance . .
     41,797
     33,270


     Post retirement benefits. . . . . . . . . .
     60,897
     58,186


          Approximately $18 million of accrued expenses and other liabilities were guaranteed by bank letters of credit.

     (6)  Pension and Employee Benefit Plans:

          The Company has noncontributory defined benefit pension plans which cover certain of its domestic hourly employees. It is the Company's policy to fund, at a minimum, amounts required by the Internal Revenue
     Service. Net periodic pension cost included the following components:





     PENSION EXPENSE




                        (000's omitted)





              1994
            1993
            1992


              Service cost-benefits earned during the period. . . . . .
     $1,209
          $   1,079
         $      823


              Interest cost on projected benefit obligation. . . . . . .  .
     5,633
           5,947
           5,639


              Actual (return) loss on plan assets . . . . . . . . . . . . . .
     690
            (9,079)
          (4,287)


              Net amortization and deferrals. . . . . . . . . . . . . . . . .
     (7,119)
          2,901
           (1,450)


              Net periodic pension cost. . . . . . . . . . . . . . . . . . . . .
     $   413
          $      848
        $       725

The following sets forth the funded status of the
      plans as of the most recent actuarial valuations (000's
                             omitted):





                                      1994
                                      1993





Assets Exceed
Accumulated
Benefits
Accumulated
Benefits
Exceed Assets
Assets Exceed
Accumulated
Benefits
Accumulated
Benefits
Exceed Assets


Actuarial present value of benefit obligations:
     Vested benefit obligation. . . . . . . . . . . . . . . . . . .
     Accumulated benefit obligation. . . . . . . . . . . . . .

$(15,459)
(15,696)

$(56,480)
(56,966)

$(26,469)
(26,982)

$(55,798)
(56,195)


Projected benefit obligation. . . . . .  . . . . . . . . . .  . . .
$(15,696)
$(56,966)
$(26,982)
$(56,195)


Fair value of plan assets (consisting of stocks, bonds
and temporary cash investments). . . . . . . . . . . . . . . .

16,781

53,776

30,455

46,626


Projected benefit obligation (in excess of) or less than
     plan assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

1,085

(3,190)

3,473

(9,569)


Unrecognized net loss. . . . . . . . . . . . . . . . . . . . .
800
1,243
1,305
1,155


Unrecognized prior service cost. . . . . . . . .  . . . . . . . .
640
1,019
151
1,737


Unrecognized net asset . . . . . . . . . . . . . . . . . . .. .
(975)
(1,218)
(1,509)
(1,014)


Pension (liability) prepaid recognized in the balance
      sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

$1,550

$(2,146)

$  3,420

$(7,691)


          The expected long-term rate of return on plan assets was 10%. The discount rates used in determining pension cost and benefit obligations was 7.25% at January 1, 1994 and 8.5% at December 31, 1994.

          Substantially all employees not covered by defined benefit plans are covered by defined contribution plans which generally provide funding based on a percentage of compensation.

          Pension expense for all plans amounted to $9,430,000, $8,898,000 and $8,161,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

          In addition to providing pension benefits, the Company provides certain healthcare and life insurance benefits for some of its retired employees. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company. The cost of retiree healthcare and life insurance benefits was recognized as expense when claims were paid through 1992. The cost of these benefits was $3,731,000 for the year ended December 31, 1992.

          As of January 1, 1993, the Company began providing for post retirement benefits under the accrual method.
     Post retirement benefits cost included the following components (000's omitted):




     1994
     1993


     Service cost . . . . . . . . . . . . . . . . . . . . . . .
     $   256
     $    222


     Interest cost  . . . . .  . . . . .  . . . . . . . . . . .
     3,995
     4,566


     Net amortization and deferrals. . . . . . . . .
         -
          -



     $4,251
     $4,788



          The following sets forth the program's funded status (000's omitted):





     December 31, 1994
     December 31, 1993


     Accumulated Post Retirement
          Benefit Obligation (APBO);
            Retirees. . .  . . . . .  . . . . .  . . . . . . ..
            Fully eligible active participants. . .  .
          Other active participants. . . . . . . . . . .


     $40,419
     6,733
         4,205


     $51,402
     7,771
         4,231


               Total APBO
     51,357
     63,404


     Net Gains (Losses)
         9,540
     (5,218)


     Plan assets
            -
          -


          Accrued Liability
     $60,897
     $58,186


          A 12% annual rate of increase in per capita costs of covered healthcare benefits was assumed for 1994, decreasing to 6% by 2002. A 1% increase in the assumed cost trend assumption would increase the APBO by $4.3 million and would have increased 1994 costs by approximately $400,000. A discount rate of 7.25% was used as of January 1, 1994. A discount rate of 8.5% was used to determine the APBO as of December 31, 1994.

     (7)  Stock Transactions:

          In 1987, the Company adopted a non-qualified stock option plan for which it is authorized to grant options to purchase up to 3,600,000 shares. Under the plan, options are granted at not less than 85% of existing market prices and expire ten years from the date of grant. An option to acquire 1,000,000 shares was granted to a senior executive outside of the plan in 1990.

          The common stock of the Company was split two-for-one to holders of record as of December 16, 1994. All common stock and per share amounts have been restated to reflect the stock split for all periods presented.

          Changes in stock options were as follows:





                       Number of Shares
                         Under Option


                                Outstanding at January 1, 1992
     2,168,176


     Granted (average $10.06 per share)
     460,800


     Exercised (average $5.28 per share)
     (285,956)


     Cancelled
     (177,844)


     Outstanding at December 31, 1992
     2,165,176


     Granted (average $16.40 per share)
     1,072,200


     Exercised (average $7.23 per share)
     (100,312)


     Cancelled
     (91,688)


     Outstanding at December 31, 1993
     3,045,376


     Granted (average $23.06 per share)
     456,100


     Exercised (average $8.38 per share)
     (58,774)


     Cancelled
     (41,600)


     Outstanding at December 31, 1994
     3,401,102


          As of December 31, 1994, options covering
     1,583,802 shares are exercisable at $3.81 to $18.25 per share.

     (8)  Leases and Commitments:

          The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $15,480,000 in 1995, $12,267,000 in 1996, $9,857,000 in
     1997, $8,261,000 in 1998, and $6,023,000 in 1999.
     Total rent expense charged to income for all operating leases was $10,806,000, $11,842,000, and $14,920,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

     (9)  Litigation and Contingencies:

          A former subsidiary of the Company is engaged in litigation in six states with respect to product liability. The Company sold the subsidiary in 1987. Under the terms of the sale agreement, the Company agreed to indemnify the buyer of the subsidiary for product liability related to tools manufactured by the subsidiary prior to June 4, 1987. The cases involve approximately 3,000 plaintiffs, in state and federal courts in six states. All other major U.S. air tool manufacturers are also defendants. The gravamen of these complaints is that the defendants' air tools, when used in different types of manufacturing environments over extended periods of time, were defective in design and caused various physical injuries. The plaintiffs seek compensatory and punitive damages. The cases are in preliminary stages of discovery and pleading and the Company intends to defend its position vigorously. The Company's maximum indemnification obligation under the contract is approximately $85,000,000. The Company believes it has insurance coverage for all or a substantial part of the damages, if any. The outcome of this litigation is not currently predictable.

          In addition to the litigation noted above, the Company is from time to time subject to routine litigation incidental to its business. These lawsuits primarily involve claims for damages arising out of the use of the Company's products, some of which include claims for punitive as well as compensatory damages. The Company is also involved in proceedings with respect to environmental matters including sites where the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company believes that the results of the above noted litigation and other pending legal proceedings will not have a materially adverse effect on the Company's financial condition.

          A subsidiary of the Company has sold, with limited recourse, certain of its accounts and notes receivable. A provision for estimated losses as a result of the limited recourse has been included in accrued expenses. No gain or loss arose from these transactions.

     (10) Income Taxes:

          The provision for income taxes for the years ended
     December 31 consists of the following (000's omitted):






1994
1993
1992


Federal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
$45,563
$31,640
$21,025


State and local.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
6,100
4,200
2,100


Foreign. . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
3,210
1,500
1,975



$54,873
$37,340
$25,100



          Income tax expense currently payable was $70,865,000, $46,140,000 and $26,800,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

          Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets (the valuation allowances relate to foreign jurisdictions where operating loss carryforwards exist and for capital loss carryforwards) consist of the following (000's omitted):

     1994
     1993


     Bad debt allowance . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     $  4,100
     $     2,900


     Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1,700
     600


     Property, plant and equipment . . . . . . . . . . . . . . . . . . . .
     (20,900)
     (23,500)


     Post retirement benefits. . . . . . . . . . . . . . . . . . . . . . . .. .
     21,300
     20,400


     Other accruals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     46,700
     36,500


     All other accounts . . . . . . . . . . . . . . . . . . . . . . . . . . .
     1,500
     1,900


     Operating loss carryforwards . . . . . . . .  . . . . . . . . . . .
     800
     1,000


     Capital loss carryforwards. . . . . . . . . . . . . . . . . . . . . .
     1,300
     7,000


     Gross deferred tax asset. . . . . . . .. . . . . . . . . . . . . . . .
     56,500
     46,800


     Valuation allowances. .. . . . . . . . . . . . . . . . . . . . . .  .  .
     (2,100)
     (8,000)


     Net deferred tax asset . . . . . . . . . . . . . . . . . . . . . . . .
     $54,400
     $  38,800



          The effective income tax rate for the years ended
     December 31 varies from the statutory Federal income tax rate as follows:




                Percentage of Pre-Tax Earnings






     1994
     1993
     1992


     Statutory Federal income tax rate. . . . . . . . . . . . . . . . . . . .
     35.0
     %
     35.0
     %
     34.0
     %


     Increase (decrease) in tax rate resulting from:
          Permanent differences in amortization of certain assets
     for  tax  and financial reporting purposes. . . . . .  . . . . . . . .


     2.8


     3.7


     5.6


     State income taxes (net of Federal income tax benefit). . . . .
     2.9
     3.0
     2.4


     Business disposition. . . . . . . . . . . . . . . . . . . . . . . . .
     -
     -
     1.9


     Taxes on foreign earnings. .  . . . . . . . . . . . . . . . . . . .
     (0.5)
     (0.7)
     0.4


     Effective income tax rate. . .. . . . . . . . . . . . . . . . . . . .
     40.2
     %
     41.0
     %
     44.3
     %



     (11) Segment Data:

          As of December 31, 1994 the Company operated within three major business segments: Tools, Process/Environmental Controls and Transportation. The
     Tools segment has a customer which accounted for approximately 17%, 18% and 18% of sales in 1994, 1993 and 1992, respectively.

     Operating profit represents total revenues less operating expenses, excluding interest and taxes on income. The identifiable assets by segment are those used in each segment's operations. Intersegment receivables are eliminated to arrive at consolidated totals.

          The detail segment data is presented in the following table (000's omitted):


     Operations in Different Industries -




                    Year Ended December 31,





     1994
     1993
     1992


     Total Revenues:
          Tools
          Process/Environmental Controls
          Transportation
          Other

     $   581,610
     303,984
     403,090
            -
     $1,288,684

     $   502,130
     244,400
     327,110
           1,889
     $1,075,529

     $462,207
     209,718
     282,175
         1,418
     $955,518


     Operating Profit:
          Tools
          Process/Environmental Controls
          Transportation
          Other

     $     58,867
     56,632
     44,005
     (13,668)
     $   145,836

     $     47,552
     42,781
     23,267
       (12,166)
     $   101,434

     $  33,696
     32,189
     15,667
     (13,987)
     $  67,565


     Identifiable Assets:
          Tools
          Process/Environmental Controls
          Transportation
          Other

     $   533,487
     340,952
     237,499
         23,003
     $1,134,941

     $    394,969
     240,712
     236,072
            719
     $    872,472

     $ 371,938
     181,605
     215,248
          1,024
     $ 769,815


     Depreciation and Amortization:
          Tools
          Process/Environmental Controls
          Transportation
          Other

     $       20,664
     10,334
     13,556
          -
     $       44,554

     $      19,409
     8,835
     12,640
           -
     $      40,884

     $   18,762
     6,358
     11,565
           420
     $   37,105


     Capital Expenditures:
          Tools
          Process/Environmental Controls
          Transportation

     $       27,366
     8,348
     18,829

     $      19,891
     5,242
      15,202

     $   20,828
     6,079
        7,017



     $       54,543
     $      40,335
     $   33,924

     Operations in Geographical Areas -



                    Year Ended December 31,





     1994
     1993
     1992


     Total Revenues:
          United States. . . .  . . . . .  . . . . . . . . . . . . . . .
          Europe . . . . . . . .  . . . . . . . . . . . . . . . . . . . .
          Other. . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . .

     $1,179,408
     77,126
           32,150
     $1,288,684

     $   992,163
     52,195
           31,171
     $1,075,529

     $856,646
     68,786
         30,086
     $955,518


     Operating Profit:
          United States. . . . . . . . . . . . . . . . . . . . . . . .  .
          Europe . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     $   136,998
     7,179
             1,659
     $   145,836

     $     95,583
     3,568
             2,283
     $   101,434

     $  64,389
     2,502
              674
     $  67,565


     Identifiable Assets:
          United States. . .  . . . . . . . . . . . . . . . . . . . . . . .
          Europe . . . . . . .  . . . . . . . . . . . . . . . . . . . . . .
          Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     $1,059,121
     62,833
           12,987
     $1,134,941

     $   806,599
     51,246
            14,627
     $   872,472

     $696,054
     61,499
         12,262
     $769,815


     Export sales were approximately $91 million, $75 million and $60 million for the years ended December
     31, 1994, 1993 and 1992.

     (12) Quarterly Data-Unaudited (000's omitted except per share data)




     1994





     1st Quarter
     2nd Quarter
     3rd Quarter
     4th Quarter


     Net revenues. . . .  . . . . . . . . . . .  . . . . . . . . . .
     $289,153
     $318,082
     $326,386
     $355,063


     Gross profit. . . . . . . . . . . . . . . . . . . . . . . . . . .
     75,699
     87,617
     94,375
     96,661


     Operating profit. . . . . . . .  . . . . .  . . . . . . . . . .
     27,056
     35,032
     40,777
     42,971


     Net earnings. . . . . . . . . . . . . . . .  . . . . . . . . . .
     14,528
     19,266
     23,098
     24,758


     Earnings per share. . . . . . . . . . . .. . . . . . . . . .
     $        .25
     $        .33
     $        .40
     $        .42

     1993





                     1st Quarter
                2nd Quarter
                3rd Quarter
                4th Quarter


                     Net revenues. . . .  . . . . . . . . . . . . . . . .
     $     248,384
              $    258,902
               $    281,017
               $     287,226


                     Gross profit. . . . . . . . . . . . . . . . . . . . .
     63,899
                  68,795
                  74,222
                  74,754


                     Operating profit. . . . . . . .  . . . . .  . . . . .
     19,909
                  24,903
                  27,653
                  28,969


                     Earnings before accounting change. . . . . . . . . .
     10,085
                  12,795
                  14,468
                  16,401


                     Cumulative effect of accounting change. . . . . ..
     (36,000)
                 -
                 -
                 -


                     Net earnings. . . . . . . . . . . . . . . . . . . . . .
     (25,915)
                 12,795
                  14,468
                  16,401


                     Per Share:
                     Before Accounting change. . . . . . . . . . . .  .
          Cumulative effect of accounting change. .

                     $             .17
            (.62)

                     $            .22
             -

                     $            .25
             -

                     $             .28
             -


                     Net earnings. . . . . . . . . . . . . . . . . . . . .
     $           (.45)
             $            .22
             $            .25
             $             .28

              Danaher Corporation and Subsidiaries

     Operating Executives
     Danaher Controls
     James W. Appelgren
     President

                             Fayet                te Tubular
      Prod                ucts, Inc.
     Georg                  e Mach
     Presi                   dent

                             A.L.                Hyde Company
     Richa             rd L. Garthwaite
     Presi                   dent

                             Iseli                  Company
     Oege                   Luiting
     Presi                   dent

                             Jacob             s Vehicle Equip-
     ment                   Company
     Grego              ry T.H. Davies
     Presi                   dent

                             Jacob               s Chuck Manu-
      fact               uring Company
     Denni              s D. Claramunt
     Presi                   dent

                             Matco                   Tools
     Corpo                 ration /
     Henne              ssy Industries,
     Inc.
     Patri              ck W. Allender
     Actin                g President

                             Partl              ow Corporation/
      Ande              rson Instrument
      Comp                    any
     Lawre               nce C. Curtis
     Presi                   dent

                             Quali             trol Corporation
     Alex                  A. Joseph
     Presi                   dent

                             Delta                Consolidated
     Indus                   tries
     Marku                s Isenrich
     Presi                   dent




                             Hengs              tler Industries
     Udo S                   tingl
     Presi                   dent

                             Veede              r-Root Company
     H. La             wrence Culp, Jr.
     Presi                   dent

                             Danah               er Tool Group
     Profe               ssional Tools
     Divis                    ion
     Frank                 A. Feraco
     Presi                   dent

                             Danah               er Tool Group
     Speci                al Markets
     Divis                    ion
     Thoma                s Sulentic
     Presi                   dent

                             Gulto                 n-Graphic
     Instr                  uments
     Willi                am Brewster
     Presi                   dent

                             West                Instruments,
     Ltd.
     Phili               p R. Sheridan
     Manag               ing Director

                             Offic              ers and Senior
      Exec                  utives

                             Georg               e M. Sherman
     Presi              dent and Chief
     Execu               tive Officer

                             Patri              ck W. Allender
     Senio             r Vice President
     Chief                 Financial
     Offic             er and Secretary

                             C. Sc                ott Brannan
     Vice                 President -
     Admin               istration and
     Contr                   oller

                             Denni              s D. Claramunt
     Vice                Presient and
     Group                 Executive

                             James                 H. Ditkoff
     Vice                 President -
     Finan                 ce & Tax

                             John                  P. Watson
     Vice                President and
     Group                 Executive


                             Direc                   tors

                             Morti               mer M. Caplin
     Partn                    er
     Capli               n & Drysdale

                             Donal               d J. Ehrlich
     Presi                   dent
     Wabas             h National Corp.

                             Walte              r G. Lohr, Jr.
     Partn                    er
     Hogan                 & Hartson

                             Mitch               ell P. Rales
     Partn                    er
     Equit             y Group Holdings
     Chair             man of the Exec-
     utive                 Committee
     Danah              er Corporation

                             Steve                n M. Rales
     Partn                    er
     Equit             y Group Holdings
     Chair             man of the Board
     Danah              er Corporation

                             Georg               e M. Sherman
     Presi              dent and Chief
     Execu               tive Officer
     Danah              er Corporation

                             A. Em             met Stephenson,
     Jr.
                           Presi                   dent
     Steph                 enson and
     Compa                    ny

                             Auditors
                         Arthur And                   ersen LLP
Washington                    , D.C.

                             Shareholde                rs' Information
Shareholde         r requests for information or
assistance           , please write or call our
corporate                     office.
Danaher Co                   rporation
c/o Invest                  or Relations
1250 24th              Street, N.W. Suite 800
Washington                 , D.C.  20037
(202) 828-                      0850

                             Stock List                      ing

                             Symbol: DH                       R
New York a           nd Pacific Stock Exchanges

                             Transfer A                      gent

                             Mellon Sec             urities Trust Company
Pittsburgh                 , Pennsylvania

                             Form 10-K

                             A copy of          the Annual Report to the Secu-
rities and           Exchange Commission on Form
10-K may b           e obtained by writing to
Danaher Co                   rporation



                             MARKET PRI              CES OF COMMON STOCK





                             1994
                           1993






                             High
                           Low
                           High
                           Low


                             First Quarter . . . . . . . . .. . . . . . . . . .
20   1/4
                         18
14 11/16
                         12 1/16


                             Second Quarter  . . . . . . . .  . . . . . . . . .
21   7/8
                         18   5/16
16    5/8
13  3/8


                             Third Quarter. .  . . . . . . . . . . . . . . .
23   1/2
                         20 15/16
                         18    3/8
14 7/8


                             Fourth Quarter. . . . . . . . . . . . . . . . .
26 9/16
                         21    5/8
19   5/8
                         16 1/8


        High and low per share data are as quoted on the New
     York Stock Exchange, adjusted for the stock split.