Form 10-K, Exhibit 13
period 1995-12-31
DANAHER CORP /DE/
filed 1996-03-21
CIK 313616

DANAHER CORPORATION
                                          1995 ANNUAL REPORT
SELECTED FINANCIAL DATA

            (000's omitted except per share data)











            1995
                 1994
            1993
            1992
            1991


            Net revenues
            $1,486,76
            9
            $1,113,973
            $937,633
            $845,68
            4
            $734,42
            4


            Operating profit
            180,257
            124,427
            87,058
            58,899
            36,950


            Earnings from continuing
               operations

            105,766

            72,319

            48,030

            30,443

            16,719


                Per share
            1.77
            1.24
            .83
            .53
            .29


            Discontinued operations
            2,550
            9,331
            5,719
            1,158
            (3,398)


                 Per share
            .04
            .16
            .10
            .02
            (.06)


            Earnings before
            cumulative effect
                of accounting change

            108,316

            81,650

            53,749

            31,601

            13,321


                Per share
            1.81
            1.40
            .93
            .55
            .23


            Cumulative effect of
            accounting
                change*

            --

            --

            (36,000)

            --

             --


                Per share*
            --
            --
            (.62)
            --
            --


            Net earnings
            108,316
            81,650
            17,749
            31,601
            13,321


            Earnings per common share
            1.81
            1.40
            .31
            .55
             .23


            Dividends declared
            4,672
            3,710
            3,412
                --

             --


            Dividends per share
            .08
            .065
            .06
            --
                  -
            -















            *    Adoption of accrual method specified by SFAS No.
       106 for
                        post retirement benefits.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
       AND
            R               ESULTS OF OPERATIONS
                                       Results of Operations

                 Danaher Corporation (the "Company") operates a variety of
            businesses through its wholly-owned subsidiaries. These businesses are conducted in two business segments:
       Tools and
            Components and Process/Environmental Controls. In Tools and
            Components, the Company is the principal manufacturer of Sears,
            Roebuck and Co.'s Craftsman line, National Automotive
       Parts
            Association line, K-D automotive line, and the Matco, Armstrong and Allen lines of mechanics' hand tools. The Company also manufactures Allen wrenches, Jacobs drill chucks and diesel engine retarders, and Coats and Ammco wheel service equipment.
       In its
            Process/Environmental Controls segment, the Company is a leading producer of leak detection sensors for underground fuel storage tanks and motion, temperature, pressure, level, flow and power reliability and quality control devices.

                 Presented below is a summary of revenues broken down by
            business segment (000's omitted).



            1995
            1994
            1993

                                $           %          $
            %             $             %



            Tools and
            Components
            1,005,005
            67.6%
            $809,989
            72.7%
            $691,344
            73.7%


            Process/Environme
            ntal   Controls

            481,764

            32.4

            303,984

            27.3

            244,400

            26.1


            Other
                    -

                 -

                  -

                 -

                1,889
               0.2





            $1,486,769


            100.0%
            $1,113,97
            3
            100.0%
            $937,633
            100.0%

            Tools and Components

                 The Tools and Components segment is comprised of the Danaher
            Hand Tool Group (including Special Markets and
       Professional Tools
            divisions), Matco Tools, Jacobs Chuck Manufacturing
       Company,
            Iseli Company, Delta Consolidated Industries, Jacobs
       Vehicle
            Equipment Company, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing
       Company
            ("JMC"), which was acquired in September, 1995. This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

            1995 COMPARED TO 1994

                 Revenues in 1995 were 24% higher than 1994.
       Acquisitions
            accounted for 17%, while price increases provided 1% and higher shipment volumes provided 6%. Demand for drill chucks and diesel engine retarders was particularly strong  in 1995.
       Operating
            profit growth exceeded the sales improvement at 39%, reflecting continued process improvements in the manufacturing operations.
            The acquired operations of Delta, which were only reflected for one month in 1994 operations, and the hardware and electrical apparatus lines of JMC provided lesser profit margins than the existing business units, partially offsetting the performance improvements.

            1994 COMPARED TO 1993

                 Revenues in this segment increased 17% from 1993.
       Of this
            increase, acquisitions accounted for 1%, and higher unit volumes of shipments accounted for 16%, as average pricing was relatively unchanged. Sales levels were benefited by particularly strong demand for consumer mechanics hand tools and drill chucks.
            Operating  margins increased to 10% from 8% in 1993.
       This
            reflects principally the impact of continued manufacturing process improvements, particularly within the hand tool manufacturing plants, and the effect of increased volume.

            Process/Environmental Controls

                 The Process/Environmental Controls segment is comprised of the Veeder-Root Company, Danaher Controls,
       Partlow/Anderson
            Instrument, Gulton Industries-Graphic Instruments, West Instruments, Ltd., Qualitrol Corporation, A.L. Hyde
       Company,
            Hengstler, and the controls product line business units of Joslyn
            Corporation, which was acquired in September, 1995.
       These
            companies produce and sell underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, communication line products, power
            protection products, liquid flow measuring devices and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.

            1995 COMPARED TO 1994

                 Revenues in 1995 were 58% higher than in 1994 in this
            segment. Business acquisitions in the segment contributed 52% of the increase. Of the remaining increase, higher unit volumes contributed 5% and increased average pricing provided
       1%.  Demand
            for underground storage tank monitoring equipment remained strong.
            Operating margins decreased from 18.6% to 16.8%, entirely due to the impact of the Hengstler and Joslyn acquisitions.
       Base
            business showed a modest increase in operating margin.
       The
            Hengstler acquisition has significantly increased market position in Europe for the counter and encoder product lines.

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

            Discontinued Operations

                 In December, 1995, the Company signed an agreement to sell its Fayette Tubular Products subsidiary. As the Company no longer operates in the Transportation business segment, Fayette's operation is shown as a discontinued operation.
       Fayette's sales
            decreased 11% in 1995 due to lower North American automobile and light truck production levels.  Profitability decreased
       73% due
            mainly to lower volume levels and unprofitable operations of a newly formed European subsidiary. In 1994, sales increased 27%
            and profit increased 63% due to strong demand from the automobile manufacturers. The Fayette disposition was completed in January,
            1996, and a gain of approximately $80 million will be recognized in the first quarter of 1996.


            Gross Profit

                 Gross profit, as a percentage of sales, in 1995 was 30.1%, a
            1.2 percentage point increase compared to the 28.9% achieved in
            1994. Productivity improvements, combined with increased fixed cost leverage, resulted in margin improvement. A shift in product mix associated with the acquisitions also increased the gross profit margin.

                 Gross profit margin in 1994 was 28.9%, a 1.3 percentage
            point improvement compared to 1993. Productivity improvements were achieved in all business segments and increased volume improved fixed cost leverage. A shift in mix to the higher margin products of the Process/Environmental Controls business segment also contributed to the improvement.


            Operating Expenses

                 Selling, general and administrative expenses for 1995 as a percentage of sales were approximately 0.2 percentage points higher than the 1994 level. This reflects higher cost ratios in the businesses acquired.

                 In 1994, selling, general and administrative
       expenses were
            17.7% of sales, a decrease of .6 percentage points from
       1993
            levels. Total expenses increased 15%, substantially less than the
            19% increase in total revenues. This reflects continued streamlining and cost reduction action as well as the fixed nature
            of certain costs.


            Interest Costs and Financing Transactions

                 On December 15, 1992, the Company received the proceeds from a $100 million privately placed debt financing. The notes have a final maturity on December 15, 1999, an average life of approximately 5.5 years, and an average interest cost of
       7.3%.  In
            April 1993, the Company received an additional $30 million from a private placement which matures in April 2003 and has an interest cost of 6.99% per annum. These proceeds were used to reduce borrowing under the revolving credit facility.

                 The Company's revolving credit facility provides for senior financing of $250 million for general corporate purposes. The interest rates for borrowing under the facility float with base rates.

                 The Company's financing requirements in these years were
            satisfied by the financing discussed above and through borrowings under uncommitted lines. Interest expense in 1995 was 125% higher than in 1994, due to higher average borrowing levels caused primarily by the acquisitions made in the fourth quarter of 1994 and the third quarter of 1995.  Interest expense in 1994
       was 40%
            less than in 1993, due to lower average borrowing levels.



            Income Taxes

                 The effective tax rate decreased 1.4 percentage
       points in
            1995 to 38.9% of pre-tax income and 0.9 percentage
       points in 1994
            to 40.3% of pre-tax income.  The decrease in 1995 is
       principally
            due to a lower effective rate on certain foreign
       earnings and the
            utilization of tax carryforwards in foreign
       jurisdictions which
            were not previously recognized in earlier years.  The
       1994
            decrease relates principally to the lesser impact of nondeductible goodwill amortization given higher pre-tax income.

                 As of January 1, 1993, the Company adopted the liability
            method of accounting for income taxes specified by SFAS
       No. 109.
            Its adoption had no impact on the results of operations and resulted in certain reclassifications to the Company's balance sheet. The one percent increase in the Corporate tax rate enacted in 1993 did not materially impact deferred tax balances reflected on the Company's balance sheet.

             Inflation

                 The effect of inflation on the Company's operations has been minimal in 1995, 1994, and 1993.

            Liquidity and Capital Resources

                 In September, 1995, the Company acquired Joslyn
       Corporation
            for approximately $245 million in cash consideration.
       See Note 2
            to Consolidated Financial Statements for a further discussion of the impact of the Joslyn acquisition. In December, 1995, the
            Company entered into an agreement to sell its Fayette
       Tubular
            Products subsidiary for $155 million in cash consideration. The transaction closed in January, 1996, and the proceeds were used to reduce short-term borrowings.

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

                 As discussed previously, $115 million of the Company's debt is fixed at an average interest cost of 7.3%.
       Substantially all
            remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 1995, the Company has unutilized commitments under its revolving credit facility of
            $250 million.

                 Cash flow has been strong in all periods from 1993
       through
            1995.  Operations generated  $174 million, $140 million,
       and $129
            million in cash in 1995, 1994, and 1993, respectively.
       The
            principal use of funds has been capital expenditures of
       $59
            million, $35 million, and $33 million in 1995, 1994 and 1993, respectively and cash paid for acquisitions of $231
       million, $136
            million, and $54 million in 1995, 1994, and 1993, respectively.
            The net result of the above, combined with working capital changes was an increase in debt of $98 million and $52 million in 1995 and
            1994 and a reduction in debt of $35 million in 1993.

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




            To the Shareholders and Board of
            Directors of Danaher Corporation:


                 We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and
       Subsidiaries
            as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995.
            These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

                 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and Subsidiaries as of December
       31, 1995
            and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December
       31, 1995,
            in conformity with generally accepted accounting principles.

                 As explained in Notes 1 and 7 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for income taxes and post retirement benefits other than pensions.












            Washington, D.C.
            January 26, 1996




            DANAHER CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF EARNINGS
            (in thousands of dollars, except per share data)




            Year Ended December 31,






            1995
            1994
            1993


            Net revenues.. . . .  . . . . . . . .
            . . . . . . . . . . . . . . . . .
            $1,486,769
            $1,113,973
            $937,633








            Cost of sales. . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . .
            1,039,622
            791,874
            678,577


            Selling, general and administrative
            expenses. . . . .

            266,890

            197,672

            171,998


                 Total operating expenses. . . .
            . . . . . . . . . . . . . .
            1,306,512
            989,546
            850,575








            Operating profit. . . . . . . . . . .
            . . . . . . . . . . . . . . . . .
            180,257
            124,427
            87,058


            Interest expense. . . . . . . . . . .
            . . . . . . . . . . . . . . . . .
                7,198
            3,201
            5,361


            Earnings from continuing operations
            before income taxes and cumulative
            effect of       accounting change. .
            . . . . . . . . . . . . . . . . . . .
            . . . . .


            173,059


            121,226


            81,697


            Income taxes. . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . .
                 67,293
            48,907
            33,667


            Earnings from continuing operations
            before       cumulative effect of
            accounting change. . . . . . . . .

            105,766

            72,319

            48,030


            Earnings from discontinued
            operations, net
                 of income taxes of $1,630,
            $5,966 and $3,673

                2,550

               9,331

               5,719


            Earnings before cumulative effect of
            accounting
                 change . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . .

            108,316

            81,650

            53,749


            Cumulative effect of accounting
            change, net of tax
                 benefit of $20,000 . . . . . . .
            . . . . . . . . . . . . . . . .

                  -


                   -


            (36,000)


            Net earnings. . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . .
               $108,316
            $81,650
            $17,749


            Per share:
                 Continuing operations
                 Discontinued operations
                 Before accounting change
                 Cumulative effect of accounting
            change
                 Net earnings

            $1.77
                 .04
                 1.81
                 -
              $1.81

            $1.24
                  .16
                 1.40
                -
            $ 1.40

            $   .83
                  .10

                  .93

                (.62)
            $   .31


            Average common stock and common
            equivalent
                 shares outstanding. . . . . . .
            . . . . . . . . . . . . . . .

              59,862,673


            58,326,572

            57,793,67
            2


            The accompanying  Notes to Consolidated Financial
       Statements are
                              an integral part of these statements.
DANAHER CORPORATION AND SUBSIDIARIES
            CONSOLIDATED BALANCE SHEETS
            (in thousands of dollars)



            As of December 31,




            ASSETS
            1995
            1994


            Current assets:
            Cash and equivalents. . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . .

            $7,938

            $3,599


            Trade accounts receivable, less allowance for
            doubtful
                 accounts of $13,431 and $9,771 . . . . . .
            . . . . . . . . . . . .

            224,652

            168,159


            Inventories. . . . . . . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . . . .
            201,890
            134,941


            Prepaid expenses and other. . . . . . . . . . .
            . . . . . . . . . . . . . . . . .
                 31,990
            50,671


                 Total current assets . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . .
            466,470
            357,370


            Property, plant and equipment, net. . . . . . .
            . . . . .  . . . . . . . . .
            291,937
            244,167


            Other assets . . . . . . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . . . .
            119,444
            72,609


            Excess of cost over net assets of acquired
            companies, less      amortization of  $72,125
            and $57,643 . . . . . . . . . . . . . . . . . .
            .

                608,140

            431,499



             $1,485,991
            $1,105,645


            LIABILITIES AND STOCKHOLDERS' EQUITY




            Current liabilities:




            Notes payable and current portion of debt . . .
            . . . . . . . . . . . .
            $14,970
            $68,771


            Trade accounts payable. . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . .
            92,290
            78,109


            Accrued expenses. . . . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . .
               296,878
            228,507


                 Total current liabilities. . . . . . . . .
            . . . . . . . . . . . . . . . . . . . .
            404,138
            375,387


            Other liabilities. . . . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . . .
            226,925
            137,643


            Long-term debt . . . . . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . .
            268,617
            116,515


            Stockholders' equity:
                 Common stock, one cent par value;
            125,000,000 shares
                  authorized; 63,406,214 and 63,198,208
            issued; 58,503,008         and 58,295,002
            outstanding. . . . . . . . . . . . . . . . . . .
            . . . . . .



            634



            632


            Additional paid-in capital. . . . . . . . . . .
            . . . . . . . . . . . . . . . . . .
            315,205
            311,648


            Cumulative foreign translation adjustment. . . .
            . . . . . . . . . . . .
            3,598
            590


            Retained earnings. . . . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . .
            304,363
            200,719


            Treasury stock, at cost; 4,903,206 shares. . . .
            . . . .  . . . . . . . .

            (37,489)
            (37,489)


                 Total stockholders' equity. . . . . . . . .
            . . . . . . . . .  . . . . . . . .
                586,311
            476,100



            $1,485,991
            $1,105,645


            The accompanying Notes to Consolidated Financial
       Statements are an
                             integral part of these balance sheets.
DANAHER CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CASH FLOWS
            (in thousands of dollars)




            Year             Ended December 31,




            1995
            1994
            1993




            Cash flows from operating activities:
            Earnings from continuing operations . . . . .
            . . . . . . . . . . . . . . .

            $105,766

            $72,319

            $  48,030


            Earnings from discontinued operations . . . .
            . . . . . . . . . . . . . . .
            2,550
            9,331
            5,719


            Depreciation and amortization. . . . . . . . .
            . . . . . . . . . . . . . . . .
            58,527
            42,554
            38,397


            (Increase) decrease in accounts receivable. .
            . . . . . . . . . . . . . . .
            (20,098)
            (15,786)
            637


            (Increase) decrease in inventories . . . . . .
            . . . . . . . . . . . . . . . .

            Increase (decrease) in accounts payable. . . .
            . . . . . . . . . . . . . .
            (15,589)

            626
            (938)

            8,712
            6,946

            (224)


            Change in other assets and liabilities. . . .
            . . . . . . . . . . . . . . . . .
              42,374
            24,162
            29,187


                 Total operating cash flows. . . . . . . .
            . . . . . . . . . . . . . . . . . . .
              174,156
            140,354
            128,692


            Cash flows from investing activities:
            Payments for additions to property, plant and equipment, net

            Cash acquired in acquisition . . . . . . . . .
            . . . . . . . . . . . . . . . . . .

            (59,172)

            22,784

            (34,811)

                   -


            (33,375)

            -


            Investments in equity securities. . . . . . .
            . . . . . . . . . . . . . . . . . .
            -
            (22,032)
            -


            Cash paid for acquisition .  . . . . . . . . .
            . . . . . . . . . . . . . . . . . . .
                  Net cash used in investing
            activities      . . . . . . . . . . . . . . . . .
            .

            (230,725)

            (267,113)
            (136,055)
            (192,898)
            (53,960)
            (87,335)


            Cash flows from financing activities:
            Proceeds from issuance of common stock. . . .
            . . . . . . . . . . . . . .

            3,559

            992

            1,301


            Dividends paid . . . . . . . . . . . . . . . .
            . . . . . . . . . . . . . . . . . . . . . .
            (4,672)
            (3,420)
            (2,559)


            Borrowings (repayments) of debt. . . . . . . .
            . . . . . . . . . . . . . . .  .
            98,301
            51,701
            (65,183)


            Proceeds from notes payable. . . . . . . . . .
            . . . . . . . . . . . . . . . . . .
                 -

                    -

            30,000


                  Net cash provided by (used in) financing
            activities. . . . . . .
             97,188

            49,273
            (36,441)


            Effect of exchange rate changes on cash. .. .
            . . . . . . . . . . . . . . .
                  108

            269
                    (6)


            Net change in cash and equivalents. . . . . .
            . . . . . . . . . . . . . . . .
            4,339
            (3,002)
            4,910


            Beginning balance of cash and equivalents. . .
            . . . . . . . . . . . . .
              3,599

            6,601
               1,691


            Ending balance of cash and equivalents . . . .
            . . . . . . . . . . . . . .
            $  7,938
            $
            3,599
            $   6,601


            Supplemental disclosures:
                 Cash interest payments. . . . . . . . . .
            . . . . . . . . . . . . . . . . . . .
                 Cash income tax payments . . . . . . . .
            . . . . . . . . . . . . . . . . . .

            $  13,699
            $  69,853

            $
            9,505
            $  65,837

            $  10,677
            $  37,331



            The accompanying Notes to Consolidated Financial
       Statements are an
                        integral       part of these statements.
DANAHER CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            (in thousands of dollars)





                                   Common Stock








            Shares



            Amount

            Additiona
            l Paid-in
            Capital


            Retaine
            d
            Earning
            s


            Treasur
            y Stock
            Cumulative
            Foreign
            Translatio
            n
            Adjustment


            Balance, January 1, 1993 . . . .
            . . . . .
                 Net earnings for the year. .
            . . . . . . . .
                 Dividends declared. . . . .
            . . . . . . . . .
                 Common stock issued for
            options
                     exercised. . . . . . . .
            . . . . . . .. . . . . .
                 Decrease from translation
            of foreign
                    financial statements. . .
            . . . . . . . . .
            61,700,016
            -
            -

            100,312

                   -

            $308
             -
            -

            1

                  -

            $278,232
            -
            -

            1,300

                  -

            $108,758
            17,749
            (3,412)

            -


            -
            $(37,489
            )
            -
            -

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

            58,774
            1,339,106
            -

                   -

            309
            -
            -

            -
            7
            316


            -
            279,532
            -
            -

            992
            31,124
            -

                  -

            123,095
            81,650
            (3,710)

            -
            -
            (316)

                  -

            (37,489)
            -
            -

            -
            -
            -

                  -

            (1,781)
            -
            -

            -
            -
            -

               2,371


            Balance, December 31, 1994
                 Net earnings for the year. .
            . . . . . . . .
                 Dividends declared. . . . .
            . . . . . . . . .
                 Common stock issued for
            options
                     exercised. . . . . . . .
            . . . . . . .. . . . . .
                 Increase from translation of
            foreign
                    financial statements. . .
            . . . . . . . . .
            63,198,208
            -
                   -


            208,006

            -

            632
            -
            -

            2

            -
            311,648
            -
            -

            3,557

            -
            200,719
            108,316
            (4,672)

            -

            -
            (37,489)

            -

            -

            -
            590

            -

            -

            3,008


            Balance, December 31, 1995

            63,406.214

               $ 634
            $
            315,205
            $
            304,363
            $
            (37,489)

            $    3,598



            The accompanying Notes to Consolidated Financial
       Statements are an integral part
                                         of these statements.
(1)  Summary of Significant Accounting Policies:

                 Accounting Principles - The consolidated financial
            statements include the accounts of the Company and its subsidiaries. The accounts of certain of the Company's foreign
            subsidiaries are included on the basis of a fiscal year ending
            November 30. This procedure was adopted to allow sufficient time to include these companies in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated upon consolidation.
       Preparation
            of these consolidated financial statements necessarily includes the use of management's estimates.

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

                 Other Assets - Other assets include principally deferred
            income taxes, equity securities, noncurrent trade receivables and capitalized costs associated with obtaining financings which are being amortized over the term of the related debt. The equity securities of Joslyn Corporation (see Note 2) are carried at cost, which approximates market, at December 31, 1994. No gains or losses were reflected in any of the years presented.

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

                 Excess of Cost Over Net Assets of Acquired
       Companies - This
            asset is being amortized on a straight-line basis over forty years.  $ 14,482,000,  $ 9,765,000, and $9,427,000 of
       amortization
            was charged to expense for the years ended December 31, 1995,
            1994, and 1993, respectively.

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

                 Earnings Per Share - The computation of earnings per share is based on the weighted average number of common shares and common stock equivalents outstanding during the year.

                 Discontinued Operations - In December, 1995, an agreement
            was executed to sell the Fayette Tubular Products subsidiary for approximately $155 million. The Company no longer operates in the
            Transportation business segment, and hence prior periods have been restated to reflect Fayette as a discontinued operation.
       A gain
            of approximately $80 million will be recognized in the first quarter of 1996. Net revenues for Fayette were $155 million in
            1995, $175 million in 1994, and $138 million in 1993.
       Net assets
            reflected in prepaid expenses and other and in other assets were
            $48 million as of December 31, 1995 and 1994.


            (2)  Acquisitions:

                 The Company obtained control of Joslyn Corporation
       (Joslyn)
            as of September 1, 1995 when Joslyn's shareholders tendered approximately 75% of the outstanding shares to Danaher for $34 per share in cash. The remaining 25% was acquired in October, 1995.
            Total consideration for Joslyn was approximately $245 million.
            The fair value of assets acquired was approximately $
       345 million
            and approximately $100 million of liabilities were assumed. The transaction was accounted for as a step acquisition purchase.
            Results of operations reflect a minority interest elimination for the two-month period between the change in control and the merger of Joslyn. The purchase price allocations have been completed on a preliminary basis, subject to adjustment should new or additional facts about the businesses become known.

                 The unaudited pro forma information for the periods
       set
            forth below give effect to the transaction as if it had
       occurred
            at the beginning of each period.  The pro forma
       information is
            presented for informational purposes only and is not
       necessarily
            indicative of the results of operations that actually
       would have
            been achieved had the acquisition been consummated as of
       that
            time.  Joslyn's $35 million ($21 million after tax
       benefit or $.36
            per share) provision for environmental remediation
       associated with
            sites previously owned by Joslyn is reflected in the
       1994 amount
            (unaudited, 000's omitted):
                                     Year Ended
                           December 31,        December 31,
                                  1995                     1994

            Net Sales      $1,640,554                     $1,330,150
            Net Earnings             109,919                59,696
            Earnings per share  $         1.84       $         1.02


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


            (3)  Inventory:

                 The major classes of inventory are summarized as follows
            (000's omitted):






            December 31, 1995
            December 31, 1994


            Finished goods. . . . .
            . . . . . . . . .
            $ 89,932
            $69,232


            Work in process. . . . .
            . . . . . . . .
            51,904
            31,799


            Raw material . . . . . .
            . . . . . . . . .
               60,054
            33,910



            $  201.890
            $134,941


            If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been
            $12,167,000 and $12,096,000 higher at December 31, 1995
       and 1994,
            respectively.

            (4)  Property, Plant and Equipment:

                 The major classes of property, plant and equipment are
            summarized as follows (000's omitted):





            December 31, 1995
            December 31, 1994


            Land and improvements .
            . . . . .
            $  15,015
            $    9,309


            Buildings . . . . . .. .
            . . . . . . . . . . .
            93,312
            76,920


            Machinery and equipment.
            . . . .
              352,176
            291,675



            460,503
            377,904


            Less accumulated
            depreciation..
               (168,566)
            (133,737)


            Property, plant and
            equipment..
            $   291,937
            $244,167

            (5)  Financing:

                 Financing consists of the following (000's omitted):






            December 31, 1995
            December 31, 1994


            Notes payable . . . . .
            . . . . . . . . .
            $115,300
            $130,000


            Bank credit facility. .
            . . . . . . . . .
            -
              -


            Other . . . . . . . . .
            . . . . . . . . . . . .
               168,287
            55,286



            283,587
            185,286


            Less-currently payable.
            . . . . . . .
                14,970
                68,771



            $   268,617
            $116,515


                 The Notes had an original average life of approximately 6.5 years and an average interest cost of 7.2%. Principal amortization began in December 1995 and continues through April
            2003. The estimated fair value of the Notes is $120 million and
            $123 million as of December 31, 1995 and 1994.

                 Other includes principally short-term borrowings under
            uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value. Substantially all other debt was repaid subsequent to year-end with the $155 million proceeds from the sale of Fayette Tubular Products.

                 The Company's bank credit facility provides for
       revolving
            credit through November 1, 2000, of up to $250 million.
       The
            Company has complied with covenants relating to
       maintenance of
            working capital, net worth, debt levels, interest
       coverage, and
            payment of dividends applicable to the notes and the
       revolving
            credit facility.  The facility provides funds for
       general
            corporate purposes at an interest rate of LIBOR plus
       .1875%.  The
            weighted average interest rate for variable rate debt
       was 6.0%,
            5.1%, and 3.8% for each of the three years ended
       December 31,
            1995.  Weighted average borrowings under the bank
       facility were
            $5,000,000, $2,986,000, and $48,886,000 for the years
       ended
            December 31, 1995, 1994 and 1993.  Maximum amounts
       outstanding for
            these years were $60,000,000, $33,525,000, and
       $79,000,000
            respectively. The Company is charged a fee of .1% per annum for the facility. Commitment and facility fees of $216,000, $258,000, and $521,000 were incurred in 1995, 1994 and 1993.
       Interest
            expense of $7,150,000, $6,112,000 and $4,984,000 is
       included in
            discontinued operations for the years ended December 31, 1995,
            1994 and 1993.

                 The minimum principal payments during the next five years
            are as follows:  1996 - $14,970,000;  1997 -
       $14,847,000; 1998 -
            $14,835,000; 1999 - $41,335,000; 2000 - $167,060,000 and
            $30,540,000 thereafter.

(6)  Accrued Expenses and Other Liabilities:

                 Selected accrued expenses and other liabilities include the following (000's omitted):








            December 31, 1995
            December 31, 1994


            Employee compensation . . . .
            . . . . . . . .
            $60,655
            $39,831


            Insurance including self
            insurance . . . . .
            49,961
            40,797


            Post retirement benefits. . .
            . . . . . . . . . .
            76,844
            60,897


            Environmental compliance . . .
            . . . . . . .
            88,212
            11,570


                 Approximately $23 million of accrued expenses and other
            liabilities were guaranteed by bank letters of credit.

            (7)  Pension and Employee Benefit Plans:

                 The Company has noncontributory defined benefit pension
            plans which cover certain of its domestic hourly employees.
            Benefit accruals under most of these plans have ceased as of
            December 31, 1995. It is the Company's policy to fund, at a minimum, amounts required by the Internal Revenue
       Service.  Net
            periodic pension cost included the following components:





            PENSION EXPENSE




                               (000's omitted)





                     1995
                   1994
                   1993


                     Service cost-benefits earned during the
            period. . . . . . . . . .
            $    181
                $1,209
                 $1,079


                     Interest cost on projected benefit
            obligation. . . . . . . . . . . .
            7,330
                  5,633
                  5,947


                     Actual (return) loss on plan assets . . . .
            . . . . . . . . . . . . . . .
            (20,175)
                 690
                   (9,079)


                     Net amortization and deferrals. . . . . . .
            . . . . . . . . . . . . . . .
                12,866
               (7,119)
                 2,901


                     Net periodic pension cost. . . .
            . . . . . . . . . . . . . . . . . .
            $    202
                $   413
                 $  848

            The following sets forth the funded status of the plans as of the most recent actuarial valuations (000's omitted):





                                         1995
                                        1994





       Assets
       Exceed
       Accumulate
       d
       Benefits
       Accumulated
       Benefits
       Exceed
       Assets
       Assets
       Exceed
       Accumulate
       d
       Benefits
       Accumulated
       Benefits
       Exceed
       Assets


       Actuarial present value of benefit
       obligations:
            Vested benefit obligation. . . . . . .
       . . . . . . . . . . . . . . . . .
            Accumulated benefit obligation. . . .
       . . . . . . . . . . . . . . .

       $(58,595)
       (59,516)

       $(57,042)
       (59,649)

       $(15,459)
       (15,696)

       $(56,480)
       (56,966)


       Projected benefit obligation. . . . . . . .
       . . . . . . . . . . . . .  . . .
       (59,516)
       (59,649)
       (15,696)
       (56,966)


       Fair value of plan assets (consisting of
       stocks, bonds and
            temporary cash investments). . . . . .
       . . . . . . . . . . . . . . .

          72,969

           56,240

       16,781

       53,776


       Projected benefit obligation (in excess of)
       or less than
            plan assets. . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . . .

       13,453

       (3,409)

       1,085

       (3,190)


       Unrecognized net (gain) loss. . . . . . . .
       . . . . . . . . . . . . . . .
       (4,120)
       2,919
       800
       1,243


       Unrecognized prior service cost. . . . . .
       . . .  . . . . . . . . . . . .
          -
       -
       640
       1,019


       Unrecognized net asset . . . . . . . . . .
       . . . . . . . . . . . . . . . .
           (605)

       (1,269)
       (975)
       (1,218)


       Pension (liability) prepaid recognized in
       the balance
             sheet. . . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       .

       $   8,728

       $  (1,759)

       $1,550

       $(2,146)


            The expected long-term rate of return on plan assets was 10%. The discount rates used in determining pension cost and benefit obligations was 8.5% at January 1, 1995 and
       7.5% at December 31, 1995.

            Substantially all employees not covered by defined benefit plans are covered by defined contribution plans which generally provide funding based on a percentage of compensation.

            Pension expense for all plans amounted to $11,870,000, $8,677,000, and $8,023,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

            In addition to providing pension benefits, the Company provides certain healthcare and life insurance benefits for some of its retired employees. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company.

            Post retirement benefits cost included the following
              components (000's omitted):




       1995
       1994
       1993


       Service cost . . . . . . . . . . .
       . . . . . . . . . . . . . . .
       $   298
       $   256
       $    222


       Interest cost  . . . . .  . . . .
       .  . . . . . . . . . . . . . .
       4,734
       3,995
       4,566



       $5,032
       $4,251
       $4,788



            The following sets forth the program's funded status
       (000's omitted):





       December 31, 1995
       December 31, 1994


       Accumulated Post Retirement
            Benefit Obligation
       (APBO):
              Retirees. . .  . . .
       . .  . . . . .  . . . . . .
       .
              Fully eligible active
       participants. .
            Other active
       participants. . . . . . . .
       .


       $52,788
       10,840
           11,265


       $40,419
       6,733
           4,205


                 Total APBO
       74,893
       51,357


       Net Gains
            1,951
           9,540


       Plan assets
              -
              -


            Accrued Liability
       $76,844
       $60,897


            A 10% annual rate of increase in per capita costs of covered healthcare benefits was assumed for 1996, decreasing to 6% by 2002. A 1% increase in the assumed cost trend assumption would increase the APBO by $8 million and would have increased 1995 costs by approximately $500,000. A discount rate of 8.5% was used as of January 1, 1995. A discount rate of 7.5% was used to determine the APBO as of December 31, 1995.

       (8)  Stock Transactions:

            The Company has adopted a non-qualified stock option plan for which it is authorized to grant options to purchase up to 3,600,000 shares. Under the plan, options are granted at not less than 85% of existing market prices and expire ten years from the date of grant. An option to acquire 1,000,000 shares was granted to a senior executive outside of the plan in 1990.

     Changes in stock options were as follows:





                                      Number of Shares
                                        Under Option



       Outstanding at January 1,1993
       2,165,176


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


       Granted (average $23.06 per share)
       456,100


       Exercised (average $8.38 per share)
       (58,774)


       Cancelled
       (41,600)


       Outstanding at December 31, 1994
       3,401,102




       Granted (average $30.71 per share)
       383,300


       Exercised (average $9.54 per share)
       (208,006)


       Cancelled
       (136,520)


       Outstanding at December 31, 1995
         3,439,876


            As of December 31, 1995, options covering 2,075,576
       shares are exercisable at $5.94
       to $31.00 per share.

       (9)  Leases and Commitments:

            The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are
       $12,037,000  in 1996, $7,709,000 in 1997, $5,587,000 in 1998,
       $3,569,000  in 1999, and
       $1,978,000 in 2000. Total rent expense charged to income for all operating leases was
       $16,067,000, $8,947,000, and $10,047,000 for the years ended
       December 31, 1995, 1994, and
       1993, respectively.

       (10) Litigation and Contingencies:

            A former subsidiary of the Company is engaged in litigation in multiple states with respect to product liability. The Company sold the subsidiary in 1987. Under the terms of the sale agreement, the Company agreed to indemnify the buyer of the subsidiary for product liability related to tools manufactured by the subsidiary prior to June 4, 1987.
       The cases involve approximately 3,000 plaintiffs, in state and federal courts in multiple states. All other major U.S. air tool manufacturers are also defendants. The gravamen of these complaints is that the defendants' air tools, when used in different types of manufacturing environments over extended periods of time, were defective in design and caused various physical injuries. The plaintiffs seek compensatory and punitive damages.
       The cases are in preliminary stages of discovery and pleading and the Company intends to defend its position vigorously. The Company's maximum indemnification obligation under the contract is approximately $85,000,000. The Company believes it has insurance coverage for all or a substantial part of the damages, if any. The outcome of this litigation is not currently predictable.

            A subsidiary, Joslyn Manufacturing Company (JMC), previously operated wood treating facilities that chemically preserved utility poles, pilings and railroad ties. All such treating operations were discontinued or sold prior to 1982. These facilities used wood preservatives that included creosote, pentachlorophenol and chromium-arsenic-copper.
       While preservatives were handled in accordance with all appropriate procedures called for at the time, subsequent changes in environmental laws may require the generators of these spent preservatives to be responsible for the cost of remedial actions at the sites where spent preservatives have been deposited. The Company is continuing its investigation of these sites and remediation technologies. The Company has made a provision for environmental compliance; however, there can be no assurance that estimates of environmental liabilities will not change.

            JMC is a defendant in a class action tort suit. The suit alleges exposure to chemicals and property devaluation resulting from wood treating operations previously conducted at a Louisiana site. Both the size of the class and the damages are uncertain.
       The Company has tendered the defense of the suit to its insurance carrier. The Company believes that it may have adequate insurance coverage for the litigation; however, because of the above uncertainties, the Company is unable to determine at this time the potential liability, if any.

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

       (11) Income Taxes:

            The provision for income taxes for the years ended
       December 31 consists of the
       following (000's omitted):






       1995
       1994
       1993


       Federal. . . . . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . . . .
       . .
       $56,308
       $40,297
       $28,367


       State and local.. . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . . .
       6,815
       5,400
       3,800


       Foreign. . . . . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . . . .
       .
           4,170
       3,210
       1,500



       $67,293
       $48,907
       $33,667



            Income tax expense currently payable was $73,225,000, $70,865,000, and $46,140,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

            Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets (the valuation allowances relate to foreign jurisdictions where operating loss carryforwards exist and for capital loss carryforwards) consist of the following (000's omitted):

         December 31,





       1995
       1994


       Bad debt allowance . . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       $  4,681
       $  4,100


       Inventories . . . . . . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . . .
          (926)
       1,700


       Property, plant and equipment . . . . . . . . . .
       . . . . . . . . . . . . . .
       (25,395)
       (20,900)


       Post retirement benefits. . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . .
       28,405
       21,300


       Other accruals . . . . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       86,727
       46,700


       All other accounts . . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . .
       (3,840)
       1,500


       Operating loss carryforwards . . . . . . . .  . .
       . . . . . . . . . . . . . . .
       7,000
       800


       Capital loss carryforwards. . . . . . . . . . . .
       . . . . . . . . . . . . . . . .
                     0
       1,300


       Gross deferred tax asset. . . . . . . .. . . . .
       . . . . . . . . . . . . . . . . . .
       96,652
       56,500


       Valuation allowances. .. . . . . . . . . . . . .
       . . . . . . . . .  . . . . . . . .
           (7,000)
       (2,100)


       Net deferred tax asset . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       $   89,652
       $54,400



            The effective income tax rate for the years ended
       December 31 varies from the
       statutory Federal income tax rate as follows:




                               Percentage of Pre-Tax Earnings






       1995
       1994
       1993


       Statutory Federal income tax rate. . . . . . . .
       . . . . . . . . . . . . . . . . .
       35.0%
       35.0%
       35.0%


       Increase (decrease) in tax rate resulting from:
            Permanent differences in amortization of
       certain assets for
            tax  and financial reporting purposes. . .
       . . .  . . . . . . . . . . . . .


       2.9


       2.8


       3.7


            State income taxes (net of Federal income
       tax benefit).. . . . .
       2.6
       2.9
       3.0


            Taxes on foreign earnings. .  . . . . .. .
       . . . . . . . . . . . . . . . . . . . .
          (1.6)

       (0.4)
       (0.5)


       Effective income tax rate. . .. . . . . . . . .
       . . . . . .  . . . . . . . . . . . . . .
        38.9%

       40.3%
       41.2%



       (12) Segment Data:

            As of December 31, 1995 the Company operated within two major business segments:
       Tools and Components, and Process/Environmental Controls.
       The Tools and Components
       segment has a customer which accounted for approximately 16%, 21% and 21% of total sales in 1995, 1994 and 1993, respectively.
     Operating profit represents total revenues less operating expenses, excluding interest and taxes on income. The identifiable assets by segment are those used in each segment's operations. Intersegment receivables are eliminated to arrive at consolidated totals.

            The detail segment data is presented in the following table (000's omitted):


       Operations in Different Industries -




                                  Year Ended December 31,





       1995
       1994
       1993


       Total Revenues:
            Tools and Components
            Process/Environmental Controls
            Other

       $1,005,005
       481,764
               -

       $1,486,769

       $
       809,989
       303,984
              -

       $1,113,973


       $
       691,344
       244,400

       1,889
       $937,633


       Operating Profit:
            Tools and Components
            Process/Environmental Controls
            Other

       $   112,981
       80,804
          (13,528)
       $   180,257

       $
       81,463
       56,632
       (13,668)
       $
       124,427

       $
       56,443
       42,781
         (12,166)
       $   87,058


       Identifiable Assets:
            Tools and Components
            Process/Environmental Controls
            Other

       $   821,604
       599,466
           64,921
       $1,485,991

       $
       687,908
       340,952
           76,785

       $1,105,645


       $
       550,169
       240,712

       51,413
       $
       842,294


       Depreciation and Amortization:
            Tools and Components
            Process/Environmental Controls

       $     35,211
            23,316
       $     58,527

         $
       32,220

       10,334
       $
       42,554

       $
       29,562

       8,835
       $
       38,397


       Capital Expenditures:
            Tools and Components
            Process/Environmental Controls
            Sales of Fixed Assets

       $     48,500
        10,672
             -
       $     59,172

       $
       40,392
            8,348

       (13,929)
       $
       34,811

       $
       28,133
           5,242
             -

       $
       33,375

       Operations in Geographical Areas -



                                  Year Ended December 31,





       1995
       1994
       1993


       Total Revenues:
            United States. . . . . . . . . . .
       . . . .  . . . . . . . . . . . . . . .
            Europe . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       .
            Other. . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       . .

       $1,235,933
       205,228
        45,608
       $1,486,769

       $1,004,697
       77,126
             32,150
       $1,113,973

       $   854,267
       52,195
             31,171
       $   937,633


       Operating Profit:
            United States. . . . . . . . . . .
       . . . . . . . . . . . . . . . . . .  .
            Europe . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       .
            Other. . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       . .

       $   156,170
       20,348

        3,739
       $   180,257

       $   115,589
       7,179

       1,659
       $   124,427

       $     81,207
       3,568
               2,283
       $     87,058


       Identifiable Assets:
            United States. . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
            Europe . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       .
            Other. . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       . .

       $1,292,166
       173,949
           19,876
       $1,485,991

       $1,029,825
       62,833
             12,987
       $1,105,645

       $   776,421
       51,246
              14,627
       $   842,294


       Export sales were approximately $107 million, $91 million and $75 million for the years ended December 31, 1995, 1994 and 1993.

       (13) Quarterly Data-Unaudited (000's omitted except per share data)





       1995




       1st Quarter
       2nd
       Quarter
       3rd
       Quarter
       4th
       Quarter


       Net revenues. . . .  . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       $335,982
       $351,891
       $368,724
       $430,172


       Gross profit. . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       96,707
       107,967
       111,110
       131,363


       Operating profit. . . . . . . .  . .
       . . . . . . . . . . . . . . . . .
       36,838
       45,709
       47,094
       50,616


       Earnings from continuing operations.
       . . . . . . . . . .
       21,412
       26,640
       28,348
       29,366


       Earnings from discontinued operations
       . . . . . . . . .
       436
       580
       452
       1,082


       Net earnings. . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       21,848
       27,220
       28,800
       30,448


       Earnings per share:
            Continuing operations
            Discontinued operations
            Net earnings

       $  .36
       .01
       $  .37

       $  .45
       .01
       $  .45

       $  .47
       .01
       $  .48


       $  .49
          .02
       $  .51













       1994





       1st Quarter
       2nd
       Quarter
       3rd
       Quarter
       4th
       Quarter


       Net revenues. . . .  . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       $246,224
       $270,418
       $284,806
       $312,525


       Gross profit. . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       67,792
       77,892
       87,265
       89,150


       Operating profit. . . . . . . .  . .
       . . . . . . . . . . . . . . . . .
       21,712
       27,920
       36,720
       38,075


       Earnings from continuing operations .
       . . . . . . . . .
       12,200
       15,859
       21,555
       22,705


       Earnings from discontinued operations
       . . . . . . . . .
       2,328
       3,407
       1,543
       2,053


       Net earnings. . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . .
       14,528
       19,266
       23,098
       24,758




       Earnings per share:
            Continuing operations
            Discontinued operations
            Net earnings

       $  .21
       .04
       $  .25

       $  .27
       .06
       $  .33

       $  .37
       .03
       $  .40


       $  .39
         .04
       $  .42

Danaher Corporation and Subsidiaries

       Operating Executives
       Danaher Controls
       James W. Appelgren
       President

       A.L. Hyde Company
       Richard L. Garthwaite
       President

       Iseli Company
       Oege Luiting
       President

       Jacobs Vehicle Equip-
       ment Company
       Gregory T.H. Davies
       President

       Jacobs Chuck Manu-
        facturing Company
       Dennis D. Claramunt
       President

       Matco Tools Corporation /
       Hennessy Industries, Inc
       Patrick W. Allender
       Acting President

       Partlow Corporation/
        Anderson Instrument
        Company
       Lawrence C. Curtis
       President

       Qualitrol Corporation
       Alex A. Joseph
       President

       Delta Consolidated
       Industries
       Thomas P. Joyce, Jr.
       President

       Hengstler GmbH
       Hermann E. Braun
       President

       Veeder-Root Company
       H. Lawrence Culp, Jr.
       President

       Danaher Tool Group
       Professional Tools
       Division
       Frank J. Feraco
       President

       Danaher Tool Group
       Special Markets Division
       Thomas R. Sulentic
       President

       Gulton-Graphic Instruments
       William H. Brewster
       President

       West Instruments, Ltd.
       Philip R. Sheridan
       Managing Director

       Jennings Technology
       Corporation
       James E.  Berkeland
       President

       Cyberex, Inc.
       Gus Stevens
       President

       Joslyn Manufacturing
       Company
       Gary P. Prasser
       President

       Joslyn Hi-Voltage
       Corporation
       James F.  Domo
       President

       Joslyn Sunbank Corporation
       P. Edward Prutzman
       President

       Joslyn Electronic Systems
             Corporation
       S. Keith Swanson
       President

       Officers and Senior
        Executives

       George M. Sherman
       President and Chief
       Executive Officer

       Patrick W. Allender
       Senior Vice President
       Chief Financial Officer
       and Secretary

       C. Scott Brannan
       Vice President -
       Administration
       and Controller

       Dennis D. Claramunt
       Vice President and Group
       Executive

       H. Lawrence Culp, Jr.
       Vice President and Group
       Executive

       Gregory T.H. Davies
       Vice President and Group
       Executive

       James H. Ditkoff
       Vice President -Finance &
       Tax

       John P. Watson
       Vice President and
       Group Executive


       Directors

       Mortimer M. Caplin
       Partner
       Caplin & Drysdale


       Donald J. Ehrlich
       President
       Wabash National Corp.

       Walter G. Lohr, Jr.
       Partner
       Hogan & Hartson

       Mitchell P. Rales
       Partner
       Equity Group Holdings
       Chairman of the Exec-
       utive Committee
       Danaher Corporation

       Steven M. Rales
       Partner
       Equity Group Holdings
       Chairman of the Board
       Danaher Corporation

       George M. Sherman
       President and Chief
       Executive Officer
       Danaher Corporation

       A. Emmet Stephenson,  Jr.
       President
       Stephenson and Company

       Auditors
       Arthur Andersen LLP
       Washington, D.C.

       Shareholders' Information
       Shareholder requests for information or assistance,
       please write or call our corporate office.
       Danaher Corporation
       c/o Investor Relations
       1250 24th Street, N.W. Suite 800
       Washington, D.C.  20037
       (202) 828-0850

       Stock Listing

       Symbol: DHR
       New York and Pacific Stock Exchanges

       Transfer Agent

       Chemical Mellon Shareholder Services,  LLC
       Pittsburgh, Pennsylvania

       Form 10-K

       A copy of the Annual Report to the Securities and Exchange
       Commission
       on Form 10-K may be obtained by writing to Danaher
       Corporation

       MARKET PRICES OF COMMON STOCK





       1995
       1994






       High
       Low
       High
       Low


       First Quarter . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . . .
       29 7/8
       24 1/4
       20   1/4
       18



       Second Quarter . . . . . . . . . . . . . .
       . . . .  . . . . . . . . . . . . . .
       32
       26 3/8
       21   7/8
       18
       5/16


       Third Quarter. . . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       34 3/8
       30 1/4
       23   1/2
       20 15/16


       Fourth Quarter. . . . . . . . . . . . . .
       . . . . . . . . . . . . . . . . . . . .
       33 1/4
       30 1/4
       26 9/16
       21
       5/8


       High and low per share data are as quoted on the New York
       Stock Exchange.