Form 10-K, Exhibit 13
period 1996-12-31
DANAHER CORP /DE/
filed 1997-03-28
CIK 313616

DANAHER CORPORATION
                        1996 ANNUAL REPORT

SELECTED FINANCIAL DATA
              (000's omitted except per share data)



                            1996     1995       1994      1993       1992
     Net revenues    $1,811,878 $1,486,769  $1,113,973  $937,633 $845,684
     Operating profit   226,136    180,257     124,427    87,058   58,899

     Earnings from
      continuing
      operations        127,959    105,766      72,319    48,030   30,443
         Per share        2.13        1.77       1.24      .83       .53

     Discontinued
      operations         79,811      2,550       9,331     5,719    1,158
         Per share        1.33       .04         .16       .10       .02

     Earnings before
      cumulative effect
      of accounting
      change            207,770    108,316      81,650    53,749   31,601
         Per share       3.47        1.81        1.40       .93      .55

     Cumulative effect of
       accounting change*   --         --          --    (36,000)    --
         Per share*         --         --          --      (.62)     --

     Net earnings       207,770    108,316      81,650   17,749    31,601

     Earnings per
      common share         3.47       1.81         1.40      .31      .55

     Dividends declared   5,360      4,672       3,710    3,412      --
     Dividends per share    .09        .08        .065      .06      --

     Total assets     1,765,074  1,485,991   1,105,645   872,472  769,815
     Total debt         236,327    283,587     185,286   133,585  168,768










     * Adoption of accrual method specified by SFAS No. 106 for post retirement benefits.

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

          Presented below is a summary of revenues broken down by business segment (000's omitted).
                         1996              1995             1994
                      $       %        $         %         $       %
     Tools and
      Components $1,103,443  60.9%  $1,005,005  67.6% $  809,989  72.7%
     Process/
      Environmental
      Controls      708,435  39.1      481,764  32.4     303,984  27.3
                 $1,811,878 100.0%  $1,486,769 100.0% $1,113,973 100.0%

     Tools and Components

          The Tools and Components segment is comprised of the Danaher Hand Tool Group (including Special Markets and Professional Tools divisions), Matco Tools, Jacobs Chuck Manufacturing Company, Iseli Company, Delta Consolidated Industries, Jacobs Vehicle Systems, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company ("JMC"). This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

     1996 COMPARED TO 1995

          Revenues in this segment increased 10% from 1995. Of this increase, acquisitions accounted for approximately 5%, higher unit volumes accounted for approximately 5% and increased average pricing accounted for less than 1%. Sales levels were benefitted by particularly strong demand in the mobile tool distribution and storage device areas, offset somewhat by decreased demand for diesel engine retarders as North American and Asian heavy truck production decreased in 1996. Operating margins increased from 11.2% to 11.6%. This margin increase reflects the benefits of the higher sales volumes and continued manufacturing process improvements, offset by the full year effect of the lesser margins associated with the hardware and electrical apparatus lines of JMC.

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


     Process/Environmental Controls

          The Process/Environmental Controls segment is comprised of the Veeder-Root Company, Danaher Controls, Partlow/Anderson Instrument, Gulton Industries-Graphic Instruments, West Instruments, Ltd., Qualitrol Corporation, A.L. Hyde Company, Hengstler, McCrometer, the controls product line business units of Joslyn Corporation and the operating businesses of Acme-Cleveland Corporation (Namco Controls, M&M Precision Systems, TxPort, Inc. and Communications Technology Corporation) acquired in July, 1996. These companies produce and sell underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, communication line products, power protection products, liquid flow measuring devices, telecommunication products, quality assurance products and systems, and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.

     1996 COMPARED TO 1995

          Revenue growth of 47% in 1996 was largely the result of the full year effect of the September, 1995 Joslyn acquisition and the 1996 Acme-Cleveland acquisition. Acquisitions contributed 44% of the growth, with the balance coming from higher unit volumes of 3% and price increases averaging less than 1%. Demand was very strong in the North American market, which was largely offset by sluggish economic conditions in international markets, particularly in Germany. Operating profit increased 39% from 1995, reflecting the acquired businesses' contributions and a steady overall contribution from the base businesses.

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


     Discontinued Operations

          In January, 1996, the Company divested its Fayette Tubular Products subsidiary. As the Company no longer operates in the Transportation business segment, Fayette's operation is shown as a discontinued operation. A gain of approximately $80 million was recognized in the first quarter of 1996.


     Gross Profit

          Gross profit margin in 1996 was 31.6%, a 1.5 percentage point improvement compared to 1995. Productivity improvements were achieved in all business segments and a shift in mix to the higher margin products of the acquired companies in the Process/Environmental Controls business segment contributed to the improvement.

          Gross profit, as a percentage of sales, in 1995 was 30.1%, a
     1.2 percentage point increase compared to the 28.9% achieved in 1994. Productivity improvements, combined with increased fixed cost leverage, resulted in margin improvement. A shift in product mix associated with the acquisitions also increased the gross profit margin.


     Operating Expenses

          In 1996, selling, general and administrative expenses were 19.1% of sales, an increase of 1.1 percentage points from 1995 levels. This principally reflects the higher operating expense levels of the businesses acquired in 1996 and September, 1995.

          Selling, general and administrative expenses for 1995 as a percentage of sales were approximately 0.2 percentage points higher than the 1994 level. This reflects higher cost ratios in the businesses acquired.


     Interest Costs and Financing Transactions

          The Company debt financing is provided by $100 million in privately placed debt, maturing in April, 2003 at an average interest cost of 7.2%, and a revolving credit facility which provides for senior financing of $250 million for general corporate purposes. The interest rates for borrowing under the facility float with base rates.

          The Company's financing requirements in these years were satisfied by the financing discussed above and through borrowings under uncommitted lines. Interest expense in 1996 was $9.2 million higher than in 1995 as average borrowing levels increased due to acquisitions. Interest expense in 1995 was 125% higher than in 1994, due to higher average borrowing levels caused primarily by the acquisitions made in the fourth quarter of 1994 and the third quarter of 1995.

     Income Taxes

          The 1996 effective tax rate of 39.0% reflects a greater impact of nondeductible amortization resulting from the acquisitions and higher taxes on foreign earnings as loss carryforwards were not available to reduce tax expense in 1996. The effective tax rate decreased 1.4 percentage points in 1995 to 38.9% of pre-tax income. The decrease in 1995 is principally due to a lower effective rate on certain foreign earnings and the utilization of tax carryforwards in foreign jurisdictions which were not previously recognized in earlier years.


      Inflation

          The effect of inflation on the Company's operations has been minimal in 1996, 1995, and 1994.


     Liquidity and Capital Resources

          The Company acquired Acme-Cleveland Corporation for approximately $200 million in July, 1996 and, in September, 1995, acquired Joslyn Corporation for approximately $245 million in cash consideration. See Note 2 to Consolidated Financial Statements for a further discussion of the impact of these acquisitions. In December, 1995, the Company entered into an agreement to sell its Fayette Tubular Products subsidiary for $155 million in cash consideration. The transaction closed in January, 1996, and the proceeds were used to reduce short-term borrowings.

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

          As discussed previously, $100 million of the Company's debt is fixed at an average interest cost of 7.2%. Substantially all remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 1996, the Company has unutilized commitments under its revolving credit facility of $250 million.

          Cash flow has been strong in all periods from 1994 through 1996. Operations generated $217 million, $174 million and $140 million in cash in 1996, 1995, and 1994, respectively. The principal use of funds has been capital expenditures of $51 million, $59 million and $35 million in 1996, 1995 and 1994, respectively and cash paid for acquisitions of $246 million, $208 million and $136 million in 1996, 1995, and 1994, respectively. Cash flow for 1996 included the $155 million proceeds from the Fayette sale. The net result of the above, combined with working capital changes, was a decrease in debt of $48 million in 1996, and increases of $98 million and $52 million in 1995 and 1994.

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




     To the Shareholders and Board of
     Directors of Danaher Corporation:


          We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.










     Washington, D.C.
     January 29, 1997

     DANAHER CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF EARNINGS
     (in thousands of dollars, except per share data)

                                             Year Ended December 31,
                                  1996         1995         1994
     Net revenues.. . . . . .  $1,811,878   $1,486,769   $1,113,973
     Cost of sales. .. . . . .  1,239,846    1,039,622      791,874
     Selling, general
      and administrative
      expenses.. . . . . . . .    345,896     266,890       197,672
       Total operating
       expenses.. . . . . . . . 1,585,742   1,306,512       989,546
     Operating profit. . . .  .   226,136     180,257       124,427
     Interest expense. . . ..      16,376       7,198         3,201
     Earnings from continuing
      operations before
      income taxes . . . . .      209,760     173,059       121,226
     Income taxes. . . . .         81,801      67,293        48,907
     Earnings from continuing
      operations . .. . . .       127,959     105,766        72,319
     Discontinued operations,
      net of income taxes of
      $0, $1,630 and $5,966
      (1996 - gain on sale; 1995
      and 1994 - earnings from
      operations). . . . . . .     79,811       2,550         9,331
     Net earnings. . . . . . .  $ 207,770   $ 108,316     $  81,650
     Per share:
      Continuing operations       $2.13        $1.77         $1.24
      Discontinued operations      1.33          .04           .16
      Net earnings                $3.47        $1.81          1.40

     Average common stock
      and common equivalent
      shares outstanding. .   59,954,636     59,862,673    58,326,572


     The accompanying  Notes to Consolidated Financial Statements are an integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS
     (in thousands of dollars)
                                                   As of December 31,
     ASSETS                                        1996       1995

     Current assets:
     Cash and equivalents. . . . . . . . . .   $  26,444   $  7,938
     Trade accounts receivable, less allowance
       for doubtful accounts of $14,868 and
       $13,431 . .. . . . . . . . . . . . .  .   266,668     224,652
     Inventories. . .. . . . . . . . . . . . .   204,236     201,890
     Prepaid expenses and other. . . . . . . .    49,393      31,990
          Total current assets . . . . . . . .   546,741     466,470
     Property, plant and equipment, net. . . .   319,606     291,937
     Other assets . . . . . . . . . . . . . .  . 105,903     119,444
     Excess of cost over net assets of acquired
      companies, less accumulated amortization
      of $92,583 and $72,125 . . . . . . . . .   792,824     608,140
                                              $1,765,074  $1,485,991

     LIABILITIES AND STOCKHOLDERS' EQUITY

     Current liabilities:
     Notes payable and current portion of debt .$ 16,757   $  14,970
     Trade accounts payable. . . . .. . . . .    110,194      92,290
     Accrued expenses. . . . . . . .. . . .. .   347,622     296,878
          Total current liabilities. . . . . .   474,573     404,138
     Other liabilities. . . . . . . .. . . . .   270,670     226,925
     Long-term debt . . . . . . . . . . .   . .  219,570     268,617

     Stockholders' equity:
          Common stock, one cent par value;
          125,000,000 sharesauthorized;
          64,186,673 and 63,406,214 issued;
          58,889,067 and 58,503,008 outstanding.     642        634
     Additional paid-in capital. .  . . .  . .   333,587    315,205
     Cumulative foreign translation adjustment
          and other . . . . . . .. . . . . . .     8,858      3,598
     Retained earnings. . . . . . .. . . . . . . 506,773    304,363
     Treasury stock, at cost; 5,297,606 and
          4,903,206 shares.. . . .  . . . . . .  (49,599)   (37,489)
          Total stockholders' equity. . .  . .   800,261    586,311
                                              $1,765,074 $1,485,991



     The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

DANAHER CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CASH FLOWS
     (in thousands of dollars)
                                             Year Ended December 31,
                                              1996     1995       1994
     Cash flows from operating activities:

     Earnings from continuing operations  $127,959  $105,766   $ 72,319
     Earnings from discontinued operations .  -        2,550      9,331
     Depreciation and amortization.  . .    68,626    58,527     42,554
     Increase in accounts receivable.  . . (11,818)  (20,098)   (15,786)
     (Increase) decrease in inventories. .  38,866   (15,589)      (938)
     Increase in accounts payable. . . . .  10,385       626      8,712
     Change in other assets and
      liabilities. . . . . . . . . . . .   (16,904)   42,374     24,162
          Total operating cash flows. ..   217,114   174,156    140,354

     Cash flows from investing activities:

     Payments for additions to property,
      plant and equipment, net             (51,255)  (59,172)   (34,811)
     Sale of Fayette Tubular Products. . . 155,000      -           -
     Ivestments in equity securities. . .     -         -       (22,032)
     Net cash paid for acquisitions. . . .(246,427) (207,941)  (136,055)
      Net cash used in investing
      activities . . . . . .              (142,682) (267,113)  (192,898)

     Cash flows from financing activities:

     Proceeds from issuance of
      common stock.  . . . . . . . . . .     9,507     3,559        992
     Dividends paid .  . . . . . . . . .    (5,065)   (4,672)    (3,420)
     Borrowings (repayments) of debt. . .  (48,407)   98,301     51,701
     Purchase of common stock . . . . .    (12,110)      -          -
       Net cash provided by (used in)
       financing activities. . . . .       (56,075)   97,188     49,273
     Effect of exchange rate changes
      on cash. .. . . . . . . . . .            149       108        269
     Net change in cash and
      equivalents. . . . . . . . . . .      18,506     4,339     (3,002)
     Beginning balance of cash and
      equivalents. . .   . . . . . . .       7,938     3,599      6,601
     Ending balance of cash and
      equivalents . .  . . . . . . . .    $ 26,444  $  7,938   $  3,599
     Supplemental disclosures:
      Cash interest payments. . . .       $ 16,981  $ 13,699   $  9,505
      Cash income tax payments ..         $ 80,152  $ 69,853   $ 65,837
      Common stock issued for
       acquisitions . ..  . . . . .       $  8,883  $  -       $ 31,131






     The accompanying Notes to Consolidated Financial Statements are an
                         integral part of these statements.

  DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  (in thousands of dollars)                                      Cumulative
                                                                    Foreign
                                       Additional                Translation
                        Common Stock Paid-in Retained Treasury Adjustment Shares Amount Capital Earnings Stock and Other

Balance, January 1,1994. 61,800,328 $ 309 $279,532 $123,095 $(37,489)$(1,781)
 Net earnings for the year..     -     -      -      81,650     -         -
 Dividends declared. . . .       -     -      -      (3,710)    -         -
   Common stock issued for
   options exercised. . . .  58,774     -      992       -      -         -
   Common stock issued for
    acquisitions . . . . . 1,339,106     7    31,124     -       -       -
   Two-for-one common stock
    split . . . . . . . . . .     -    316      -     (316)     -         -
   Increase from translation of
    foreign financial statements.  -     -       -      -      -        2,371

Balance, December 31, 1994  63,198,208  632 311,648 200,719 (37,489)     590
  Net earnings for the year.   -      -       -     108,316       -        -
   Dividends declared. . . . .  -      -       -     (4,672)      -        -
   Common stock issued for
     options exercised.  . . . 208,006    2   3,557       -          -
   Increase from translation of
     foreign financial statements. -     -     -    -      -           3,008

Balance, December 31, 1995  63,406,214 634 315,205 304,363 (37,489)    3,598
 Net earnings for the year..  -        -       -   207,770   -         -
   Dividends declared. .. ..  -   -       -      -  (5360)    -     -
   Common stock issued for
   options exercised. . . . 483,233      5   9,502    -      -          -
 Purchase of common stock .. -        -       -             (12,110)  -
   Unrealized gain on securities
     held. . . . . . .. . . . .     -     -       -     -     -        4,000
   Common stock issued for
     acquisitions. . . . . . . . 297,226  3  8,880   -      -        -
   Increase from translation of
     foreign financial statements   -     -    -       -      -        1,260

Balance, December 31,1996  64,186,673 $642 $333,587 $506,773 $(49,599) $8,858









     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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

     Other Assets - Other assets include principally deferred income taxes, equity securities, noncurrent trade receivables and capitalized costs associated with obtaining financings which are being amortized over the term of the related debt. Available for sale equity securities with a cost of approximately $6.6 million have been shown at their fair market value as of December 31, 1996. This $4 million unrealized gain has been reflected as a component of stockholders' equity. No realized gains or losses are reflected in any of the years presented.

     Fair Value of Financial Instruments - For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

     Excess of Cost Over Net Assets of Acquired Companies - This asset is being amortized on a straight-line basis over forty years. $20,458,000, $14,482,000 and $9,765,000 of amortization was charged to expense for the years ended December 31, 1996, 1995, and 1994, respectively. When events and circumstances so indicate, all long-term assets, including the Excess of Cost Over Net Assets of Acquired Companies, are assessed for recoverability based upon cash flow forecasts. No impairment losses have been recognized in any of the periods presented.

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

     Discontinued Operations - In January, 1996, the Fayette Tubular
  Products subsidiary was sold for approximately $155 million. The Company no longer operates in the Transportation business segment, and hence prior periods have been restated to reflect Fayette as a discontinued operation.
  A gain of approximately $80 million was recognized in 1996. Net revenues for Fayette were $155 million in 1995 and $175 million in 1994. Net assets reflected in prepaid expenses and other and in other assets were $48 million as of December 31, 1995.


  (2)     Acquisitions:

     The Company obtained control of Acme-Cleveland Corporation (Acme) as of July 2, 1996. Total consideration for Acme was approximately $200 million. The fair value of assets acquired is approximately $240 million, including $140 million of excess cost over net assets acquired, and approximately $40 million of liabilities were assumed. The transaction is being accounted for as a purchase. The purchase price allocations have been completed on a preliminary basis, subject to adjustment should new or additional facts about the business become known.

     The Company obtained control of Joslyn Corporation (Joslyn) as of September 1, 1995 when Joslyn's shareholders tendered approximately 75% of the outstanding shares to the Company for $34 per share in cash. The remaining 25% was acquired in October, 1995. Total consideration for Joslyn was approximately $245 million. The fair value of assets acquired was approximately $345 million, including $180 million of excess of cost over net assets acquired, and approximately $100 million of liabilities were assumed. The transaction was accounted for as a step acquisition purchase. Results of operations reflect a minority interest elimination for the two-month period between the change in control and the merger of Joslyn.

     The unaudited pro forma information for the periods set forth below give effect to these transactions as if they had occurred at the beginning of each period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (unaudited, 000's omitted):

                                              Year Ended
                                   December 31,      December 31,
                                      1996              1995

  Net Sales .. . . . . . . .  . . $ 1,885,700       $ 1,767,154
  Net Earnings from continuing
    operations . . . . . . .. . .     129,197           111,838
  Earnings per share from continuing
    operations . . . . . . . . . . .  $  2.15           $  1.87


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

  (3)     Inventory:

     The major classes of inventory are summarized as follows (000's omitted):
                             December 31, 1996     December 31, 1995
  Finished goods. . . . . .    $   88,083            $   89,932
  Work in process. . . . . .       49,681                51,904
  Raw material . . . . . . .       66,472                60,054
                               $  204,236            $  201,890

  If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $10,959,000 and $12,167,000 higher at December 31, 1996 and 1995, respectively.

  (4)     Property, Plant and Equipment:

     The major classes of property, plant and equipment are summarized as follows (000's omitted):

                              December 31, 1996      December 31, 1995
  Land and improvements . . .    $   17,457            $   15,015
  Buildings . . . . . .. . .        107,343                93,312
  Machinery and equipment. . . . .  413,636               352,176
                                    538,436               460,503
  Less accumulated depreciation..  (218,830)             (168,566)
  Property, plant and equipment..$  319,606            $  291,937

(5)  Financing:

     Financing consists of the following (000's omitted):

                             December 31, 1996      December 31, 1995
  Notes payable  . . . . .       $100,600              $115,300
  Other . . . . . . . . . .       135,727               168,287
                                  236,327               283,587
  Less-currently payable.. .       16,757                14,970
                                 $219,570              $268,617

     The Notes had an original average life of approximately 6.5 years and an average interest cost of 7.2%. Principal amortization began in December 1995 and continues through April 2003. The estimated fair value of the Notes was $101 million and $120 million as of December 31, 1996 and 1995.

     Other includes principally short-term borrowings under uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value.

     The Company has a bank credit facility which provides revolving credit through September 30, 2001, of up to $250 million. The Company has complied with covenants relating to maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends applicable to the notes and the revolving credit facility. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .125%. The weighted average interest rate was 5.8%, 6.0% and 5.1% for each of the three years ended December 31, 1996. Weighted average borrowings under the bank facility were $-0-, $5,000,000 and $2,986,000 for the years ended December 31, 1996, 1995 and 1994. Maximum amounts outstanding for these years were $-0-, $60,000,000 and $33,525,000 respectively. The Company is charged a fee of .075% per annum for the facility. Commitment and facility fees of $234,000, $216,000 and $258,000 were incurred in 1996, 1995 and 1994.
  Interest expense of $7,150,000 and $6,112,000 is included in discontinued operations for the years ended December 31, 1995 and 1994.

     The minimum principal payments during the next five years are as follows: 1997 - $16,757,000; 1998 - $14,835,000; 1999 - $41,335,000; 2000 -
  $135,000; 2001 - $132,860,000; and $30,405,000 thereafter.


  (6)     Accrued Expenses and Other Liabilities:

     Selected accrued expenses and other liabilities include the following (000's omitted):

                              December 31, 1996    December 31, 1995
  Employee compensation . . . .    $  77,402           $  60,655
  Insurance, including self
    insurance . . . . . .. . . .      58,364              49,961
  Post retirement benefits. . .       76,819              76,844
  Environmental compliance . . .      82,591              88,212

     Approximately $21 million of accrued expenses and other liabilities were guaranteed by bank letters of credit.

  (7)     Pension and Employee Benefit Plans:

     The Company has noncontributory defined benefit pension plans which cover certain of its domestic hourly employees. Benefit accruals under most of these plans have ceased, and pension expense for defined benefit plans is not significant for any of the periods presented. It is the Company's policy to fund, at a minimum, amounts required by the Internal Revenue Service.

     The following sets forth the funded status of the plans as of the most recent actuarial valuations (000's omitted):
                                        1996                    1995
                        Assets Exceed  Accumulated  Assets Exceed Accumulated
                         Accumulated    Benefits    Accumulated   Benefits
                           Benefits  Exceed Assets  Benefits    Exceed Assets
  Actuarial present value of
     benefit obligations:
   Vested benefit obligation.. $56,216       $55,587      $58,595     $57,042
   Accumulated benefit
     obligation. . . . . . . .  57,637        58,371       59,516      59,649
  Projected benefit obligation  57,650        58,371       59,516      59,649
  Fair value of plan assets
    (consisting of stocks, bonds
     and temporary cash
     investments).. . . . . . . 79,226        55,040       72,969      56,240
  Projected benefit obligation
   (in excess of) or less than
   plan assets. . . . . . . . . 21,576        (3,331)      13,453      (3,409)
  Unrecognized net (gain)loss .(14,360)        4,257       (4,120)      2,919
  Unrecognized net asset. . . .   (487)       (1,129)        (605)     (1,269)
  Pension (liability) prepaid
   recognized in the balance
   sheet. . . . . . . . . . . .$ 6,729        $ (203)     $ 8,728     $(1,759)

     The expected long-term rate of return on plan assets was 10%. The discount rate used in determining pension cost and benefit obligations was 7.5% at January 1, 1996 and December 31, 1996.

     Substantially all employees not covered by defined benefit plans are covered by defined contribution plans which generally provide funding based on a percentage of compensation.

     Pension expense for all plans amounted to $16,754,000, $11,870,000 and $8,677,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     In addition to providing pension benefits, the Company provides certain healthcare and life insurance benefits for some of its retired employees. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company.

     Post retirement benefits cost included the following components (000's omitted):



                                  1996      1995       1994
  Service cost . .  . . . . . .$   536    $   298   $   256
  Interest cost . . . . . . . .  4,295      4,734     3,995
                                $4,831     $5,032    $4,251

     The following sets forth the program's funded status (000's omitted):

                              December 31, 1996     December 31, 1995
  Accumulated Post Retirement
   Benefit Obligation (APBO):
     Retirees. . .  . . . . .      $52,387              $52,788
     Fully eligible active
      participants. . . . .. .      10,563               10,840
     Other active participants.      9,243               11,265
  Total APBO .  . . . . . . .       72,193               74,893
  Net Gains . . . . . . . . . .      4,626                1,951
  Plan assets . .. . . . . . .        -                     -
    Accrued Liability . . . . .    $76,819              $76,844

     A 10% annual rate of increase in per capita costs of covered healthcare benefits was assumed for 1997, decreasing to 6% by 2002. A 1% increase in the assumed cost trend assumption would increase the APBO by $7.2 million and would have increased 1996 costs by approximately $600,000. A discount rate of 7.5% was used to determine both Plan costs and the APBO as of December 31, 1995 and 1996.

  (8)     Stock Transactions:

     The Company has adopted a non-qualified stock option plan for which it is authorized to grant options to purchase up to 5,000,000 shares. Under the plan, options are granted at not less than 85% of existing market prices, expire ten years from the date of grant and generally vest ratably over a five-year period. An option to acquire 1,000,000 shares was granted to a senior executive outside of the plan in 1990.

     Changes in stock options were as follows:

                                      Number of Shares
                                        Under Option

  Outstanding at January 1, 1994        3,045,376
  Granted (average $23.06 per share)      456,100
  Exercised (average $8.38 per share)     (58,774)
  Cancelled                               (41,600)
  Outstanding at December 31, 1994      3,401,102
  Granted (average $30.71 per share)      383,300
  Exercised (average $9.54 per share)    (208,006)
  Cancelled                              (136,520)
  Outstanding at December 31, 1995
    (average $14.23 per share)          3,439,876
  Granted (average $37.61 per share)      887,100
  Exercised (average $7.76 per share)    (483,233)
  Cancelled                              (188,508)
  Outstanding at December 31, 1996
    (at $5.94 to $45.63 per share,
     average $20.35 per share)          3,655,235

     As of December 31, 1996, options with a weighted average remaining life of 6.9 years covering 1,920,000 shares were exercisable at $5.94 to $32.63 per share (average $12.48 per share) and options covering 949,284 shares remain available to be granted.

     Nonqualified options have been issued only at fair market value exercise prices as of the date of grant during the periods presented herein, and the Company's policy does not recognize compensation costs for options of this type. Beginning in 1996, the pro-forma costs of these options granted subsequent to January 1, 1995 have been calculated using the Black-Scholes option pricing model and assuming a 7% risk-free interest rate, a 10-year life for the option, a 15% expected volatility and dividends at the current annual rate. The weighted average grant date fair market value of options issued was approximately $13 per share in 1995 and $15 per share in 1996. Had this method been used in the determination of income for 1996, net income would have decreased by approximately $1.4 million and earnings per share would have decreased by $.02. Since this amount represents only the proforma effect of options granted since January 1, 1995, there was only a negligible impact on reported net income for 1995, and the 1995 and 1996 proforma amounts are not likely to be representative of the effects on proforma net income for future years.

  (9)     Leases and Commitments:

     The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $14,215,000 in 1997, $11,836,000 in 1998,
  $8,184,000  in 1999, $4,682,000 in 2000,  $4,106,000  in 2001 and
  $10,762,000 thereafter. Total rent expense charged to income for all operating leases was $16,009,000, $16,067,000 and $8,947,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

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

     A subsidiary, Joslyn Manufacturing Company (JMC), previously operated wood treating facilities that chemically preserved utility poles, pilings and railroad ties. All such treating operations were discontinued or sold prior to 1982. These facilities used wood preservatives that included creosote, pentachlorophenol and chromium-arsenic-copper. While preservatives were handled in accordance with then existing law, environmental law now imposes retroactive liability, in some circumstances, on persons who owned or operated wood-treating sites. JMC is remediating some of its former sites and will remediate other sites in the future. The Company has made a provision for environmental remediation; however, there can be no assurance that estimates of environmental liabilities will not change.

     JMC is a defendant in a class action tort suit. The suit alleges exposure to chemicals, allegedly causing various physical injuries, and property devaluation resulting from wood treating operations previously conducted at a Louisiana site. The size of the class, the number of injuries related to the alleged exposures and the amount of alleged damages are all disputed and uncertain. The Company has tendered the defense of the suit to its insurance carrier. The Company believes that it may have adequate insurance coverage for the litigation; however, because of the above uncertainties, the Company is unable to determine at this time the potential liability, if any.

     In addition to the litigation noted above, the Company is from time to time subject to routine litigation incidental to its business. These lawsuits primarily involve claims for damages arising out of the use of the Company's products, some of which include claims for punitive as well as compensatory damages. The Company is also involved in proceedings with respect to environmental matters including sites where the Company has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company believes that the results of the above noted litigation and other pending legal proceedings will not have a materially adverse effect on the Company's results of operations or financial condition, notwithstanding any related insurance recoveries.

     A subsidiary of the Company has sold, with limited recourse, certain of its accounts and notes receivable. A provision for estimated losses as a result of the limited recourse has been included in accrued expenses. No gain or loss arose from these transactions.

  (11) Income Taxes:

     The provision for income taxes for the years ended December 31 consists of the following (000's omitted):

                                1996         1995        1994
  Federal. .. . . . . . . . . $69,357      $56,308     $40,297
  State and local.. . . . . .   5,284        6,815       5,400
  Foreign. . . . .. . . . . .   7,160        4,170       3,210
                              $81,801      $67,293     $48,907

     Income tax expense currently payable was $74,908,000, $73,225,000 and $70,865,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets (the valuation allowances relate to foreign jurisdictions where operating loss carryforwards exist) consist of the following (000's omitted):

                                                      December 31,
                                                1996            1995

  Bad debt allowance . . . . . . . . . . .   $   5,505       $  4,681
  Inventories .  . . . . . . . . . . . . .        (171)          (926)
  Property, plant and equipment . . . . . .    (29,100)       (25,395)
  Post retirement benefits. . . . . . . . .     30,552         28,405
  Insurance, including self insurance  . . .    18,920         18,486
  Environmental compliance . .. . . . . . .     28,102         32,638
  Other accruals . . . . . . . . . . . . . .    42,559         35,603
  All other accounts . . . . . . . . . . . .    (4,793)        (3,840)
  Operating loss carryforwards . . . . . . .     8,265          7,000
  Gross deferred tax asset . . . . . . . . .    99,839         96,652
  Valuation allowances.. .   . . . . . . . .    (8,265)        (7,000)
  Net deferred tax asset  . . . . . . . . . .$  91,574     $   89,652

     The effective income tax rate for the years ended December 31 varies from the statutory Federal income tax rate as follows:

                          Percentage of Pre-Tax Earnings
                                         1996       1995       1994

  Statutory Federal income tax rate. .   35.0%      35.0%      35.0%
  Increase (decrease) in tax rate
   resulting from:
    Permanent differences in amortization
     of certain assets for tax and
     financial reporting purposes.  . . .  3.4        2.9       2.8
    State income taxes (net of Federal
     income tax benefit).. . . . . . . . . 1.6        2.6       2.9
    Taxes on foreign earnings. . . . . .  (1.0)      (1.6)     (0.4)
  Effective income tax rate. .. . . .     39.0%      38.9%     40.3%


  (12) Segment Data:

     The Company operates within two major business segments: Tools and Components, and Process/Environmental Controls. The Tools and Components segment has a customer which accounted for approximately 14%, 16% and 21% of total sales in 1996, 1995 and 1994, respectively.

     Operating profit represents total revenues less operating expenses, excluding interest and taxes on income. The identifiable assets by segment are those used in each segment's operations. Intersegment amounts are eliminated to arrive at consolidated totals.

     The detail segment data is presented in the following table (000's omitted):

Operations in Different Industries -

  Year Ended December 31,            1996         1995           1994
  Total Revenues:
   Tools and Components          $1,103,443     $1,005,005   $   809,989
   Process/Environmental Controls   708,435        481,764       303,984
                                 $1,811,878     $1,486,769    $1,113,973

  Operating Profit:
   Tools and Components          $  128,118     $  112,981   $   81,463
   Process/Environmental Controls   112,243         80,804       56,632
   Other                            (14,225)       (13,528)     (13,668)
                                 $  226,136     $  180,257   $  124,427

  Identifiable Assets:
   Tools and Components          $  861,345     $  821,604   $  687,908
   Process/Environmental Controls   849,199        599,466      340,952
   Other                             54,530         64,921       76,785
                                 $1,765,074     $1,485,991   $1,105,645

  Depreciation and Amortization:
   Tools and Components          $   40,237     $   35,211   $   32,220
   Process/Environmental Controls    28,389         23,316       10,334
                                 $   68,626     $   58,527   $   42,554

  Capital Expenditures:
   Tools and Components          $   31,346     $   48,500   $   40,392
   Process/Environmental Controls    19,909         10,672        8,348
   Sales of Fixed Assets               -               -        (13,929)
                                 $   51,255     $   59,172   $   34,811


  Operations in Geographical Areas -

  Year Ended December 31,            1996          1995        1994

  Total Revenues:
   United States. . . . . .      $1,565,110   $1,235,933  $1,004,697
   Europe .. . .. . . . . .         205,416      205,228      77,126
   Other. . . . . . . . . .          41,352       45,608      32,150
                                 $1,811,878   $1,486,769  $1,113,973
  Operating Profit:
   United States. .. . .  .      $  207,433   $  156,170  $  115,589
   Europe . . . . . . . . .          15,107       20,348       7,179
   Other. . . . . . . . . .           3,596        3,739       1,659
                                 $  226,136   $  180,257  $  124,427

  Identifiable Assets:
   United States. . . . . .      $1,552,665   $1,292,166  $1,029,825
   Europe . . . . . . . . .         188,660      173,949      62,833
   Other. . . . . . . . . .          23,749       19,876      12,987
                                 $1,765,074   $1,485,991  $1,105,645

  Export sales were approximately $144 million, $107 million and $91 million for the years ended December 31, 1996, 1995 and 1994.


  (13)  Quarterly Data-Unaudited (000's omitted except per share data)

                                                1996
                      1st Quarter   2nd Quarter    3rd Quarter   4th Quarter
  Net revenues. . .    $409,557      $434,897       $470,787      $496,637
  Gross profit. . .     124,293       137,988        149,021       160,730
  Operating profit.      47,128        56,302         60,293        62,413
  Earnings from
   continuing operations 26,928        32,525         33,577        34,929
  Gain on sale from
   discontinued
   operations . . . . .  79,811          -               -             -
  Net earnings. . . . . 106,739       32,525          33,577        34,929
  Earnings per share:
   Continuing operations   $ .45       $ .54          $ .56          $ .58
   Discontinued operations  1.34         -              -              -
   Net earnings            $1.79       $ .54          $ .56          $ .58

                                                 1995
                        1st Quarter   2nd Quarter   3rd Quarter   4th Quarter
  Net revenues. . . .. . $335,982      $351,891       $368,724     $430,172
  Gross profit. .. . . .   96,707       107,967        111,110      131,363
  Operating profit. . . .  36,838        45,709         47,094       50,616
  Earnings from continuing
    operations. . . . . .  21,412        26,640         28,348       29,366
  Earnings from
   discontinued operations    436           580            452        1,082
  Net earnings. . .. . . . 21,848        27,220         28,800       30,448
  Earnings per share:
   Continuing operations    $ .36         $ .45          $ .47        $ .49
   Discontinued operations    .01           .01            .01          .02
   Net earnings             $ .37         $ .45          $ .48        $ .51

Danaher Corporation and Subsidiaries

  Operating Executives

  A.L. Hyde Company
  Richard L. Garthwaite
  President

  American Sigma, Inc.
  William G. Hungerford
  President

  Communications Technology Corporation
  Alan G. Hutcheson
  President

  Cyberex, Inc.
  Gus Stevens
  President

  Danaher Controls
  James W. Appelgren
  President

  Danaher Tool Group
  Professional Tools
  Division
  Steven E. Simms
  President

  Danaher Tool Group
  Special Markets Division
  Thomas R. Sulentic
  President

  Delta Consolidated Industries
  Thomas P. Joyce, Jr.
  President

  Gulton-Graphic Instruments
  William J. Butler
  President

  Hengstler GmbH
  Hermann E. Braun
  President

  Hennessy Industries, Inc.
  Steven E. Simms
  Acting President

  Jacobs Chuck Manu-
   facturing Company
  Dennis D. Claramunt
  President

  Jacobs Vehicle Systems, Inc.
  Gregory T.H. Davies
  President

  Jennings Technology Corporation
  John P. Williamson
  President

  Joslyn Electronic Systems Corporation
  S. Keith Swanson
  President

  Joslyn Hi-Voltage Corporation
  James F. Domo
  President

  Joslyn Manufacturing Company
  Gary P. Prasser
  President

  Joslyn Sunbank Corporation
  P. Edward Prutzman
  President

  Matco Tools Corporation
  Thomas N. Willis
  President

  M&M Precision Systems Corporation
  James E. Helton
  President

  Namco Controls Corporation
  Alex A. Joseph
  President

  Partlow Corporation
  Lawrence C. Curtis
  President

  Qualitrol Corporation
  Alex A. Joseph
  Acting President

  TxPort, Inc.
  Mark H. Hoffman
  President

  Veeder-Root Company
  H. Lawrence Culp, Jr.
  President


  Officers and Senior
   Executives

  George M. Sherman
  President and Chief
  Executive Officer

  Patrick W. Allender
  Senior Vice President,
  Chief Financial Officer and Secretary

  C. Scott Brannan
  Vice President - Administration
  and Controller

  Dennis D. Claramunt
  Vice President and Group Executive

  Daniel L. Comas
  Vice President - Corporate
  Development

  H. Lawrence Culp, Jr.
  Vice President and Group Executive

  Gregory T.H. Davies
  Vice President and Group Executive

  Mark C. DeLuzio
  Vice President - Danaher
  Business System

  James H. Ditkoff
  Vice President - Finance & Tax

  Steven E. Simms
  Vice President and Group Executive

  John P. Watson
  Vice President and Group Executive


  Directors

  Mortimer M. Caplin
  Partner
  Caplin & Drysdale

  Donald J. Ehrlich
  President, Chairman and
  Chief Executive Officer
  Wabash National Corp.

  Walter G. Lohr, Jr.
  Partner
  Hogan & Hartson

  Mitchell P. Rales
  Partner
  Equity Group Holdings
  Chairman of the
  Executive Committee
  Danaher Corporation

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
  (202) 828-0850

  Internet Address:  http://www.danaher.com

  Stock Listing

  Symbol: DHR
  New York and Pacific Stock Exchanges

  Transfer Agent

  ChaseMellon Shareholder Services,  LLC
  Pittsburgh, Pennsylvania

  Form 10-K

  A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by writing to Danaher Corporation

  MARKET PRICES OF COMMON STOCK
                                     1996                 1995
                               High        Low      High      Low
  First Quarter . . . . .     37 1/4       29 1/2     29 7/8     24 1/4
  Second Quarter . . .. .     43 1/2       36 1/8     32        26 3/8
  Third Quarter. . . .. .     43 1/8       36 1/8     34 3/8     30 1/4
  Fourth Quarter. .  .. .     46 5/8       40 1/2     33 1/4     30 1/4

  High and low per share data are as quoted on the New York Stock Exchange.