Form 10-K/A, Exhibit 13
period 1996-12-31
DANAHER CORP /DE/
filed 1997-04-28
CIK 313616

DANAHER CORPORATION
                            1996 ANNUAL REPORT
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




     Arthur Andersen LLP

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
          125,000,000 shares authorized;
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

DANAHER CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CASH FLOWS
     (in thousands of dollars)
                                             Year Ended December 31,
                                         1996       1995       1994
     Cash flows from operating activities:

     Earnings from continuing operations  $127,959  $105,766   $ 72,319
     Earnings from discontinued operations .  -        2,550      9,331
     Depreciation and amortization.  . .    68,626    58,527     42,554
     Increase in accounts receivable.  . . (11,818)  (20,098)  (15,786)
     (Increase) decrease in inventories. .  38,866   (15,589)     (938)
     Increase in accounts payable. . . . .  10,385       626      8,712
     Change in other assets and
      liabilities. . . . . . . . . . . .   (16,904)   42,374    24,162
          Total operating cash flows. ..   217,114   174,156   140,354
     Cash flows from investing activities:

     Payments for additions to property,
      plant and equipment, net             (51,255)  (59,172)  (34,811)
     Sale of Fayette Tubular Products. . . 155,000      -           -
     Investments in equity securities. . .     -        -      (22,032)
     Net cash paid for acquisitions. . . .(246,427) (207,941) (136,055)
      Net cash used in investing
      activities . . . . . .              (142,682) (267,113) (192,898)

     Cash flows from financing activities:

     Proceeds from issuance of
      common stock.  . . . . . . . . . .     9,507     3,559       992
     Dividends paid .  . . . . . . . . .    (5,065)   (4,672)   (3,420)
     Borrowings (repayments) of debt. . .  (48,407)   98,301    51,701
     Purchase of common stock . . . . .    (12,110)      -          -
       Net cash provided by (used in)
       financing activities. . . . .       (56,075)   97,188     49,273
     Effect of exchange rate changes
      on cash. .. . . . . . . . . .            149       108       269
     Net change in cash and
      equivalents. . . . . . . . . . .      18,506     4,339    (3,002)
     Beginning balance of cash and
      equivalents. . .   . . . . . . .       7,938     3,599      6,601
     Ending balance of cash and
      equivalents . .  . . . . . . . .    $ 26,444  $  7,938   $  3,599
     Supplemental disclosures:
      Cash interest payments. . . .       $ 16,981  $ 13,699   $  9,505
      Cash income tax payments ..         $ 80,152  $ 69,853   $ 65,837
      Common stock issued for
       acquisitions . ..  . . . . .       $  8,883  $  -       $ 31,131






     The accompanying Notes to Consolidated Financial Statements are an
                         integral part of these statements.

  DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  (in thousands of dollars)                                         Cumulative
                                                                    Foreign
                                           Additional              Translation
                          Common Stock Paid-in Retained Treasury Adjustment Shares Amount Capital Earnings Stock and Other

Balance, January 1, 1994. 61,800,328 $309 $279,532 $123,095 $(37,489) $(1,781)
   Net earnings for the year..     -   -      -      81,650        -         -
   Dividends declared. . . .       -   -      -      (3,710)       -         -
   Common stock issued for
     options exercised. . . . 58,774   -    992       -          -         -
   Common stock issued for
     acquisitions . . . . . .1,339,106  7  31,124     -         -         -
   Two-for-one common stock
     split . . . . . . . . . .-       316      -        (316)     -       -
   Increase from translation of
     foreign financial statements.  -     -       -       -      -      2,371

  Balance, December 31, 1994 63,198,208 632 311,648  200,719   (37,489)   590
   Net earnings for the year.       -   -       -    108,316       -      -
   Dividends declared. . . . .      -   -       -     (4,672)   -          -
   Common stock issued for
     options exercised.  . . .   208,006      2     3,557       -          -
   Increase from translation of
     foreign financial statements.  -     -   -      -          -        3,008

  Balance, December 31, 1995  63,406,214 634 315,205 304,363 (37,489)    3,598
   Net earnings for the year..   -     -     -       207,770       -       -
   Dividends declared. .. ..        -        -       -       -       -     -
   Common stock issued for
     options exercised. . . . 483,233      5   9,502  (5,360)      -       -
   Purchase of common stock ..   -   -     -          -      (12,110)       -
   Unrealized gain on securities
     held. . . . . . .. . . . .  -   -      -    -          -            4,000
   Common stock issued for
     acquisitions. . . . . . . . 297,226   3  8,880       -          -      -
   Increase from translation of
     foreign financial statements   -    -   -      -           -        1,260

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

     Excess of Cost Over Net Assets of Acquired Companies - This asset is being amortized on a straight-line basis over forty years. $20,458,000, $14,482,000 and $9,765,000 of amortization was charged to expense for the years ended December 31, 1996, 1995, and 1994, respectively. When events and circumstances so indicate, all long-term assets, including the Excess of Cost Over Net Assets of Acquired Companies, are assessed for recoverability based upon cash flow forecasts. Should an impairment exist, fair value estimates would be determined based on the cash flow forecasts, discounted at a market rate of interest. No impairment losses have been recognized in any of the periods presented.

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

     Other includes principally short-term borrowings under uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value. The Company has a bank credit facility which provides revolving credit through September 30, 2001, of up to $250 million. The Company has complied with covenants relating to maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends applicable to the notes and the revolving credit facility. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .125%. Weighted average borrowings under the bank facility were $-0-, $5,000,000 and $2,986,000 for the years ended December 31, 1996, 1995 and
  1994. Maximum amounts outstanding for these years were $-0-, $60,000,000 and $33,525,000 respectively. The Company is charged a fee of .075% per annum for the facility. Commitment and facility fees of $234,000, $216,000 and $258,000 were incurred in 1996, 1995 and 1994. Interest expense of $7,150,000 and $6,112,000 is included in discontinued operations for the years ended December 31, 1995 and 1994. The weighted average interest rate for short-term borrowings was 5.8%, 6.0% and 5.1% for each of the three years ended December 31, 1996.

     Other debt is classified as noncurrent as management intends to refinance it and the bank credit facility provides the ability to refinance maturities to September 30, 2001.

     The minimum principal payments during the next five years are as follows: 1997 - $16,757,000; 1998 - $14,835,000; 1999 - $41,335,000; 2000 -
  $135,000; 2001 - $132,860,000; and $30,405,000 thereafter.


  (6)     Accrued Expenses and Other Liabilities:

     Selected accrued expenses and other liabilities include the following (000's omitted):

                                December 31, 1996     December 31, 1995
                              Current   Noncurrent   Current   Noncurrent
  Employee compensation . .  $ 43,380    $ 34,022    $ 34,419   $ 26,236
  Insurance, including self
    insurance . . . . . .. .    9,992      48,372       8,897     41,064
  Post retirement benefits. .   5,000      71,819       3,000     73,844
  Environmental compliance .   29,725      52,866      28,197     60,015

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

     Options outstanding at December 31, 1996 are summarized below:

                                 Average    Average              Average
                       Number    Exercise  Remaining    Number   Exercise
   Exercise Price   Outstanding   Price      Life    Exercisable  Price

   $5.94 to $8.50     871,594      $6.81   3 years    872,000     $6.81
   $9.00 to $13.50    315,150     $10.59   5 years    306,000    $10.11
  $14.94 to $22.25    936,570     $15.84   6 years    553,000    $15.79
  $22.50 to $28.88    325,560     $23.50   8 years    126,000    $23.50
  $31.13 to $45.63  1,206,361     $35.80   9 years     63,000    $32.02


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

  (11) Income Taxes:

     The provision for income taxes for the years ended December 31 consists of the following (000's omitted):


                                 1996         1995        1994
  Current-
   Federal. .. . . . . . . . . $62,908      $62,225     $61,455
   State and local.. . . . . .   5,000        7,000       6,200
   Foreign. . . . .. . . . . .   7,000        4,000       3,210
              Total Current    $74,908      $73,225     $70,865
  Deferred-
   Federal. . . . . . . . . . .  5,500       (5,000)    (19,000)
   Other. . . . . . . . . . . .  1,393         (932)     (2,958)
              Total Deferred     6,893       (5,932)    (21,958)
  Income tax provision . . . . $81,801      $67,293     $48,907


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