Form 10-K, Exhibit 13
period 1997-12-31
DANAHER CORP /DE/
filed 1998-03-17
CIK 313616

DANAHER CORPORATION
                     1997 ANNUAL REPORT
SELECTED FINANCIAL DATA

  (000's omitted except per share data)
  _____________________________________________________________
                 1997       1996         1995       1994       1993
  Sales      $2,050,968  $1,811,878  $1,486,769  $1,113,973  $937,633

  Operating
    profit      266,885     226,136     180,257     124,427    87,058

  Earnings from
   continuing
   operations   154,806     127,959     105,766      72,319    48,030
    Per share
     Diluted       2.57        2.13        1.77        1.24      0.83
     Basic         2.63        2.18        1.80        1.26      0.84

  Discontinued
   operations       --       79,811       2,550       9,331     5,719
    Per share
     Diluted        --         1.33        0.04        0.16      0.10
     Basic          --         1.36        0.04        0.16      0.10

  Earnings before
   cumulative effect
   of accounting
   change       154,806     207,770     108,316      81,650    53,749
    Per share
     Diluted       2.57        3.47        1.81        1.40      0.93
     Basic         2.63        3.54        1.85        1.42      0.94

  Cumulative effect
   of accounting
   change*           --          --          --          --   (36,000)
    Per share*
     Diluted         --          --          --          --     (0.62)
     Basic           --          --          --          --     (0.63)

  Net earnings  154,806     207,770     108,316      81,650    17,749
   Earnings per
   common share
    Diluted        2.57        3.47        1.81        1.40      0.31
    Basic          2.63        3.54        1.85        1.42      0.31

  Dividends
   declared       5,887       5,360       4,672       3,710     3,412

  Dividends
   per share       0.10        0.09        0.08        0.07      0.06

  Total assets 1,879,717  1,765,074   1,485,991   1,105,645   872,472

  Total debt     198,247    236,327     283,587     185,286   133,585

  * Adoption of accrual method specified by SFAS No. 106 for post retirement benefits.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                         RESULTS OF OPERATIONS

  Results of Operations

       Danaher Corporation (the "Company") operates a variety of businesses through its wholly-owned subsidiaries. These businesses are conducted in two business segments: Tools and Components and Process/Environmental Controls. In Tools and Components, the Company is the principal manufacturer of Sears, Roebuck and Co.'s Craftsman line, National Automotive Parts Association (NAPA ) line, K-D automotive line, and the Matco , Armstrong and Allen lines of mechanics' hand tools. The Company also manufactures Allen wrenches, Jacobs drill chucks and diesel engine retarders, Delta storage containers and Coats and Ammco wheel service equipment. In its Process/Environmental Controls segment, the Company is a leading producer of leak detection sensors for underground fuel storage tanks and motion, position, temperature, pressure, level, flow and power reliability and quality control devices.

       Presented below is a summary of sales by business segment (000's omitted).

                       1997               1996                1995
  Tools and
   Components  $1,192,761  58.2%  $1,103,443  60.9%   $1,005,005  67.6%

  Process/
   Environmental
   Controls       858,207  41.8      708,435  39.1       481,764  32.4

               $2,050,968 100.0%  $1,811,878 100.0%   $1,486,769 100.0%


  Tools and Components

       The Tools and Components segment is comprised of the Danaher Hand Tool Group (including Special Markets and Professional Tools divisions), Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company ("JMC"). This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

  1997 COMPARED TO 1996

       Sales in 1997 were 8% higher than in 1996. An acquisition in the first quarter of 1997 accounted for 3%, price increases provided less than 1% and higher shipment volume provided 5%. Demand for drill chucks and diesel engine retarders was particularly strong in 1997. Operating margins increased from 11.6% to 12.1%, reflecting increased fixed cost leverage as well as continued process improvements in manufacturing operations.

  1996 COMPARED TO 1995

       Sales in this segment increased 10% from 1995. Of this increase, acquisitions accounted for approximately 5%, higher unit volumes accounted for approximately 5% and increased average pricing accounted for less than 1%. Sales levels were benefitted by particularly strong demand in the mobile tool distribution and storage device areas, offset somewhat by decreased demand for diesel engine retarders as North American and Asian heavy truck production decreased in 1996. Operating margins increased from 11.2% to 11.6%. This margin increase reflects the benefits of the higher sales volumes and continued manufacturing process improvements, offset by the full year effect of the lesser margins associated with the hardware and electrical apparatus lines of JMC.

  Process/Environmental Controls

       The Process/Environmental Controls segment includes the Veeder-Root Company, Danaher Controls, Partlow, Anderson Instruments, West Instruments, Ltd., QualiTROL Corporation, A.L. Hyde Company, Hengstler, American Sigma, the controls product line business units of Joslyn Corporation, the operating businesses of Acme-Cleveland Corporation (Namco Controls, Dolan-Jenner, M&M Precision Systems, TxPort, Inc., Communications Technology Corporation) and Current Technology, Inc. and Gems Sensors, Inc., both acquired in 1997. These companies produce and sell underground storage tank leak detection systems and temperature, level, motion and position sensing devices, power switches and controls, communication line products, power protection products, liquid flow measuring devices, telecommunication products, quality assurance products and systems, and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.

  1997 COMPARED TO 1996

       Sales in 1997 were 21% higher than in 1996 for this segment. The acquisitions of Gems Sensors and Current Technology in 1997, as well as the full-year effect of the Acme-Cleveland acquisition in July, 1996, contributed 14% of the increase. Of the remaining increase, higher unit volume contributed 8% and increased average pricing provided 1%, while foreign currency translation resulted in a 2% decrease. Operating margins increased from 15.8% to 16.0% as productivity and efficiency enhancements offset the lower operating margins of the acquired businesses.

  1996 COMPARED TO 1995

       Sales growth of 47% in 1996 was largely the result of the full year effect of the September, 1995 Joslyn acquisition and the 1996 Acme-Cleveland acquisition. Acquisitions contributed 44% of the growth, with the balance coming from higher unit volumes of 3% and price increases averaging less than 1%. Demand was very strong in the North American market, which was largely offset by sluggish economic conditions in international markets, particularly in Germany. Operating profit increased 39% from 1995, reflecting the acquired businesses' contributions and a steady overall contribution from the base businesses.


  Discontinued Operations

       In January, 1996, the Company divested its Fayette Tubular Products subsidiary. As the Company no longer operates in the Transportation business segment, Fayette's operation is shown as a discontinued operation. A gain of approximately $80 million was recognized in the first quarter of 1996.


  Gross Profit

       Gross profit, as a percentage of sales, in 1997 was 32.6%, a 1.0 point increase compared to the 31.6% achieved in 1996. Productivity improvements, combined with increased fixed cost leverage, resulted in margin improvement. A shift in product mix associated with the acquisitions also increased gross profit.

       Gross profit margin in 1996 was 31.6%, a 1.5 percentage point improvement compared to 1995. Productivity improvements were achieved in all business segments and a shift in mix to the higher margin products of the acquired companies in the Process/Environmental Controls business segment contributed to the improvement.


  Operating Expenses

       Selling, general and administrative expenses for 1997 as a percentage of sales were approximately 0.5 percentage points higher than the 1996 level. This reflects higher cost ratios in the businesses acquired, and selective investments in marketing and research and development for future growth.

       In 1996, selling, general and administrative expenses were 19.1% of sales, an increase of 1.1 percentage points from 1995 levels. This principally reflects the higher operating expense levels of the businesses acquired in 1996 and 1995.


  Interest Costs and Financing Transactions

       The Company debt financing is privately placed debt maturing in April, 2003 at an average interest cost of 7.2%, uncommitted lines and a revolving credit facility which provides for senior financing of $250 million for general corporate purposes. The interest rates for borrowing
  under the facility float with base rates.   Interest expense in 1997 was
  20% lower than in 1996 due to substantial cash flow generated from operations. Interest expense in 1996 was $9.2 million higher than in 1995 as average borrowing levels increased due to acquisitions.


  Income Taxes

       The 1997 effective tax rate of 39.0% is consistent with 1996.  The
  0.1 percentage point increase in 1996 reflects a greater impact of nondeductible amortization resulting from the acquisitions and higher taxes on foreign earnings as loss carryforwards were not available to reduce tax expense in 1996.


  Inflation and Other

       The effect of inflation on the Company's operations has been minimal in 1997, 1996, and 1995. The Company has conducted a review of the impact of Year 2000 on its information systems, as well as reviewing its impact on relationships with key customers and vendors. Based on this review, a plan to ensure minimal disruption to Company operations has been developed and is currently being implemented. The costs associated with this program are not expected to be material.


  Liquidity and Capital Resources

       The Company acquired Acme-Cleveland Corporation for approximately $200 million in July, 1996 and, in September, 1995, acquired Joslyn Corporation for approximately $245 million in cash consideration. See
  Note 2 to Consolidated Financial Statements for a further discussion of the impact of these acquisitions. In January, 1996, the Company sold its Fayette Tubular Products subsidiary for $155 million in cash consideration; the proceeds were used to reduce short-term borrowings.

       As discussed previously, $86 million of the Company's debt is fixed at an average interest cost of 7.2%. Substantially all remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 1997, the Company has unutilized commitments under its revolving credit facility of $250 million.

       Cash flow has been strong in all periods from 1995 through 1997. Operations generated $278 million, $217 million and $174 million in cash in 1997, 1996 and 1995, respectively. The principal use of funds has been capital expenditures of $63 million, $51 million and $59 million in 1997, 1996 and 1995, respectively, and cash paid for acquisitions of $147 million, $246 million and $208 million in 1997, 1996 and 1995, respectively. Cash flow for 1996 included the $155 million proceeds from the Fayette sale. The net result of the above, combined with working capital changes, was a decrease in debt of $38 million in 1997, $48 million in 1996, and an increase of $98 million in 1995 .

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




  To the Shareholders and Board of
  Directors of Danaher Corporation:


       We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                     ARTHUR ANDERSEN LLP





  Washington, D.C.
  January 29, 1998

DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF EARNINGS
  (in thousands of dollars, except share and per share data)

  Year Ended December 31,

                             1997          1996         1995

  Sales. . . . . . .     $2,050,968    $1,811,878    $1,486,769

  Cost of sales . . .     1,382,475     1,239,846     1,039,622

  Selling, general
   and administrative
   expenses. . . . .        401,608       345,896       266,890

  Total operating
   expenses. . . . .      1,784,083     1,585,742     1,306,512

  Operating profit. .       266,885       226,136       180,257

  Interest expense. .        13,104        16,376         7,198

  Earnings from
   continuing operations
   before income taxes .    253,781       209,760       173,059

  Income taxes. . . . .      98,975        81,801        67,293

  Earnings from continuing
   operations .  . . . .    154,806       127,959       105,766

  Discontinued operations,
   net of income taxes of
   $0 and $1,630 (1996 -
   gain on sale; 1995  -
   earnings from operations)    --         79,811         2,550

  Net earnings. . . . . .  $ 154,806    $ 207,770     $ 108,316

  Basic earnings per share:
   Continuing operations       $2.63        $2.18         $1.80
   Discontinued operations        --         1.36           .04
   Net earnings                $2.63        $3.54         $1.85

  Average shares
   outstanding            58,769,164   58,623,470    58,661,849

  Diluted earnings per share:
   Continuing operations       $2.57        $2.13         $1.77
   Discontinued operations        --         1.33           .04
   Net earnings                $2.57        $3.47         $1.81

  Average common stock
   and common equivalent
   shares outstanding . . 60,256,475   59,954,636    59,862,673


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
  (in thousands of dollars)
                                      As of December 31,
  ASSETS                             1997           1996

  Current assets:
  Cash and equivalents . .       $   33,317      $  26,444

  Trade accounts receivable,
   less allowance for doubtful
   accounts of $18,510 and
   $14,868 . . . . . . . . . .      322,600        266,668

  Inventories. . . . . . . . .      209,416        204,236

  Prepaid expenses and other. .      53,006         49,393

     Total current assets . . .     618,339        546,741

  Property, plant and equipment,
   net. . . . . . . . . . . . .     335,223        319,606

  Other assets . .. . . . . . .      72,739        105,903

  Excess of cost over net assets
   of acquired companies, less
   accumulated amortization of
   $116,357 and $92,583  . . . .    853,416       792,824

                                 $1,879,717    $1,765,074

  LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
  Notes payable and current
   portion of debt . . . . . . . $   35,527    $   16,757

  Trade accounts payable.  . . .    135,190       110,194

  Accrued expenses . . . . . . .    353,518       347,622

     Total current liabilities. .   524,235       474,573

  Other liabilities. . . . . . .    275,881       270,670

  Long-term debt .. . . . . . . .   162,720       219,570

  Stockholders' equity:
   Common stock, one cent par value;
   125,000,000 shares authorized;
   64,275,868 and 64,186,673
   issued; 58,478,262 and 58,889,067
   outstanding. . . . . . . . . . .     643           642

  Additional paid-in capital. . . . 336,109       333,587

  Cumulative foreign translation
   adjustment and other . . . . . .  (6,122)        8,858

  Retained earnings. . . . . . . .  655,692       506,773

  Treasury stock, at cost;
   5,797,606 and 5,297,606 shares.  (69,441)      (49,599)

     Total stockholders' equity. .  916,881       800,261

                                 $1,879,717    $1,765,074

  The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF CASH FLOWS
  (in thousands of dollars)

                                          Year Ended December 31,
                                      1997         1996         1995
  Cash flows from
  operating activities:
  Earnings from continuing
   operations  . . . . . . . . . .  $154,806     $127,959     $105,766

  Earnings from discontinued
   operations . . . . . . .  . . .        --           --       2,550

  Depreciation and
   amortization. . . . . . . . . .    76,116       68,626      58,527

  Increase in accounts
   receivable. . . . . . . . . . .   (46,175)     (11,818)    (20,098)

  (Increase) decrease in
   inventories . . . . . . . . . .    14,691       38,866     (15,589)

  Increase in accounts payable. . .   19,579       10,385         626

  Change in other assets and
   liabilities. . . . . . . . . . .   59,355      (16,904)     42,374

    Total operating cash flows. . .  278,372      217,114     174,156

  Cash flows from investing activities:
  Payments for additions to
   property, plant and equipment,
   net  . . . . . . . . . . . . . .  (62,808)     (51,255)    (59,172)

  Sale of Fayette Tubular Products .      --      155,000          --

  Net cash paid for acquisitions    (147,238)    (246,427)   (207,941)
     Net cash used in investing
      activities  . . . . . . . . . (210,046)    (142,682)   (267,113)

  Cash flows from financing activities:
  Proceeds from issuance of
   common stock. . . .. . . . . . .   2,523         9,507       3,559

  Dividends paid .. . . . . . . . .  (5,887)       (5,065)     (4,672)

  Borrowings(repayments) of debt . .(38,080)      (48,407)     98,301

  Purchase of common stock . . . . .(19,842)      (12,110)         --

     Net cash provided by(used in)
      financing activities. . . . . (61,286)      (56,075)     97,188

  Effect of exchange rate
   changes on cash. . . . . . . . .    (167)          149         108

  Net change in cash and
   equivalents. . . . . . . .  . . .  6,873        18,506       4,339

  Beginning balance of cash
   and equivalents. . .. . .  . . .  26,444         7,938       3,599

  Ending balance of cash
   and equivalents . . . .. . . . . $33,317       $26,444     $ 7,938

  Supplemental disclosures:
   Cash interest payments. . . .    $13,666       $16,981     $13,699
   Cash income tax payments . . .   $66,588       $80,152     $69,853
   Common stock issued for
     acquisitions . . . . . . . .   $    --       $ 8,883     $    --


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  (in thousands of dollars)

                                 Common Stock        Additional
                                Shares     Amount    Paid-in Capital

  Balance, December 31, 1994   63,198,208    $ 632      $ 311,648
   Net earnings for
    the year. . . . . .             -           -            -
   Dividends declared. .            -           -            -
   Common stock issued
    for options
    exercised. . . . . .          208,006        2          3,557
   Increase from
    translation of
    foreign financial
    statements. . . . . .           -           -             -


  Balance,  December 31, 1995  63,406,214      634        315,205
   Net earnings for
    the year. . . . . . .                                 207,770
   Dividends declared. . .                                 (5,360)
   Common stock issued
    for options
    exercised. . . . . .          483,233        5          9,502
   Purchase of common
    stock . . . .. . . . .
   Unrealized gain on
    securities held. . . .           -          -              -
   Common stock issued
    for acquisitions . . .        297,226        3          8,880
   Increase from
    translation of
    foreign financial
    statements. . . . . .


  Balance, December 31, 1996   64,186,673      642        333,587
   Net earnings for
    the year. . . . . .
   Dividends declared. .
   Common stock issued
    for options
    exercised. . . . .             89,195        1          2,522
   Purchase of common
    stock . .. . . . . .
   Decrease from
    translation of
    foreign financial
    statements. .. . . .
   Unrealized gain on
    securities held  . .
   Sale of securities held . .

  Balance, December 31, 1997   64,275,868   $ 643       $ 336,109


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


  DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
  (in thousands of dollars)


                                                        Cumulative Foreign
                               Retained    Treasury  Translation Adjustment
                               Earnings      Stock            and Other

  Balance, December 31, 1994   $ 200,719      $ (37,489)          $ 590
   Net earnings for
    the year. . . . . .          108,316            -                -
   Dividends declared. .          (4,672)           -                -
   Common stock issued
    for options
    exercised. . . . . .              -             -                -
   Increase from
    translation of
    foreign financial
    statements. . . . . .             -             -             3,008


  Balance,  December 31, 1995     304,363        (37,489)         3,598
   Net earnings for
    the year. . . . . . .         207,770
   Dividends declared. . .         (5,360)
   Common stock issued
    for options
    exercised. . . . . .
   Purchase of common
    stock . . . .. . . . .                       (12,110)
   Unrealized gain on
    securities held. . . .            -              -            4,000
   Common stock issued
    for acquisitions . . .            -              -               -
   Increase from
    translation of
    foreign financial
    statements. . . . . .                                         1,260


  Balance, December 31, 1996      506,773        (49,599)          8,858
   Net earnings for
    the year. . . . . .           154,806
   Dividends declared. .           (5,887)
   Common stock issued
    for options
    exercised. . . . .
   Purchase of common
    stock . .. . . . . .                         (19,842)
   Decrease from
    translation of
    foreign financial
    statements. .. . . .                                         (12,680)
   Unrealized gain on
    securities held  . .                                           1,700
   Sale of securities held . .                                    (4,000)

  Balance, December 31, 1997    $ 655,692      $ (69,441)       $ (6,122)


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

       Other Assets - Other assets include principally deferred income taxes, equity securities, noncurrent trade receivables and capitalized costs associated with obtaining financings which are being amortized over the term of the related debt. Available for sale equity securities have been shown at their fair market value.

       Fair Value of Financial Instruments - For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

       Excess of Cost Over Net Assets of Acquired Companies - This asset is being amortized on a straight-line basis over forty years. $23,774,000, $20,458,000 and $14,482,000 of amortization was charged to expense for the years ended December 31, 1997, 1996 and 1995, respectively. When events and circumstances so indicate, all long-term assets, including the Excess of Cost Over Net Assets of Acquired Companies, are assessed for recoverability based upon cash flow forecasts. Should an impairment exist, fair value estimates would be determined based on the cash flow forecasts, discounted at a market rate of interest.

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

       Earnings Per Share - The computation of diluted earnings per share is based on the weighted average number of common shares and common stock equivalents outstanding during the year.

       Discontinued Operations - In January, 1996, the Fayette Tubular
  Products subsidiary was sold for approximately $155 million.   A gain of
  approximately $80 million was recognized in 1996. Net sales for Fayette were $155 million in 1995.

       Comprehensive Income - The total of net income and all other nonowner changes in equity consists of:
                                          Year Ended December 31,
                                           1997         1996        1995

       Net Income                       $154,806      $207,770    $108,316
       Other Comprehensive Income:
         Currency Translation            (12,680)        1,260       3,008
         Unrealized gains on securities:
           Arising during year             1,700         4,000         --
           Included in net income         (3,500)           --         --
                                         (14,480)        5,260       3,008
       Comprehensive Income             $140,326      $213,030    $111,324


  (2)  Acquisitions:

       The Company obtained control of Acme-Cleveland Corporation (Acme) as of July 2, 1996. Total consideration for Acme was approximately $200 million. The fair value of assets acquired was approximately $240 million, including $140 million of excess cost over net assets acquired, and approximately $40 million of liabilities were assumed. The transaction was accounted for as a purchase.

       The unaudited pro forma information for the period set forth below gives effect to this transaction as if it had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time (unaudited, 000's omitted):

                                                        Year Ended
                                                    December 31, 1996

  Net Sales . . . . . . . . . .. . . . . . . . . . . . . .$ 1,885,700
  Net Earnings from continuing operations . . . . . . . . .   129,197
  Earnings per share from continuing operations (diluted). .   $ 2.15


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

       In 1997, the Company acquired Gems Sensors and Current Technology and several other entities. Aggregate consideration for these transactions was approximately $147 million. The fair value of the assets acquired was approximately $167 million and approximately $20 million of liabilities were assumed in the acquisitions. The transactions have been accounted for as purchases. These acquisitions had no significant impact on 1997 results of operations. These entities have combined annual sales levels of approximately $130 million.


  (3)  Inventory:

       The major classes of inventory are summarized as follows (000's omitted):
                                  December 31, 1997     December 31, 1996
  Finished goods. . . . . . . .      $    82,451          $    88,083
  Work in process. . . . .. . .           54,544               49,681
  Raw material . . . . . .. . .           72,421               66,472
                                     $   209,416          $   204,236


  If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $8,940,000 and $10,959,000 higher at December 31, 1997 and 1996, respectively.


  (4)  Property, Plant and Equipment:

       The major classes of property, plant and equipment are summarized as follows (000's omitted):

                                  December 31, 1997      December 31, 1996

  Land and improvements . . . . .    $   19,369            $   17,457
  Buildings . . . . . . . . . . .       112,629               107,343
  Machinery and equipment.. . . .       466,452               413,636
                                        598,450               538,436
  Less accumulated depreciation. .     (263,227)             (218,830)
  Property, plant and equipment. .   $  335,223            $  319,606


  (5)  Financing:

       Financing consists of the following (000's omitted):

                                   December 31, 1997      December 31, 1996

  Notes payable . . . . . . . .       $   85,900           $ 100,600
  Other . . . . . . . . . . . .          112,347             135,727
                                         198,247             236,327
  Less-currently payable. . . .           35,527              16,757
                                        $162,720           $ 219,570

       The Notes had an original average life of approximately 6.5 years and an average interest cost of 7.2%. Principal amortization began in December 1995 and continues through April 2003. The estimated fair value of the Notes was approximately equal to their carrying value as of December 31, 1997 and 1996.

       Other includes principally short-term borrowings under uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value. The Company has a bank credit facility which provides revolving credit through September 30, 2001, of up to $250 million. The Company has complied with covenants relating to maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends applicable to the Notes and the revolving credit facility. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .125%. Weighted average borrowings under the bank facility were $-0-, $-0- and $5,000,000 for the years ended December 31, 1997, 1996 and 1995. Maximum amounts outstanding for these years were $-0-, $-0- and $60,000,000, respectively. The Company is charged a fee of .075% per annum for the facility. Commitment and facility fees of $187,500, $234,000 and $216,000 were incurred in 1997, 1996 and 1995, respectively. Interest expense of $7,150,000 is included in discontinued operations for the year ended December 31, 1995. The weighted average interest rate for short-term borrowings was 5.9%, 5.8% and 6.0% for each of the three years ended December 31, 1997.

       Other debt is classified as noncurrent as management intends to refinance it and the bank credit facility provides the ability to refinance maturities to September 30, 2001.

       The minimum principal payments during the next five years are as follows: 1998 - $35,527,000; 1999 - $43,010,000; 2000 - $202,000; 2001 -
  $88,900,000; 2002 - $225,000 and $30,383,000 thereafter.

(6)  Accrued Expenses and Other Liabilities:

       Selected accrued expenses and other liabilities include the following (000's omitted):

                                December 31, 1997      December 31, 1996
                              Current    Noncurrent   Current  Noncurrent

  Employee compensation. . . $  44,908   $  35,284  $  43,380  $  34,022
  Insurance, including self
   insurance . . . . . . . . .   7,867      58,160      9,992     48,372
  Post retirement benefits. .    5,000      75,553      5,000     71,819
  Environmental compliance . .  27,729      49,296     29,725     52,866

       Approximately $17 million of accrued expenses and other liabilities were guaranteed by bank letters of credit.


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

       The following sets forth the funded status of the plans as of the most recent actuarial valuations (000's omitted):

                                 1997                       1996
                             Assets Exceed    Assets Exceed    Accumulated
                              Accumulated      Accumulated       Benefits
                               Benefits         Benefits       Exceed Assets

  Actuarial present value of
   benefit obligations:
    Vested benefit obligation..  $131,578        $56,216         $55,587
    Accumulated benefit
      obligation. . . . . . . .   136,087         57,637          58,371


  Projected benefit obligation..  136,087         57,650          58,371

  Fair value of plan assets
   (consisting of stocks, bonds
    and temporary cash
    investments) . . . . . . . .  166,743         79,226          55,040

  Projected benefit obligation
   (in excess of) or less than
    plan assets. . . . . . . . .   30,656         21,576          (3,331)

  Unrecognized net (gain) loss..  (22,927)       (14,360)          4,257

  Unrecognized net asset . . . .   (1,359)          (487)         (1,129)

  Pension (liability) prepaid
   recognized in the balance
   sheet. . . . . . . . . . . . . $ 6,370       $  6,729         $  (203)


       The expected long-term rate of return on plan assets was 10%. The discount rate used in determining pension cost and benefit obligations was 7.5% at January 1, 1997 and 7.25% at December 31, 1997.

       Substantially all employees not covered by defined benefit plans are covered by defined contribution plans which generally provide funding based on a percentage of compensation.

       Pension expense for all plans amounted to $21,269,000, $16,754,000 and $11,870,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

       In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for some of its retired employees. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the Company.

       Post retirement benefits cost included the following components (000's omitted):

                           1997             1996           1995

  Service cost . . . .   $   336           $   536       $   298

  Interest cost  . . .     4,058             4,295         4,734

                          $4,394            $4,831        $5,032


       The following sets forth the program's funded status (000's omitted):

                                 December 31, 1997       December 31, 1996

  Accumulated Post Retirement
   Benefit Obligation (APBO):
    Retirees. . . . . . . . . .      $61,123                 $52,387
    Fully eligible active
     participants. . . . . . . .       7,175                  10,563
    Other active participants ..       2,463                   9,243

       Total APBO . . . . . . . .     70,761                  72,193

  Net Gains . . . . . . . . . . .      9,792                   4,626

  Plan assets . . . . . . . . . .       --                       --

    Accrued Liability . . . . . .    $80,553                 $76,819


       A 10% annual rate of increase in per capita costs of covered health care benefits was assumed for 1998, decreasing to 6% by 2002. A 1% increase in the assumed cost trend assumption would increase the APBO by $6.4 million and would have increased 1997 costs by approximately $500,000. Discount rates of 7.25% and 7.50% were used to determine both Plan costs and the APBO as of December 31, 1997 and 1996, respectively.


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

       Changes in stock options were as follows:

                                         Number of Shares
                                           Under Option

  Outstanding at December 31, 1994           3,401,102

  Granted (average $30.71 per share)           383,300

  Exercised (average $9.54 per share)         (208,006)

  Cancelled                                   (136,520)

  Outstanding at December 31, 1995
  (average $14.23 per share)                 3,439,876

  Granted (average $37.61 per share)           887,100

  Exercised (average $7.76 per share)         (483,233)

  Cancelled                                   (188,508)

  Outstanding at December 31, 1996
  (average $20.35 per share)                 3,655,235

  Granted (average $49.56 per share)         1,601,900

  Exercised (average $15.25 per share)         (89,195)

  Cancelled                                   (104,700)

  Outstanding at December 31, 1997 (at
  $5.94 to $60.19 per share, average
  $29.72 per share)                          5,063,240


       As of December 31, 1997, options with a weighted average remaining life of 4.6 years covering 2,357,086 shares were exercisable at $5.94 to $45.63 per share (average $15.20 per share) and options covering 1,452,000 shares remain available to be granted.

       Options outstanding at December 31, 1997 are summarized below:

                    Average      Average     Average                Average
      Exercise       Number      Exercise   Remaining     Number   Exercise
       Price       Outstanding    Price       Life      Exercisable   Price

   $5.94 to  $8.50    810,350     $6.70     2 years      810,350      $6.70
   $9.00 to $13.50    700,626    $12.12     5 years      615,626     $11.93
  $14.94 to $22.25    523,884    $17.65     6 years      413,916     $17.61
  $22.63 to $28.88    574,360    $26.33     7 years      283,816     $25.79
  $31.13 to $45.63  1,472,920    $40.84     9 years      233,378     $36.54
  $45.88 to $60.19    981,100    $53.41    10 years          --        --


       Nonqualified options have been issued only at fair market value exercise prices as of the date of grant during the periods presented herein, and the Company's policy does not recognize compensation costs for options of this type. Beginning in 1996, the pro-forma costs of these options granted subsequent to January 1, 1995 have been calculated using the Black-Scholes option pricing model and assuming a 7% risk-free interest rate, a 10-year life for the option, a 15% expected volatility and dividends at the current annual rate. The weighted average grant date fair market value of options issued was approximately $13 per share in 1995, $15 per share in 1996 and $20 per share in 1997. Had this method been used in the determination of income, net income would have decreased by, approximately $5.3 million in 1997 and $1.4 million in 1996 and diluted earnings per share would have decreased by $.09 in 1997 and $.02 in 1996. Since this amount represents only the proforma effect of options granted since January 1, 1995, there was only a negligible impact on reported net income for 1995, and these proforma amounts are not likely to be representative of the effects on proforma net income for future years.


  (9)  Leases and Commitments:

       The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $17,110,000 in 1998, $14,584,000 in 1999, $10,559,000 in 2000, $7,625,000 in 2001, $6,529,000
  in 2002 and $16,260,000 thereafter. Total rent expense charged to income for all operating leases was $18,341,000, $16,009,000 and $16,067,000 for the years ended December 31, 1997, 1996, and 1995, respectively.


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

       JMC is a defendant in a class action tort suit. The suit alleges exposure to chemicals, allegedly causing various physical injuries, and property devaluation resulting from wood treating operations previously conducted at a Louisiana site. The size of the class, the number of injuries related to the alleged exposures and the amount of alleged damages are all disputed and uncertain. The Company has tendered the defense of the suit to its insurance carrier. The Company believes that it may have adequate insurance coverage for the litigation; however, because of the above uncertain ties, the Company is unable to determine at this time the potential liability, if any.

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


  (11) Income Taxes:

       The provision for income taxes for the years ended December 31 consists of the following (000's omitted):

                              1997        1996       1995
   Current:
     Federal. . . . . . .   $85,653      $62,908    $62,225
     State and local. . .    10,625        5,000      7,000
     Foreign. . . . . . .     4,800        7,000      4,000
        Total current ...  $101,078      $74,908    $73,225

   Deferred:
     Federal. . . . . . .    (1,963)       6,449     (5,917)
     Other . .  . . . . .      (140)         444        (15)
        Total deferred . .   (2,103)       6,893     (5,932)

   Income tax provision . . $98,975      $81,801    $67,293


       Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets (the valuation allowances relate to foreign jurisdictions where operating loss carryforwards exist) consist of the following (000's
  omitted):
                                         December 31,
                                    1997              1996

   Bad debt allowance .. . .. .   $  6,386         $  5,505
   Inventories . . .. . . . . .       (773)            (171)
   Property, plant and equipment.  (32,470)         (29,100)
   Post retirement benefits. .. .   32,319           30,552
   Insurance, including self
    insurance  . . . . . .. . . .   21,755           18,920
   Environmental compliance . . .   26,043           28,102
   Other accruals . . . . . . . .   41,730           42,559
   All other accounts . . . . . .   (1,341)          (4,793)
   Operating loss carryforwards .     --              8,265
   Gross deferred tax asset. .  .   93,649           99,839
   Valuation allowances. .. . . .     --             (8,265)
   Net deferred tax asset . . . . $ 93,649         $ 91,574



       The effective income tax rate for the years ended December 31 varies from the statutory Federal income tax rate as follows:

                                         Percentage of Pre-Tax Earnings
                                          1997      1996        1995

  Statutory Federal income tax rate. .    35.0%      35.0%      35.0%

  Increase (decrease) in tax rate
   resulting from:
    Permanent differences in amortization
     of certain assets for tax and
     financial reporting purposes. . .     3.7        3.4        2.9

  State income taxes (net of Federal
   income tax benefit).. . . . . . . . .   2.7        1.6        2.6

  Taxes on foreign earnings. . . . . . .  (2.4)      (1.0)      (1.6)

  Effective income tax rate. . . . . . .  39.0%      39.0%      38.9%



  (12) Segment Data:

       The Company operates within two major business segments: Tools and Components, and Process/Environmental Controls. The Tools and Components segment has a customer which accounted for approximately 13%, 14% and 16% of total sales in 1997, 1996 and 1995, respectively.

       Operating profit represents total revenues less operating expenses, excluding interest and taxes on income. The identifiable assets by segment are those used in each segment's operations. Intersegment amounts are eliminated to arrive at consolidated totals.

       The detail segment data is presented in the following table (000's omitted):

  Operations in Different Industries -

                                             Year Ended December 31,
                                       1997           1996         1995
  Total Sales:
    Tools and Components            $1,192,761     $1,103,443   $1,005,005
    Process/Environmental Controls     858,207        708,435      481,764
                                    $2,050,968     $1,811,878   $1,486,769

  Operating Profit:
    Tools and Components           $  144,370     $  128,118   $  112,981
    Process/Environmental Controls    136,970        112,243       80,804
    Other                             (14,455)       (14,225)     (13,528)
                                   $  266,885     $  226,136   $  180,257

  Identifiable Assets:
    Tools and Components            $  832,614     $  861,345   $  821,604
    Process/Environmental Controls     960,226        849,199      599,466
    Other                               86,877         54,530       64,921
                                    $1,879,717     $1,765,074   $1,485,991

  Depreciation and Amortization:
    Tools and Components            $   44,908     $   40,237   $   35,211
    Process/Environmental Controls      31,208         28,389       23,316
                                    $   76,116     $   68,626   $   58,527

  Capital Expenditures:
    Tools and Components            $   38,304     $   31,346   $   48,500
    Process/Environmental Controls      24,504         19,909       10,672
                                    $   62,808     $   51,255   $   59,172



  Operations in Geographical Areas -
                                             Year Ended December 31,
                                         1997          1996          1995
  Total Sales:
    United States. . . .  . . . . . $1,727,086     $1,565,110   $1,235,933
    Europe  . . . . . . . . . . . .    222,245        205,416      205,228
    Other.. . . . . . . . . . . . .    101,637         41,352       45,608
                                    $2,050,968     $1,811,878   $1,486,769

  Operating Profit:
    United States. . . . . . . . .  $  234,662     $  207,433   $  156,170
    Europe . . . . . . . . . . . .      21,959         15,107       20,348
    Other. . . . . . . . . . . . .      10,264          3,596        3,739
                                    $  266,885     $  226,136   $  180,257

  Identifiable Assets:
    United States. . . . . . . . .  $1,521,393     $1,552,665   $1,292,166
    Europe  . . . . . . . . . . . .    281,701        188,660      173,949
    Other.  . . . . . . . . . . . .     76,623         23,749       19,876
                                     1,879,717    $ 1,765,074   $1,485,991

  Sales outside United States:
    Direct Sales . . . . . . . . . .$  323,882    $   246,768   $  250,836
    Exports . . . . . . . . . . . .    163,000        144,000      107,000
                                    $  486,882    $   390,768   $  357,836



  (13)  Quarterly Data-Unaudited (000's omitted except per share data)

                                               1997
                         1st Quarter  2nd Quarter  3rd Quarter  4th Quarter

  Net sales . . . . .    $ 466,441    $ 502,789     $ 516,601   $  565,137

  Gross profit. . . .      147,480      164,064       173,134      183,815

  Operating profit. .       55,457       65,942        71,383       74,103

  Net earnings. . . .       31,535       38,258        41,781       43,232

  Earnings per share:
    Basic. . . . . . .       $ .53        $ .65         $ .71        $ .74
    Diluted. . . . . .       $ .52        $ .64         $ .69        $ .72


                                               1996
                         1st Quarter  2nd Quarter  3rd Quarter  4th Quarter

  Net sales . . . .. .    $409,557     $434,897      $470,787     $496,637

  Gross profit. .  . .     124,293      137,988       149,021      160,730

  Operating profit.. .      47,128       56,302        60,293       62,413

  Earnings from continuing
   operations . . . . . .   26,928       32,525        33,577       34,929

  Gain on sale from
   discontinued operations  79,811          -             -           -

  Net earnings. . . . . .  106,739       32,525        33,577       34,929

  Basic earnings per share:
   Continuing operations    $ .46         $ .56          $ .57       $ .59
   Discontinued operations   1.37            -             -           -
   Net earnings             $1.83         $ .56          $ .57       $ .59

  Diluted earnings per share:
   Continuing operations    $ .45         $ .54          $ .56       $ .58
   Discontinued operations   1.34            -             -            -
   Net earnings             $1.79         $ .54          $ .56       $ .58

Danaher Corporation and Subsidiaries

  Operating Executives

  A.L. Hyde Company
  Richard L. Garthwaite
  President

  American Sigma, Inc.
  Richard W. Wissenbach
  President

  Communications Technology
  Corporation
  Benjamin W. Jeffrey
  President

  Current Technology,
  Inc./Joslyn Electronic
  Systems Company
  Walter D. Rogers, Jr.
  President

  Cyberex, Inc.
  H. Lawrence Culp, Jr.
  Acting President

  Danaher Controls
  James W. Appelgren
  President

  Danaher Tool Group
  Asian Division
  C. Michael Heath
  President

  Danaher Tool Group
  Professional Tools
  Division
  Jake R. Nichol
  President

  Danaher Tool Group
  Special Markets Division
  Thomas R. Sulentic
  President

  Delta Consolidated
  Industries
  Thomas P. Joyce, Jr.
  President

  Gems Sensors
  R.J. Pabers
  President

  Hengstler GmbH
  Hermann E. Braun
  President

  Hennessy Industries, Inc.
  Steven E. Simms
  Acting President

  Jacobs Chuck Manu-
   facturing Company
  Dennis D. Claramunt
  President

  Jacobs Vehicle Systems,
  Inc.
  William J. Butler
  President

  Jennings Technology
  Company
  John P. Williamson
  President

  Joslyn Hi-Voltage Company
  James F. Domo
  President

  Joslyn Manufacturing
  Company
  Gary P. Prasser
  President

  Joslyn Sunbank Company
  P. Edward Prutzman
  President

  Matco Tools Corporation
  Thomas N. Willis
  President

  M&M Precision Systems
  Corporation
  James E. Helton
  President

  Namco Controls Corporation
  Alex A. Joseph
  President

  Partlow/West Corporation
  Craig B. Purse
  President

  QualiTROL Corporation
  Ronald N. Meyer
  President

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

  Dennis A. Longo
  Vice President - Human
  Resources

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

  Stock Listing

  Symbol: DHR
  New York and Pacific Stock Exchanges

  Transfer Agent

  ChaseMellon Shareholder Services,   LLC
  Pittsburgh, Pennsylvania

  Form 10-K

  A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by writing to Danaher Corporation

MARKET PRICES OF COMMON STOCK

                           1997              1996
                      High      Low      High     Low

  First Quarter...   50       41 5/8    37 1/4   29 1/2

  Second Quarter...  51 7/8   39 5/8    43 1/2   36 1/8

  Third Quarter...   58 7/16  49 13/16  43 1/8   36 1/8

  Fourth Quarter...  63 3/4   53 7/16   46 5/8   40 1/2


  High and low per share data are as quoted on the New York Stock Exchange.