Form 10-K, Exhibit 13
period 1998-12-31
DANAHER CORP /DE/
filed 1999-03-19
CIK 313616

DANAHER CORPORATION
                               1998 ANNUAL REPORT

SELECTED FINANCIAL DATA
(000's omitted except per share data)


                               1998     1997        1996          1995        1994
Sales                    $2,910,038  $2,492,002  $2,233,193   $1,899,463  $1,486,680
Operating profit            366,838     301,0562     67,406      215,992     147,840
Earnings from continuing
    operations              182,946*    176,606     154,357      128,289      86,404
 Per share
   Diluted                    1.32*       1.28        1.13         0.95        0.65
   Basic                      1.36*       1.32        1.16         0.97        0.66

Discontinued operations         --         --        79,811        2,550       9,331
 Per share
   Diluted                      --         --         0.59         0.02        0.07
   Basic                        --         --         0.60         0.02        0.07

Net earnings                182,946*    176,606     234,168      130,839      95,735

Earnings per share
  Diluted                      1.32*       1.28        1.72         0.96       0.72
  Basic                        1.36*       1.32        1.76         0.99       0.73

Dividends per share            0.07        0.09        0.08         0.07       0.06

Total assets              2,738,715    2,183,875  2,046,731    1,755,978   1,343,908

Total debt                  472,557      199,019    239,927      294,547     204,441

* Includes $28.6 million after-tax costs ($0.21 per share) from the merger with Fluke Corporation

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS

  Results of Operations

         Danaher Corporation (the "Company") operates a variety of businesses through its wholly-owned subsidiaries. These businesses are conducted in two business segments: Process/Environmental Controls and Tools and Components. In its Process/Environmental Controls segment, the Company is a leading producer of compact electronic test instruments, leak detection sensors for underground fuel storage tanks and motion, position, temperature, pressure, level, flow, water quality and power reliability and quality control devices. In Tools and Components, the Company is the principal manufacturer of Sears, Roebuck and Co.'s Craftsman line, National Automotive Parts Association (NAPA ) line, K-D automotive line, and the Matco , Armstrong and Allen lines of mechanics' hand tools. The Company also manufactures Allen wrenches, Jacobs drill chucks and diesel engine retarders, Delta storage containers and Coats and Ammco wheel service equipment.

         Presented below is a summary of sales by business segment (000's omitted).

                              1998                1997             1996

 Process/Environmental
   Controls           $1,615,529  55.5%  $1,299,241  52.1%  $1,129,750  50.6%

 Tools and Components  1,294,509  44.5%   1,192,761  47.9%   1,103,443  49.4%

                      $2,910,038 100.0%  $2,492,002 100.0%  $2,233,193 100.0%


  Process/Environmental Controls

     The Process/Environmental Controls segment includes Fluke Corporation, Veeder-Root Company, Danaher Controls, Partlow, Anderson Instruments, West Instruments, Ltd., QualiTROL Corporation, A.L. Hyde Company, Hengstler, American Sigma, the controls product line business units of Joslyn Corporation and Pacific Scientific Company, Namco Controls, Dolan-Jenner, M&M Precision Systems, Communications Technology Corporation, Current Technology, Inc., Gems Sensors, Inc. and Dr. Bruno Lange GmbH. These companies produce and sell compact electronic test instruments, underground storage tank leak detection systems and temperature, level, motion and position sensing devices, water/wastewater test and monitoring instruments, power switches and controls, power protection products, aviation safety products, liquid flow measuring devices, quality assurance products and systems, and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end users.

  1998 COMPARED TO 1997

     Sales in 1998 were 24% higher than in 1997. The acquisitions of Pacific Scientific Company and Dr. Lange GmbH, the full year effect of the Gems Sensors acquisition in August, 1997 and several minor business acquisitions and dispositions provided a 22% increase from 1997. The remainder of the sales change was generated by an increase in unit volume of 2%, with prices essentially flat. Operating margins increased from 13.2% to 13.8%, due to higher sales of environmental products, cost reductions and the elimination of Fluke's 1997 European restructuring activities, offset by lower operating margins of businesses acquired in 1998.

  1997 COMPARED TO 1996

     Sales in 1997 were 15% higher than in 1996 for this segment. The acquisitions of Gems Sensors and Current Technology in 1997, as well as the full-year effect of the Acme-Cleveland acquisition in July, 1996, contributed 9% of the increase. Of the remaining increase, higher unit volume contributed 5% and increased average pricing provided 1%, while foreign currency translation resulted in a 2% decrease. Operating margins decreased from 13.6% to 13.2%, largely from restructuring activities at Fluke's European operations.


  Tools and Components

     The Tools and Components segment is comprised of the Danaher Hand Tool Group (including Special Markets, Asian Tools and Professional Tools divisions), Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company ("JMC"). This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

  1998 COMPARED TO 1997

     Sales increased 8.5% from 1997 to 1998. Unit volume increases of 10%, offset by price decreases of 1.5%, accounted for this increase. Operating profit margins increased from 12.1% in 1997 to 12.3% in 1998, driven by the higher sales levels and productivity gains. Demand levels were strong across the consumer, professional and international hand tool lines. Sales of diesel engine retarders were also strong in 1998.

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


  Gross Profit

     Gross profit margin in 1998 was 37.4%, a 1.5 percentage point improvement compared to 1997. Productivity improvements were achieved in all business segments. Higher volume levels and a shift in mix to the higher gross margin products of the acquired companies in the Process/Environmental Controls business segment contributed to the improvement.

     Gross profit, as a percentage of sales, in 1997 was 35.9%, a 1.0 point decrease compared to the 36.9% achieved in 1996. The Fluke European restructuring was the largest contributor to this decline. A shift in product mix associated with the acquisitions also impacted gross profit.

  Operating Expenses

     In 1998, selling, general and administrative expenses were 24.8% of sales, an increase of 1 percentage point from 1997 levels. This principally reflects the higher operating expense levels of the businesses acquired in 1998.

     Selling, general and administrative expenses for 1997 as a percentage of sales were approximately 1.1 percentage points lower than the 1996 level. This reflects improved fixed cost ratios associated with higher sales levels.

  Interest Costs and Financing Transactions

     The Company's debt financing is composed of publicly issued 6% notes due 2008, privately placed debt maturing in April, 2003 at an average interest cost of 7.2%, uncommitted lines and a revolving credit facility which provides for senior financing of $250 million for general corporate purposes. The interest rates for borrowing under the facility float with base rates. Interest expense in 1998 was $11.7 million higher than in 1997 as average borrowing levels increased due to acquisitions. Interest expense in 1997 was 21% lower than in 1996 due to substantial cash flow generated from operations.

  Income Taxes

     The 1998 effective rate of 39.2% is 0.6 percentage points higher than in 1997. This increase results from the nondeductible nature of certain expenses associated with the Company's merger with Fluke Corporation in July, 1998. The 1997 effective tax rate of 38.6% is 0.2 percentage points higher than in 1996, reflecting a greater impact of nondeductible amortization resulting from acquisitions.

  Inflation

     The effect of inflation on the Company's operations has been minimal in 1998, 1997, and 1996.

  Readiness for Year 2000

     The Company continues to monitor progress against its Year 2000
  Readiness Plan, which is discussed in the Current Report dated July 9, 1998. There have been no significant changes in the plan or cost estimates since that report and progress to date has been in accordance with the timetables described in the plan. The plan described therein includes assessment, remediation, testing and contingency planning. The assessment phase is essentially complete. Remediation and testing activities at the Company's operating units are at various stages, with the majority of work completed on critical systems. Relevant third parties, particularly key suppliers, have been contacted to assess and monitor their Year 2000 readiness. In addition, the Company has developed contingency plans to mitigate the impact of any unsuccessful remediation or third party failures.

     The Company believes that its overall exposure to Year 2000 impacts is substantially reduced by the diversity of the Company's operations and information systems. The incremental costs associated with the Year 2000 program have not been material to the Company's financial results and are not expected to be significant in the future. However, there can be no assurance that the Company's efforts or those of relevant suppliers and other third parties will be successful or that any potential failure would not have a material adverse effect on the Company's operating results or financial condition.

  European Monetary Union

     On January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing currencies and adopted the Euro as their new common legal currency. This Euro conversion may affect cross-border competition and pricing strategies in the broader European market. The new currency also impacts the Company's information systems. In addition, final accounting, tax and governmental legal and regulatory guidance have not been provided. Based on the current state of information and the Company's current assessment, the Euro conversion is not expected to have a material adverse effect on the Company's operating results or financial condition.

  Financial Instruments and Risk Management

     The Company is exposed to market risk from changes in foreign currency exchange rates and interest rates, which could impact its results of operations and financial condition. The Company manages its exposure to these risks through its normal operating and financing activities. There were no material derivative instrument transactions during any of the periods presented. The Company has generally accepted the exposure to exchange rate movements relative to its investment in foreign operations without using derivative financial instruments to manage this risk.

     The fair value of the Company's fixed rate long-term debt is sensitive to changes in interest rates. The value of this debt is subject to change as a result of movements in interest rates. Sensitivity analysis is one technique used to evaluate this potential impact. Based on a hypothetical immediate 100 basis point increase in interest rates at December 31, 1998, the market value of the Company's fixed rate long-term debt would be impacted by a net decrease of $19 million. This methodology has certain limitations, and these hypothetical gains or losses would not be reflected in the Company's results of operations or financial conditions under current accounting principles.

  Recent Accounting Pronouncements

     In June, 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. This statement is not expected to have a material impact on the Company's results of operations, financial position or cash flows.

     In March, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use. The adoption of this statement is also not expected to have a material impact on the Company's results of operations, financial position or cash flows.

  Liquidity and Capital Resources

     The Company acquired Pacific Scientific Company for approximately $420 million in cash in March, 1998 and Acme-Cleveland Corporation for approximately $200 million in July, 1996. See Note 2 to Consolidated Financial Statements for a further discussion of the impact of acquisitions. In January, 1996, the Company sold its Fayette Tubular Products subsidiary for $155 million in cash consideration; the proceeds were used to reduce short-term borrowings.

     As discussed previously, $250 million of the Company's debt is fixed at an average interest cost of 6%, and $71 million is fixed at an interest rate of 7.2%. Substantially all remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 1998, the Company has unutilized commitments under its revolving credit facility of $250 million.

     Cash flow has been strong in all periods from 1996 through 1998. Operations generated $331 million, $302 million and $254 million in cash in 1998, 1997 and 1996, respectively. The principal use of funds has been capital expenditures of $90 million, $87 million and $64 million in 1998, 1997 and 1996, respectively, and net cash paid for acquisitions of $526 million, $147 million and $246 million in 1998, 1997 and 1996, respectively. Cash flow for 1996 included the $155 million proceeds from the Fayette sale. The net result of the above, combined with working capital changes, was an increase in debt of $274 million in 1998, and decreases in debt of $41 million in 1997 and $55 million in 1996.

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


     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


  To the Shareholders and Board of
  Directors of Danaher Corporation:

     We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                   ARTHUR ANDERSEN LLP

  Washington, D.C.
    January 27, 1999

DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED STATEMENTS OF EARNINGS
  (in thousands, except per share data)

                                        Year Ended December 31,
                                   1998            1997          1996

  Sales . . . . . . . . . .      $2,910,038    $2,492,002     $2,233,193
  Cost of sales . . . . . . .     1,821,084     1,598,431      1,409,693
  Selling, general and
    administrative expenses..       722,116       592,515        556,094

      Total operating expenses. . 2,543,200     2,190,946      1,965,787

  Operating profit. . . . . . .     366,838       301,056        267,406
  Other Expense . . . .   . . .      40,796          --            --
  Interest expense. . . . . . .      24,931        13,211         16,813
  Earnings from continuing
   operations before income taxes   301,111       287,845        250,593
  Income taxes.  . . . . . . . .    118,165       111,239         96,236
  Earnings from continuing
   operations . . .  . . . . . .    182,946       176,606        154,357
  Gain on sale of discontinued
   operations, net of income
   taxes of $0 . . . .. . . .         --            --            79,811
  Net earnings. . . . . . . .     $ 182,946   $  176,606      $  234,168
  Basic earnings per share:
     Continuing operations . .       $1.36         $1.32           $1.16
     Discontinued operations . .       --            --              .60
     Net earnings . . . . . . .      $1.36         $1.32           $1.76

  Average shares outstanding . .    134,745      133,999         132,950

  Diluted earnings per share:
     Continuing operations . .       $1.32         $1.28           $1.13
     Discontinued operations . .       --            --              .59
     Net earnings . . . . . . .      $1.32         $1.28           $1.72

  Average common stock and
   common equivalent shares
   outstanding. . .. . . . . . .    138,885      137,730         136,123


  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
  CONSOLIDATED BALANCE SHEETS
  (in thousands)

                                                  As of December 31,

  ASSETS                                          1998           1997
  Current assets:
  Cash and equivalents. .. . . . . . . . .   $    41,923     $     70,821
  Trade accounts receivable, less allowance
   for doubtful accounts of $24,000 and
   $19,000.. . . . . . . . . . . . . . . . .     467,108          403,858
  Inventories. . . . . . . . . . . . . . . .     323,486          265,122
  Prepaid expenses and other. . . . . . . . .     54,387           92,252

     Total current assets . . .  . . . . .       886,904          832,053

  Property, plant and equipment, net. . . .      471,025          403,488
  Other assets  . . . . . . . . . . . . . .       96,213           84,982
  Excess of cost over net assets of acquired
   companies, less accumulated amortization
   of $159,000 and $129,000. . . .. . . . . .  1,284,573          863,352
                                              $2,738,715       $2,183,875
  LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
  Notes payable and current portion of debt . $   59,639      $    35,910
  Trade accounts payable . . . . . . . . . .     158,596          152,066
  Accrued expenses. .. . . . . . . . . . . .     470,470          392,321

       Total current liabilities.. . . . . .     688,705          580,297

  Other liabilities. . . . . . . . . . . . .     285,261          301,250
  Long-term debt . . . . . . . . . . . . . .     412,918          163,109
  Stockholders' equity:
   Common stock, one cent par value; 300,000
   shares authorized; 146,702 and 146,337
   issued; 135,107 and 134,741 outstanding.. .     1,467            1,464

  Additional paid-in capital. . . . . . . . .    374,412          344,843
  Accumulated other comprehensive income .. .     (2,703)         (13,259)
  Retained earnings. .. . . . . . . . . . .      978,655          806,171

       Total stockholders' equity.. . . . .    1,351,831        1,139,219
                                              $2,738,715       $2,183,875

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
                                     Year Ended December 31,
                                             1998        1997        1996
Cash flows from operating activities:
Earnings from continuing operations        $182,946    $176,606     $154,357
Depreciation and amortization.. . . .       108,651     91,702        82,424
(Increase)decrease in accounts receivable.    3,393     (54,195)     (18,230)
Decrease in inventories . . . . . . .        12,543       9,921       40,189
(Decrease)increase in accounts payables     (13,625)     23,842       11,145
Change in other assets and liabilities.      37,430      54,455       15,918)

   Total operating cash flows.  .           331,338     302,331      253,967

Cash flows from investing activities:
Payments for additions to property,
  plant and equipment, net . . . . .        (90,265)    (86,881)     (63,981)
Disposition of businesses  . . . . .         16,250         --       155,000
Net cash paid for acquisitions. . . .      (525,713)   (147,238)    (246,427)
  Net cash used in investing activities    (599,728)   (234,119)    (155,408)

Cash flows from financing activities:
Proceeds from issuance of common stock.      29,572       8,742        8,893
Dividends paid .. . . . . . . . .  . .      (10,462)    (11,932)     (11,215)
Borrowings (repayments) of debt. ..  .      219,177     (40,916)     (55,371)
Purchase of common stock . . . . . . .         --       (19,909)     (12,110)
  Net cash provided by (used in)
  financing activities. . .. . . . . .      238,287     (64,015)     (69,803)
Effect of exchange rate changes on cash.      1,205        (897)        (299)
Net change in cash and equivalents. . .     (28,898)      3,300       28,457
Beginning balance of cash and equivalents.   70,821      67,521       39,064
Ending balance of cash and equivalents.    $ 41,923    $ 70,821     $ 67,521

Supplemental disclosures:
  Cash interest payments. . . . . .        $ 24,558    $ 13,782     $ 17,458
  Cash income tax payments . . . . .       $ 66,640    $ 79,972     $ 91,584
  Common stock issued for acquisitions     $  --       $  --        $  8,883


     The accompanying Notes to Consolidated Financial Statements are an
                     integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)
                                                                       Accumulated Other
                              Common Stock      Additional     Retained  Comprehensive Comprehensive
                             Shares   Amount   Paid-in Capital Earnings    Income          Income
Balance, December 31, 1995   144,597  $1,446      $344,453      $420,089    $6,398
 Net earnings for the year.                                      234,168                 $234,168
 Dividends declared. . . ..                                     (11,510)
 Common stock issued for
  options exercised. . .. .      966      10        13,855
 Purchase of common stock .                        (12,110)
 Unrealized gain on securities
   held. . . . . . . . . . .                                                 4,000          4,000
 Common stock issued for
   acquisitions. . . . . . .     594       6         8,877
 Decrease from translation of
   foreign financial statements.                                            (3,949)        (3,949)


Balance, December 31, 1996   146,157  $1,462      $355,075      $642,747    $6,449       $234,219
 Net earnings for the year. .                                    176,606                  176,606
 Dividends declared. . . . .                                     (12,278)
 Common stock issued for
  options exercised. . . . .     180       2         8,742
 Purchase of common stock . .                      (19,909)
 Decrease from translation of
  foreign financial statements.                    (17,408)                               (17,408)
 Unrealized gain on securities
  held . . . . . . . .. . . . .                      1,700                                  1,700
 Sale of securities held . . .                      (4,000)                                (3,500)
 Other . . . . . . . . . . . .                         935          (904)


Balance, December 31, 1997   146,337  $1,464      $344,843      $806,171   $(13,259)     $157,398
 Net earnings for the year.                                      182,946                  182,946
 Dividends declared. . . .                                       (10,462)
 Common stock issued for
  options exercised. . . .       365       3        29,569
 Sale of securities held .                                        (1,700)                  (1,700)
 Increase from translation of
  foreign financial statements.                                   12,256                   12,256

Balance, December 31, 1998   146,702  $1,467       $374,412     $978,655    $(2,703)   $193,502








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

     Excess of Cost Over Net Assets of Acquired Companies - This asset is being amortized on a straight-line basis over forty years. $29,824,000, $25,786,000 and $22,796,000 of amortization was charged to expense for the years ended December 31, 1998, 1997 and 1996, respectively. When events and circumstances so indicate, all long-term assets, including the Excess of Cost Over Net Assets of Acquired Companies, are assessed for recoverability based upon cash flow forecasts. Should an impairment exist, fair value estimates would be determined based on the cash flow forecasts, discounted at a market rate of interest.

     Foreign Currency Translation - Exchange adjustments resulting from foreign currency transactions are generally recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income within stockholders' equity. Net foreign currency transaction gains or losses are not material in any of the years presented.

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

     Discontinued Operations - In January, 1996, the Fayette Tubular Products subsidiary was sold for approximately $155 million. A gain of approximately $80 million was recognized in 1996.
     Accumulated Other Comprehensive Income - Consists of the following as of December 31:

                                  1998        1997      1996
 Cumulative foreign translation
   adjustment . . . . . . . . .  $ (2,703) $(14,959)  $ 2,449

 Unrealized gain on securities..      --       1,700    4,000
                                 $ (2,703) $(13,259)  $ 6,449

 (2)  Acquisitions:

     On July 9, 1998, Fluke Corporation was acquired and merged into the Company. The Company issued 17,785,122 shares of common stock in exchange for all outstanding Fluke shares. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the financial statements as presented have been restated to reflect the combined companies. Fluke Corporation's year end was a 52/53-week fiscal year ending on the last Friday in April. To combine with the Company, the twelve month periods ending January 23, 1998 and January 24, 1997 for Fluke have been utilized. Fluke is engaged in the manufacture and marketing of compact, professional electronic test tools. Reflected in Other Expense is a one-time charge of $40.8 million ($28.6 million after-tax or $.21 per diluted share) to reflect the costs of the transaction and integrating and implementing efficiencies associated with information, operational and administrative systems. The majority of these costs are cash expenses and have been incurred during 1998.

     The Company acquired Pacific Scientific Company as of March 9, 1998. Total consideration was approximately $420 million. The fair value of assets acquired was approximately $520 million and approximately $100 million of liabilities were assumed. The transaction is being accounted for as a purchase.

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

                                  Year Ended December 31,
                                    1998            1997

 Net Sales .. . . . . . . . .     $2,981,620    $2,802,462
 Net Earnings from
  continuing operations . . . . .    181,290       169,610
 Earnings per share from
  continuing operations (diluted)      $1.31         $1.23

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

 (3)  Inventory:

     The major classes of inventory are summarized as follows (000's omitted):

                       December 31, 1998     December 31, 1997

   Finished goods. . .  $    122,141           $     99,983
   Work in process. .         74,385                 67,056
   Raw material . . . .      126,960                 98,083
                        $    323,486            $   265,122

 If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $7,393,000 and $8,940,000 higher at December 31, 1998 and 1997, respectively.


 (4)  Property, Plant and Equipment:

     The major classes of property, plant and equipment are summarized as follows (000's omitted):

                        December 31, 1998    December 31, 1997

 Land and improvements .       $  25,517            $  23,926
 Buildings . . . . ..            174,803              158,872
 Machinery and equipment.        712,298              601,689
                                 912,618              784,487
 Less accumulated depreciation. (441,593)            (380,999)
 Property, plant and equipment $ 471,025            $ 403,488


   (5)  Financing:

        Financing consists of the following (000's omitted):

                          December 31, 1998  December 31, 1997

   Notes payable due 2008. .   $  250,000      $     --
   Notes payable due 1999-2003 .   71,200          85,900
   Other . .. .. .                151,357         113,119
                                  472,557         199,019
   Less-currently payable          59,639          35,910
                               $  412,918      $  163,109


     The Notes due 2008 were issued in October 1998 at an average interest cost of 6.1%. The Company has complied with covenants relating to limitations on secured debt and sale and leaseback transactions. The carrying amount approximates fair value.

     The Notes due 1999-2003 had an original average life of approximately
 6.5 years and an average interest cost of 7.2%. Principal amortization began in December 1995 and continues through April 2003. The estimated fair value of the Notes was approximately $73.0 million at December 31, 1998, and was approximately equal to their carrying value as of December 31, 1997.

     Other includes principally short-term borrowings under uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value. The Company has a bank credit facility which provides revolving credit through September 30, 2001, of up to $250 million. The Company has complied with covenants relating to maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends applicable to the Notes due 1999-2003 and the revolving credit facility. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .125%. There were no borrowings under the bank facility during the three years ended December 31, 1998. The Company is charged a fee of .075% per annum for the facility. Commitment and facility fees of $187,500, $187,500 and $234,000 were incurred in 1998, 1997 and 1996, respectively.
 The weighted average interest rate for short-term borrowings was 5.8%, 5.9% and 5.8% for each of the three years ended December 31, 1998.

     Other debt is classified as noncurrent as management intends to refinance it and the bank credit facility provides the ability to refinance maturities to September 30, 2001.

     The minimum principal payments during the next five years are as follows: 1999 - $59,639,000; 2000 - $885,000; 2001 - $127,271,000; 2002 -
 $735,000; 2003 - $30,374,000 and $253,653,000 thereafter.


 (6)  Accrued Expenses and Other Liabilities:

     Selected accrued expenses and other liabilities include the following (000's omitted):

                             December 31, 1998      December 31, 1997
                           Current    Noncurrent  Current Noncurrent

Compensation and benefits.  $107,386  $46,022    $79,640   $42,883
Claims, including self
  insurance and litigation    15,051   85,286     12,171    80,452
Post retirement benefits.      5,000   75,500      5,000    75,553
Environmental and regulatory
  compliance .. . . . . . . . 38,209   67,926     33,465    59,085
Taxes, income and other . .   57,548    1,174     53,457     1,091


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

     The following sets forth the funded status of the plans as of the most recent actuarial valuations using a measurement date of September 30 (millions):

                                            Pension Benefits   Other Benefits
                                            1998     1997    1998   1997
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year    $194.6   $164.7   $70.8  $72.2
Service cost                                 12.0     10.4     0.4    0.4
Interest cost                                15.6     14.2     4.9    5.0
Plan participants' contributions              --       --      --      --
Amendments                                  (20.0)     --      --      --
Actuarial gain                               18.4     19.9     0.6    (5.6)
Acquisition                                  65.5      6.7     --      3.5
Benefits Paid                               (18.3)   (21.3)   (3.9)   (4.7)
Benefit obligation at end of year           267.8    194.6    72.8    70.8

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
  of year                                   232.6    196.9
Actual return on plan assets                  5.4     47.5
Acquisition                                  70.1      6.0
Employer contribution                        (2.0)    (2.0)
Benefits paid                               (18.3)   (15.8)
Fair value of plan assets at end of year    287.8    232.6      --      --

Funded status                                20.0     38.0    (72.8) (70.8)
Unrecognized net actuarial (gain)            (2.7)   (18.1)    (7.7)  (9.8)
Prepaid (accrued) benefit cost             $ 17.3   $ 19.9  $ (80.5)$(80.6)

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                6.75%    7.25%    6.75%  7.25%
Expected return on plan assets               10.0%    10.0%     --      --


  For measurement purposes, an 8 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 6 percent by 2002 and remain at that level thereafter.


COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                 $12.0   $10.4    $0.4   $0.4
Interest cost                                 15.6    14.2     4.9    5.0
Expected return on plan assets               (22.0)  (18.8)     --     --
Recognized net actuarial (gain)               (0.3)    --     (1.0)  (1.0)
Net periodic benefit cost                    $ 5.3   $ 5.8    $4.3   $4.4


  The Company acquired Pacific Scientific Company on March 9, 1998, including their pension and postretirement benefit plans.

  Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:



                                  1-Percentage    1-Percentage
                                 Point Increase  Point Decrease

  Effect on total of service and
    interest cost components.        $  0.5         $ (0.4)
  Effect on postretirement benefit
    obligation . . . . . . . . .        7.1           (6.8)


     Substantially all employees not covered by defined benefit plans are covered by defined contribution plans which generally provide funding based on a percentage of compensation.

     Pension expense for all plans amounted to $29,581,000, $29,791,000 and $25,894,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


  (8)  Stock Transactions:

     The common stock of the Company was split two-for-one to holders of record as of May 5, 1998. All common stock and per share amounts have been restated to reflect the stock split for all periods presented.

     The Company has adopted a non-qualified stock option plan for which it is authorized to grant options to purchase up to 15,000,000 shares. Under the plan, options are granted at not less than existing market prices, expire ten years from the date of grant and generally vest ratably over a five-year period. An option to acquire 2,000,000 shares was granted to a senior executive outside of the plan in 1990.

         Changes in stock options were as follows:

                                         Number of Shares
                                           Under Option
                                            (thousands)
  Outstanding at December 31, 1995
    (average $7.12 per share)                 6,880

  Granted (average $18.81 per share)          1,774

  Exercised (average $3.88 per share)          (967)

  Cancelled                                    (377)

  Outstanding at December 31, 1996
    (average $10.18 per share)                7,310

  Granted (average $24.78 per share)          3,204

  Exercised (average $7.63 per share)          (180)

  Cancelled                                    (207)

  Outstanding at December 31, 1997           10,127
    (average $14.86 per share)

  Granted (average $43.11 per share)          1,154

  Exercised (average $9.52 per share)          (365)

  Cancelled                                    (611)

  Outstanding at December 31, 1998 (at
  $3.19 to $45.69 per share, average
  $17.26 per share)                           10,305


     As of December 31, 1998, options with a weighted average remaining life of 6.6 years covering 5,741,000 shares were exercisable at $3.19 to $30.63 per share (average $10.17 per share) and options covering 3,361,000 shares remain available to be granted.

     Options outstanding at December 31, 1998 are summarized below:

                            Average  Average            Average
     Exercise    Number    Exercise Remaining   Number  Exercise
     Price     Outstanding  Price     Life  Exercisable  Price
               (thousands)                  (thousands)

   $3.19 to $4.71   1,496    $3.33   1 year   1,496    $3.33
   $5.03 to $7.47   1,482    $6.35   4 years  1,482    $6.35
   $7.97 to $11.75  1,236   $10.17   6 years  1,121   $10.03
   $14.13 to $21.00 1,421   $15.69   7 years    786   $15.48
   $21.25 to $30.63 3,665   $24.38   9 years    856   $24.04
   $35.19 to $45.69 1,005   $43.11  10 years      0     N/A


     Nonqualified options have been issued only at fair market value exercise prices as of the date of grant during the periods presented herein, and the Company's policy does not recognize compensation costs for options of this type. Beginning in 1996, the pro-forma costs of these options granted subsequent to January 1, 1995 have been calculated using the Black-Scholes option pricing model and assuming a 6% risk-free interest rate, a 10-year life for the option, a 15% expected volatility and dividends at the current annual rate. The weighted average grant date fair market value of options issued was $18 per share in 1998, $10 per share in 1997 and $8 per share in 1996. Had this method been used in the determination of income, net income would have decreased by approximately $7.8 million in 1998, $5.3 million in 1997 and $1.4 million in 1996 and diluted earnings per share would have decreased by $.06 in 1998, $.04 in 1997 and $.01 in 1996. These proforma amounts may not be representative of the effects on proforma net income for future years.


  (9)  Leases and Commitments:

     The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $29,000,000 in 1999, $23,000,000 in 2000,
  $17,000,000 in 2001, $13,000,000 in 2002, $10,000,000 in 2003 and $22,000,000
  thereafter. Total rent expense charged to income for all operating leases was $32,000,000, $25,000,000 and $23,000,000 for the years ended December 31,
  1998, 1997, and 1996, respectively.



  (10) Litigation and Contingencies:

     A former subsidiary of the Company is engaged in litigation in multiple states with respect to product liability. The Company sold the subsidiary in 1987. Under the terms of the sale agreement, the Company agreed to indemnify the buyer of the subsidiary for product liability related to tools manufactured by the subsidiary prior to June 4, 1987. The cases involve approximately 3,000 plaintiffs, in state and federal courts in multiple states. All other major U.S. air tool manufacturers are also defendants.
  The gravamen of these complaints is that the defendants' air tools, when used in different types of manufacturing environments over extended periods of time, were defective in design and caused various physical injuries. The plaintiffs seek compensatory and punitive damages. The Company's maximum indemnification obligation under the contract is approximately $85,000,000. The Company has accepted an agreement in principle to settle all claims. Completion of this settlement agreement will not result in a material adverse effect on the Company's results of operations or financial condition.

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

     JMC is a defendant in a class action tort suit. The suit alleges exposure to chemicals, allegedly causing various physical injuries, and property devaluation resulting from wood treating operations previously conducted at a Louisiana site. The number of injuries related to the alleged exposures and the amount of alleged damages are all disputed and uncertain. The Company has tendered the defense of the suit to its insurance carrier. The Company has reached agreement with its insurance carrier which fixes its liability for this matter to a stated amount which will not have a material adverse effect on its results of operations or financial condition.

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


  (11) Income Taxes:

     The provision for income taxes for the years ended December 31 consists of the following (000's omitted):


                                1998      1997    1996
     Federal:
       Current.. . . . . . .   $84,026   $95,249  $69,357
       Deferred . . . . . . .   13,091    (1,276)   8,233
     State and local. . . . .    6,007    12,925    6,600
     Foreign. . . . . . . . .   15,041     4,341   12,046
     Income tax provision . . $118,165  $111,239  $96,236


     Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets (the valuation allowances relate to foreign jurisdictions where operating loss carryforwards exist) consist of the following (000's omitted):

                                             December 31,
                                        1998           1997

     Bad debt allowance .. . . . .   $ 8,397        $ 6,686
     Inventories . . . . . . . . .     8,183          3,656
     Property, plant and equipment.  (40,867)       (37,478)
     Post retirement benefits. . .    33,795         32,319
     Insurance, including self
        insurance  .  . . . . . .     24,316         21,755
     Environmental compliance . . .   25,031         26,043
     Other accruals . . . . . . .     35,392         47,062
     All other accounts . . . . . .  (15,873)        (7,425)
     Operating loss carryforwards .     --           15,203
     Gross deferred tax asset.         78,374       107,821
     Valuation allowances. .. .         --          (10,852)
     Net deferred tax asset . . . .  $ 78,374     $  96,969


     The effective income tax rate for the years ended December 31 varies from the statutory Federal income tax rate as follows:
                                  Percentage of Pre-Tax Earnings
                                        1998    1997    1996

  Statutory Federal income tax rate..   35.0%   35.0%    35.0%
  Increase (decrease) in tax rate
   resulting from:
    Permanent differences in
    amortization of certain assets
    for tax and financial reporting
    purposes.. . . . . . . . . . . .     3.9     3.3      2.9

    State income taxes
    (net of Federal income tax benefit)  1.3     2.9      1.7

    Taxes on foreign earnings. . . . .  (1.7)   (2.6)    (1.2)

    Costs of Fluke merger . . . . . .    0.7     --       --

  Effective income tax rate.  . . .     39.2%    38.6%    38.4%

  (12) Segment Data:

     The Company operates within two major business segments:
  Process/Environmental Controls and Tools and Components. The Tools and Components segment has a customer which accounted for approximately 10%, 11% and 11% of total sales in 1998, 1997 and 1996, respectively.

     Operating profit represents total revenues less operating expenses, excluding interest and taxes on income. The identifiable assets by segment are those used in each segment's operations. Intersegment amounts are eliminated to arrive at consolidated totals.

     The detail segment data is presented in the following table (000's omitted):



Operations in Different Industries -
                                       Year Ended December 31,
                                     1998        1997       1996
Total Sales:
 Process/Environmental Controls  $1,615,529  $1,299,241   $1,129,750
 Tools and Components             1,294,509   1,192,761    1,103,443
                                 $2,910,038  $2,492,002   $2,233,193

Operating Profit:
 Process/Environmental Controls  $  222,520  $  171,141   $  153,513
 Tools and Components               159,225     144,370      128,118
 Other                              (14,907)    (14,455)     (14,225)
                                 $  366,838  $  301,056   $  267,406
Identifiable Assets:
 Process/Environmental Controls  $1,680,998  $1,264,384   $1,130,856
 Tools and Components               994,364     832,614      861,345
 Other                               63,353      86,877       54,530
                                 $2,738,715  $2,183,875   $2,046,731
Liabilities:
 Process/Environmental Controls  $  542,173  $  404,883   $  371,821
 Tools and Components               374,726     421,526      412,850
 Other                              469,985     218,247      256,327
                                 $1,386,884  $1,044,656   $1,040,998
Depreciation and Amortization:
 Process/Environmental Controls  $   63,540  $   46,794   $   42,187
 Tools and Components                45,111      44,908       40,237
                                 $  108,651  $   91,702   $   82,424

Capital Expenditures:
 Process/Environmental Controls  $   50,073  $   48,577   $   32,635
 Tools and Components                40,192      38,304       31,346
                                 $   90,265  $   86,881   $   63,981

 Operations in Geographical Areas -

                                       Year Ended December 31,
                                     1998        1997         1996
Total sales:
     United States . . . . .     $2,328,352  $1,979,346   $1,796,303
     Germany . . . . . . . .        149,841     115,618      119,149
     United Kingdom . . . . .       121,084     121,679      100,710
     All other . . . . . . .        310,761     275,359      217,031
                                 $2,910,038  $2,492,002   $2,233,193
Long-lived assets:
     United States .  . . . .    $1,765,211  $1,275,514   $1,224,919
     Germany . . . .  . . . .        22,931      19,187       20,887
     United Kingdom . . . . .        21,157      17,570       14,289
     All other . . .  . . . .        42,512      39,551       40,352

Less: Deferred taxes and financial
     instruments . . . . . . . .    (78,374)    (96,969)     (98,364)
                                 $1,773,437  $1,254,853   $1,202,083

Sales outside the United States:
     Direct Sales . . .  . . . . $  581,686  $  512,656   $  436,890
     Exports . . . . . . . . .      230,000     212,000      156,000
                                 $  811,686  $  724,656   $  592,890


  (13)  Quarterly Data-Unaudited (000's omitted except per share data)

                                          1998
                 1st Quarter 2nd Quarter 3rd Quarter 4th Quarter

  Net Sales  . . .  $646,240     $736,428   $724,839    $802,531
  Gross Profit . .   228,146      273,445    283,987     303,376
  Operating Profit    74,014       91,874     99,127     101,823
  Net earnings . .    44,203       52,208     28,460*     58,075
  Earnings per share:
    Basic . . . .       $.33         $.39       $.21*       $.43
    Diluted . . .       $.32         $.38       $.20*       $.42

  * Includes $28.6 million after-tax costs ($0.21 per share) from the merger with Fluke Corporation

                                     1997
                 1st Quarter 2nd Quarter 3rd Quarter 4th Quarter
  Net Sales . . .   $581,530     $608,369    $626,785   $675,318
  Gross Profit . .   198,316     220,824     232,815    241,616
  Operating Profit    55,950      76,244      83,084     85,778
  Net earnings . . . .31,756      44,838      49,258     50,754
  Earnings per share:
    Basic . .. . . .    $.24         $.34        $.37       $.38
    Diluted .. . . .    $.23         $.33       $.36       $.37

  Danaher Corporation and Subsidiaries

  Major Operating Company Executives

  A.L. Hyde Company
  Kurt C. Glaser
  President

  American Sigma, Inc.
  Richard W. Wissenbach
  President

  Communications Technology
  Corporation
  Benjamin W. Jeffrey
  President

  Current Technology, Inc.
  Joseph W. Roark
  President

  Cyberex, Inc.
  Maureen F. Austin
  President

  Danaher Controls
  James W. Appelgren
  President

  Danaher Tool Group
  Professional Tools
  Division
  Jake R. Nichol
  President

  Danaher Tool Group
  Special Markets Division
  Thomas R. Sulentic
  President

  Delta Consolidated
  Industries
  Thomas P. Joyce, Jr.
  President

  Dr. Bruno Lange GmbH
  Hermann E. Braun
  President

  Fluke Corporation
  H. Lawrence Culp, Jr.
  President



  Gems Sensors
  Joseph A. Hahn
  President

  Hengstler GmbH
  Hermann E. Braun
  President

  Hennessy Industries, Inc.
  Vincent E. Piacenti
  President

  Jacobs Chuck Manu-
   facturing Company
  C. Michael Heath
  President

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

  Joslyn Sunbank Company
  P. Edward Prutzman
  President

  Matco Tools Corporation
  Thomas N. Willis
  President

  M&M Precision Systems
  Corporation
  James E. Helton
  President




  Namco Controls Corporation
  Alex A. Joseph
  President

  Pacific Scientific
  Automation Technology Group
  William T. Fejes, Jr.
  President

  Pacific Scientific Company
  Fisher Pierce Division
  Steven L. Breitzka
  President

  Pacific Scientific Company
  Instruments Division
  Daniel A. Pryor
  President

  Pacific Scientific
  Energetic
  Materials Co.
  Thomas L. Walsh
  President

  Pacific Scientific Safety &
  Aviation Group
  Richard G. Knoblock
  President

  Partlow/West Corporation
  Craig B. Purse
  President

  QualiTROL Corporation
  Ronald N. Meyer
  President

  Veeder-Root Company
  Scott G. Clawson
  President


  Corporate Officers

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

Directors

  Mortimer M. Caplin
  Partner
  Caplin & Drysdale

  Donald J. Ehrlich
  President, Chairman and
  Chief Executive Officer
  Wabash National Corp.

  Walter G. Lohr, Jr.
  Partner
  Hogan & Hartson

  Mitchell P. Rales
  Chairman of the
  Executive Committee
  Danaher Corporation

  Steven M. Rales
  Chairman of the Board
  Danaher Corporation

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
  (202) 828-0850

  Internet Address:  http://www.danaher.com

  Stock Listing

  Symbol: DHR
  New York and Pacific Stock Exchanges

  Transfer Agent

  SunTrust Bank
  Atlanta, Georgia

  Form 10-K

  A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by writing to Danaher Corporation.

MARKET PRICES OF COMMON STOCK


                                  1998              1997
                           High        Low     High      Low

  First Quarter . . ..  38 3/32   29 1/2     25        20 13/16
  Second Quarter . . .  38 7/8    34 25/32   25 15/16  19 13/16
  Third Quarter. . . .  45 3/4    30         29 7/32   24 29/32
  Fourth Quarter.. . .  54 5/16   29 3/8     31 7/8    26 23/32

  High and low per share data are as quoted on the New York Stock Exchange.