Form 10-K405, Exhibit 13
period 1999-12-31
DANAHER CORP /DE/
filed 2000-03-21
CIK 313616

SHAREHOLDERS' INFORMATION

Auditors
Arthur Andersen LLP
Baltimore, MD

Shareholders' Information
Shareholder requests for information or assistance, please write or call our corporate office.

Danaher Corporation
c/o Investor Relations
1250 24th Street, NW Suite 800
Washington, D.C.  20037
(202) 828-0850

Internet Address
www.danaher.com

Stock Listing
Symbol: DHR
New York and Pacific Stock Exchanges

Transfer Agent
SunTrust Bank
Atlanta, Georgia

Form 10-K
A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by writing to Danaher Corporation.

Market Prices of Common Stock
-------------------------------------------------------------
                             1999              1998
-------------------------------------------------------------
                    High        Low        High        Low
                ---------------------------------------------
First Quarter      55         46 3/8     38 3/32     29 1/2
Second Quarter     69         51 3/8     38 7/8      34 25/32
Third Quarter      62 5/8     47 1/2     45 3/4      30
Fourth Quarter     54 3/8     42 3/4     54 5/16     29 3/8

-------------------------------------------------------------------------
High and low per share data are as quoted on the New York Stock Exchange.
-------------------------------------------------------------------------


Selected Financial Data

(000's omitted, except per share data)       1999           1998          1997            1996            1995
Sales                                     $3,197,238     $3,047,061    $2,619,100   $   2,352,249   $   2,011,529
Operating profit                             458,007        384,112       319,346         284,411         230,906
Earnings from continuing operations          261,624**      192,186*      188,576         166,511         138,899
    Per share
        Diluted                                 1.79**         1.33*         1.31            1.17            0.97
        Basic                                   1.84**         1.37*         1.35            1.19            1.00
Discontinued operations                           --             --            --          79,811           2,550
    Per share
        Diluted                                   --             --            --            0.56            0.02
        Basic                                     --             --            --            0.57            0.02
Net earnings                                 261,624**      192,186*      188,576         246,322         141,449
Earnings per share
        Diluted                                 1.79**         1.33*         1.31            1.72            0.99
        Basic                                   1.84**         1.37*         1.35            1.76            1.01
Dividends per share                             0.07           0.09          0.10            0.10            0.10
Total assets                               3,047,071      2,840,859     2,264,741       2,148,888       1,848,335
Total debt                                   374,634        503,639       229,095         239,927         294,547

* Includes $28.6 million in after-tax costs ($0.20 per share) from the merger with the Fluke Corporation

** Includes $9.8 million in after-tax costs ($0.07 per share) from the merger with the Hach Company

MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
RESULTS OF OPERATION
--------------------------------------------------------------------------------

Danaher Corporation (the "Company") operates a variety of businesses through its wholly owned subsidiaries. These businesses are conducted in two business segments: Process/Environmental Controls and Tools and Components. In its Process/Environmental Controls segment, the Company is a leading producer of compact electronic test instruments, leak detection sensors for underground fuel storage tanks and motion, position, temperature, pressure, level, flow, water quality and power reliability and quality control devices. In Tools and Components, the Company is the principal manufacturer of Sears, Roebuck and Company's Craftsman(R) line, National Automotive Parts Association (NAPA(R)) line, K-D(R) automotive line, and the Matco(R), Armstrong(R) and Allen(TM) lines of mechanics' hand tools. The Company also manufactures Allen(TM) wrenches, Jacobs(R) drill chucks and diesel engine retarders, Delta(R) storage containers and Coats(R) and Ammco(R) wheel service equipment.

Presented below is a summary of sales by business segment (000's omitted).

------------------------------------------------------------------------------------------
                                         1999                 1998              1997
------------------------------------------------------------------------------------------
                                         $       %           $       %           $       %
Process/Environmental Controls   1,854,184    58.0   1,752,552    57.5   1,426,339    54.5
Tools and Components             1,343,054    42.0   1,294,509    42.5   1,192,761    45.5
                                 ---------------------------------------------------------
                                 3,197,238   100.0   3,047,061   100.0   2,619,100   100.0

--------------------------------------------------------------------------------
THE PROCESS/ENVIRONMENTAL CONTROLS
--------------------------------------------------------------------------------

The Process/Environmental Controls segment includes Hach Company, Fluke Corporation, Veeder-Root Company, Danaher Controls, Partlow, Anderson Instruments, West Instruments, QualiTROL Corporation, A.L. Hyde Company, Hengstler, the controls product line business units of Joslyn Corporation and Pacific Scientific Company, Namco Controls, Atlas Copco Controls, M&M Precision Systems, Communications Technology Corporation, Current Technology, Gems Sensors, and the Dr. Bruno Lange Group. These companies produce and sell water testing instruments and chemicals, compact electronic test instruments, underground storage tank leak detection systems and temperature, level, motion and position sensing devices, water/wastewater test and monitoring instruments, power switches and controls, power protection products, aviation safety products, liquid flow measuring devices, quality assurance products and systems, and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and end-users.

--------------------------------------------------------------------------------
1999 COMPARED TO 1998
--------------------------------------------------------------------------------

1999 sales increased 6% from 1998 levels. Net unit volume increases of 3.5% were driven by gains in the water quality and power quality product lines, offset by lower sales of underground storage tank monitoring systems. 1999 was negatively impacted by price decreases and foreign currency translation decreases totaling over 1%. Acquisition activity contributed 4% of the increase, due primarily to the full-year impact of the Pacific Scientific Company and Dr. Bruno Lange Group acquisitions. Operating margins increased from 13.7% to 15.5% due to overall cost reductions and improvements in margins of the businesses acquired in 1998.

--------------------------------------------------------------------------------
1998 COMPARED TO 1997
--------------------------------------------------------------------------------

Sales in 1998 were 23% higher than in 1997 for this segment. The acquisitions of Pacific Scientific Company and the Dr. Bruno Lange Group, the full-year effect of the Gems Sensors acquisition in August, 1997 and several minor business acquisitions and dispositions provided a 20% increase from 1997. The remainder of the sales change was generated by an increase in unit volume of 3%, with prices essentially flat. Operating margins increased from 13.3% to 13.7%, due to higher sales of environmental products, cost reductions and the elimination of Fluke's 1997 European restructuring activities, offset by lower operating margins of businesses acquired in 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
TOOLS AND COMPONENTS
--------------------------------------------------------------------------------

The Tools and Components segment is comprised of the Danaher Hand Tool Group (including Special Markets, Asian Tools, Professional Tools and Matco Tools divisions), Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest domestic producers and distributors of general purpose and specialty mechanics' hand tools. Other products manufactured by these companies include toolboxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high-quality precision socket screws, fasteners, and high-quality miniature precision parts.

--------------------------------------------------------------------------------
1999 COMPARED TO 1998
--------------------------------------------------------------------------------

Sales in 1999 were 4% higher than in 1998. This increase consists of higher unit shipment volume of 5%, offset by price decreases of 1%. Demand for diesel engine retarders and professional mechanics' tools was particularly strong in 1999. Operating margins increased from 12.3% to 14.0%, driven by higher sales volumes spread over a fixed cost base and continued manufacturing cost improvements.

--------------------------------------------------------------------------------
1998 COMPARED TO 1997
--------------------------------------------------------------------------------

Sales increased 8.5% from 1997 to 1998. Unit volume increases of 10%, offset by price decreases of 1.5%, accounted for this increase. Operating profit margins increased from 12.1% in 1997 to 12.3% in 1998, driven by higher sales levels and productivity gains. Demand levels were strong across consumer, professional and international hand tool lines. Sales of diesel engine retarders were also strong in 1998.

--------------------------------------------------------------------------------
GROSS PROFIT
--------------------------------------------------------------------------------

Gross profit, as a percentage of sales, was 38.7% in 1999, a 0.7 percentage point improvement compared to 38.0% achieved in 1998. Product and manufacturing overhead cost reductions, combined with increases in higher margin product lines, drove this improvement.

Gross profit margin was 38.0% in 1998, a 1.5 percentage point increase compared to 1997. Productivity improvements were achieved in all business segments. Higher volume levels and a shift in mix to the higher gross margin products of the acquired companies in the Process/Environmental Controls business segment contributed to the improvement.

--------------------------------------------------------------------------------
OPERATING EXPENSES
--------------------------------------------------------------------------------

In 1999, selling, general and administrative expenses were 24.3% of sales, an improvement of 1.1 percentage points from 1998 levels. Cost reductions in administrative overhead expenses and higher sales levels spread over a fixed cost base generated this improvement.

Selling, general and administrative expenses for 1998 as a percentage of sales were 1.1 percentage points higher than the 1997 level. This reflects the higher operating expense levels of the businesses acquired in 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
INTEREST COSTS AND FINANCING TRANSACTIONS
--------------------------------------------------------------------------------

The Company's debt financing is composed primarily of publicly issued 6% notes due 2008, privately placed debt maturing in April 2003 at an average interest cost of 7%, uncommitted lines and a revolving credit facility which provides senior financing of $250 million for general corporate purposes. The interest rates for borrowing under the facility float with base rates. Interest expense in 1999 was $9.6 million lower than in 1998, due to lower debt and higher cash levels generated primarily by substantial cash flow from operations. Interest expense in 1998 was $13.3 million higher than in 1997, as average borrowing levels increased due to acquisitions.

--------------------------------------------------------------------------------
INCOME TAXES
--------------------------------------------------------------------------------

The 1999 effective rate of 39.1% is 0.3 percentage points lower than in 1998. This decrease results primarily from a lower ratio of nondeductible amortization compared to taxable income. The 1998 effective tax rate of 39.4% is 1.0 percentage point higher than in 1997, resulting from the nondeductible expenses associated with the Fluke Corporation merger in July 1998.

--------------------------------------------------------------------------------
INFLATION
--------------------------------------------------------------------------------

The effect of inflation on the Company's operations has been minimal in 1999, 1998 and 1997.

--------------------------------------------------------------------------------
READINESS FOR YEAR 2000
--------------------------------------------------------------------------------

The Company experienced no significant systems or other Y2K effects with transitioning into the new year. No disturbance arose from customers or vendors associated with the new year. Although the Company believes there is no material risk exposure, the Year 2000 Readiness Plan as discussed in the Current Report dated July 9, 1998 remains in place.

--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
--------------------------------------------------------------------------------

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

The fair value of the Company's fixed-rate long-term debt is sensitive to changes in interest rates. The value of this debt is subject to change as a result of movements in interest rates. Sensitivity analysis is one technique used to evaluate this potential impact. Based on a hypothetical immediate 100 basis point increase in interest rates at December 31, 1999, the market value of the Company's fixed-rate long-term debt would be impacted by a net decrease of $17 million. This methodology has certain limitations, and these hypothetical gains or losses would not be reflected in the Company's results of operations or financial conditions under current accounting principles.

MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

In 1999, the Company acquired Atlas Copco Controls and additional smaller businesses for a total of $65 million. The Company also acquired Pacific Scientific Company for approximately $420 million in cash in March 1998. See
Note 2 to Consolidated Financial Statements for a further discussion of the impact of acquisitions. In January 1996, the Company sold its Fayette Tubular Products subsidiary for $155 million.

As discussed previously, $250 million of the Company's debt is fixed at an average interest cost of 6%, and $30 million is fixed at an interest rate of 7%. Substantially all remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 1999, the Company has unutilized commitments under its revolving credit facility of $250 million. As of December 31, 1999, the Company held $260 million of cash and cash equivalents. These amounts are invested in highly liquid investment grade debt instruments with a maturity of ninety days or less.

Cash flow has been strong in all periods from 1997 through 1999. In July, 1999, the Company sold $70 million of treasury stock through its Hach Company subsidiary. Operations generated $419 million, $353 million and $343 million in cash in 1999, 1998 and 1997, respectively. The principal use of funds has been capital expenditures of $89 million, $102 million and $97 million in 1999, 1998 and 1997, respectively, and net cash paid for acquisitions of $65 million, $532 million and $147 million in 1999, 1998 and 1997, respectively. The net result of the above, combined with working capital changes, was a decrease in debt of $130 million in 1999, an increase in debt of $215 million in 1998 and a decrease of $11 million in 1997.

The Company's funds provided from operations, as well as the existing bank facility and available credit lines, should provide sufficient available funds to meet the Company's working capital, capital expenditure, dividend and debt service requirements for the foreseeable future.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------
TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF DANAHER CORPORATION
--------------------------------------------------------------------------------

We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                         /s/ Arthur Andersen LLP

Baltimore, MD
January 27, 2000

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)
--------------------------------------------------------------------------------
Year Ended December 31                           1999        1998       1997
--------------------------------------------------------------------------------

Sales                                         $3,197,238  $3,047,061  $2,619,100
Cost of sales                                  1,960,822   1,889,229   1,663,491
Selling, general and administrative expenses     778,409     773,720     636,263
                                              ----------------------------------
     Total operating expenses                  2,739,231   2,662,949   2,299,754
Operating profit                                 458,007     384,112     319,346
Other expense                                     11,778      40,796        --
Interest expense                                  16,667      26,307      12,993
                                              ----------------------------------
Earnings before income taxes                     429,562     317,009     306,353
Income taxes                                     167,938     124,823     117,777
                                              ----------------------------------
Net earnings                                  $  261,624  $  192,186  $  188,576
                                              ==================================

Basic earnings per share:
     Net earnings                             $     1.84  $     1.37  $     1.35
                                              ----------------------------------
Average shares outstanding                       141,832     139,816     139,725
                                              ==================================

Diluted earnings per share:
     Net earnings                             $     1.79  $     1.33  $     1.31
                                              ----------------------------------
Average common stock and common equivalent
     shares outstanding                          146,089     143,987     143,479
                                              ==================================

--------------------------------------------------------------------------------
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

(in thousands)
--------------------------------------------------------------------------------
As of December 31                                           1999         1998
--------------------------------------------------------------------------------
Assets

Current assets:
Cash and equivalents                                    $  260,281  $    47,798
Trade accounts receivable, less allowance for doubtful
     accounts of $28,000 and $24,000                       544,738      485,543
Inventories                                                324,673      337,481
Prepaid expenses and other                                  72,425       60,874
                                                        -----------------------
     Total current assets                                1,202,117      931,696
Property, plant and equipment, net                         500,189      510,198
Other assets                                                52,476      111,203
Excess of cost over net assets of acquired companies,
     less accumulated amortization of $196,000
     and $159,000                                        1,292,289    1,287,762
                                                        -----------------------
                                                        $3,047,071  $ 2,840,859
                                                        =======================


Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current portion of debt               $   33,597  $    59,721
Trade accounts payable                                     213,209      161,782
Accrued expenses                                           461,980      479,743
                                                        -----------------------
     Total current liabilities                             708,786      701,246
Other liabilities                                          288,494      294,907
Long-term debt                                             341,037      443,918

Stockholders' equity:
     Common stock, one cent par value; 300,000
     shares authorized; 154,035 and 153,297
     issued; 142,440 and 141,701 outstanding                 1,540        1,533
Additional paid-in capital                                 420,036      332,057
Accumulated other comprehensive income                     (34,105)      (2,373)
Retained earnings                                        1,321,283    1,069,571
                                                        -----------------------
     Total stockholders' equity                          1,708,754    1,400,788
                                                        -----------------------
                                                        $3,047,071  $ 2,840,859
                                                        =======================


The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS


(in thousands)
------------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31                                                                 1999               1998               1997
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
 Earnings from continuing operations                                                 $ 261,624          $ 192,186         $ 188,576
 Depreciation and amortization                                                         126,419            114,527            98,338
 Change in accounts receivable                                                         (60,327)             4,409           (50,978)
 Change in inventories                                                                  11,149             13,851            10,742
 Change in accounts payable                                                             45,852            (13,869)           22,956
 Change in other assets and liabilities                                                 34,390             41,578            73,548
                                                                                     ----------------------------------------------
   Total operating cash flows                                                          419,107            352,682           343,182
                                                                                     ==============================================
Cash flows from investing activities:
Payments for additions to property, plant and equipment, net                           (88,909)          (101,614)          (96,946)
Disposition of businesses                                                                 --               16,250              --
Net cash paid for acquisitions                                                         (64,834)          (532,368)         (147,238)
                                                                                     ----------------------------------------------
  Net cash used in investing activities                                               (153,743)          (617,732)         (244,184)
                                                                                     ==============================================
Cash flows from financing activities:
Proceeds from sale of treasury stock                                                    69,845               --                --
Proceeds from issuance of common stock                                                  18,141             30,545             9,075
Dividends paid                                                                          (9,912)           (12,840)          (14,525)
Borrowings (repayments) of debt                                                       (129,851)           214,905           (10,801)
Purchase of common stock                                                                  --               (2,066)          (80,223)
                                                                                     ----------------------------------------------
  Net cash provided by (used in) financing activities                                  (51,777)           230,544           (96,474)
Effect of exchange rate changes on cash                                                 (1,104)             1,726            (1,453)
                                                                                     ----------------------------------------------
Net change in cash and equivalents                                                     212,483            (32,780)            1,071
                                                                                     ----------------------------------------------
Beginning balance of cash and equivalents                                               47,798             80,578            79,507
                                                                                     ----------------------------------------------
Ending balance of cash and equivalents                                               $ 260,281          $  47,798         $  80,578
                                                                                     ==============================================
Supplemental disclosures:
  Cash interest payments                                                             $  16,348          $  26,495         $  14,875
                                                                                     ==============================================
  Cash income tax payments                                                           $ 114,617          $  79,301         $  86,156
                                                                                     ==============================================


--------------------------------------------------------------------------------
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(in thousands)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Accumulated
                                                                         Additional                    Other
                                                        Common Stock      Paid-in       Retained   Comprehensive  Comprehensive
                                                       Shares   Amount    Capital       Earnings       Income        Income
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                            152,752   $1,528   $ 365,135    $   717,078    $  7,516             --
  Net earnings for the year                                --       --          --        188,576          --      $ 188,576
  Dividends declared                                       --       --          --        (14,525)         --             --
  Common stock issued for options exercised               180        2       9,073             --          --             --
  Purchase of common stock                                 --       --     (80,223)            --          --             --
  Unrealized gain on securities held                       --       --          --             --       1,700          1,700
  Sale of securities held                                  --       --          --             --      (4,000)        (3,500)
  Decrease from translation of foreign
    financial statements                                   --       --          --             --     (18,666)       (18,666)
Other                                                      --       --         935           (904)         --             --
                                                    ---------------------------------------------------------------------------
Balance, December 31, 1997                            152,932   $1,530   $ 294,920    $   890,225    $(13,450)     $ 168,110
                                                    ===========================================================================
  Net earnings for the year                                --       --          --        192,186          --        192,186
  Dividends declared                                       --       --          --        (12,840)         --             --
  Common stock issued for options exercised               365        3      30,542             --          --             --
  Purchase of common stock                                 --       --      (2,066)            --          --             --
  Common stock issued for acquisitions                     --       --       8,661             --          --             --
  Increase from translation of foreign
    financial statements                                   --       --          --             --      12,777         12,777
  Sale of securities held                                  --       --          --             --      (1,700)        (1,700)
                                                    ---------------------------------------------------------------------------
Balance, December 31, 1998                            153,297   $1,533   $ 332,057    $ 1,069,571    $ (2,373)     $ 203,263
                                                    ===========================================================================
  Net earnings for the year                                --       --          --        261,624          --        261,624
  Dividends declared                                       --       --          --         (9,912)         --             --
  Common stock issued for options exercised               738        7      18,134             --          --             --
  Sale of treasury stock                                   --       --      69,845             --          --             --

  Decrease from translation of foreign
    financial statements                                   --       --          --             --     (31,732)       (31,732)
                                                    ---------------------------------------------------------------------------
Balance, December 31, 1999                            154,035   $1,540   $ 420,036    $ 1,321,283    $(34,105)     $ 229,892
                                                    ===========================================================================

--------------------------------------------------------------------------------
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
(1) Summary of Significant Accounting Policies:
--------------------------------------------------------------------------------

ACCOUNTING PRINCIPLES The consolidated financial statements include the accounts of the Company and its subsidiaries. The accounts of certain of the Company's foreign subsidiaries are included on the basis of a fiscal year ending November
30. This procedure was adopted to allow sufficient time to include these companies in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated upon consolidation.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORY VALUATION Inventories include material, labor and overhead and are stated principally at the lower of cost or market using the last-in, first-out method (LIFO).

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives (3 to 35 years) of the depreciable assets.

OTHER ASSETS Other assets include principally deferred income taxes, noncurrent trade receivables and capitalized costs associated with obtaining financings which are being amortized over the term of the related debt.

FAIR VALUE OF FINANCIAL INSTRUMENTS For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

EXCESS OF COST OVER NET ASSETS OF ACQUIRED COMPANIES This asset is being amortized on a straight-line basis over forty years. $37,268,000, $34,269,000 and $25,786,000 of amortization was charged to expense for the years ended December 31, 1999, 1998 and 1997, respectively. When events and circumstances so indicate, all long-term assets, including the Excess of cost over net assets of acquired companies, are assessed for recoverability based upon cash flow forecasts. Should an impairment exist, fair value estimates would be determined based on the cash flow forecasts, discounted at a market rate of interest.

FOREIGN CURRENCY TRANSLATION Exchange adjustments resulting from foreign currency transactions are generally recognized in net earnings, whereas adjustments resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income within stockholders' equity. Net foreign currency transaction gains or losses are not material in any of the years presented.

STATEMENTS OF CASH FLOWS The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

INCOME TAXES The Company provides income taxes for unremitted earnings of foreign subsidiaries which are not considered permanently reinvested in that operation.

EARNINGS PER SHARE The computation of diluted earnings per share is based on the weighted average number of common shares and common stock equivalents outstanding during the year.

ACCUMULATED OTHER COMPREHENSIVE INCOME This consists of the following as of December 31 (000's omitted):

--------------------------------------------------------------------------------
                                           1999          1998          1997
--------------------------------------------------------------------------------
Cumulative foreign
  translation adjustment                 $(34,105)     $(2,373)     $(15,150)
Unrealized gain on
  securities                                   --           --         1,700
                                         -----------------------------------
                                         $(34,105)     $(2,373)     $(13,450)
================================================================================

--------------------------------------------------------------------------------
(2) Acquisitions:
--------------------------------------------------------------------------------
On July 14, 1999, Hach Company was acquired and merged into the Company. The Company issued 0.2987 shares of common stock in exchange for each outstanding share of Hach; 6,594,430 shares were exchanged for all outstanding Hach shares. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the financial statements as presented have been restated to reflect the combined companies. Hach Company's year-end was a fiscal year ending on April 30. To combine with the Company, the twelve month periods ending January 30, 1999 and January 31, 1998 for Hach have been utilized. Hach is engaged in the manufacture and marketing of instruments and kits to analyze chemical and other properties of water and aqueous solutions. Reflected in Other expense is a one-time charge of $11.8 million ($9.8 million after-tax or $.07 per share) to reflect the costs of the transaction and the elimination of redundant activities and operations. The majority of these costs are cash expenses and were incurred during 1999.

On July 9, 1998, Fluke Corporation was acquired and merged into the Company. The Company issued 17,785,122 shares of common stock in exchange for all outstanding Fluke shares; 0.90478 shares were exchanged for each Fluke share. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the financial statements as presented have been restated to reflect the combined companies. Fluke Corporation's year-end was a 52/53-week fiscal year ending on the last Friday in April. To combine with the Company, the twelve month periods ending January 23, 1998 and January 24, 1997 for Fluke have been utilized. Fluke is engaged in the manufacture and marketing of compact,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

professional electronic test tools. Reflected in Other expense is a one-time charge of $40.8 million ($28.6 million after-tax or $.20 per share) to reflect the costs of the transaction and integrating and implementing efficiencies associated with information, operational and administrative systems. The majority of these costs are cash expenses and were incurred during 1998.

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

   The unaudited pro forma information for the period set forth below gives effect to this transaction as if it had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time (unaudited, 000's omitted):

--------------------------------------------------------------------------
Year ended December 31,                          1998                1997
--------------------------------------------------------------------------
Net sales                                   $3,118,643          $2,929,560
Net earnings from
  continuing operations                        190,530             181,580
Earnings per share
  from continuing
  operations (diluted)                      $     1.32          $     1.27
==========================================================================

--------------------------------------------------------------------------------
(3) Inventory
--------------------------------------------------------------------------------
The major classes of inventory are summarized as follows (000's omitted):

--------------------------------------------------------------------------------
                                     December 31, 1999   December 31, 1998
--------------------------------------------------------------------------------
Finished goods                                $128,134            $130,463
Work in process                                 67,437              75,768
Raw material                                   129,102             131,250
                                              ----------------------------
                                              $324,673            $337,481
================================================================================

If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $11,394,000 and $10,615,000 higher at December 31, 1999 and 1998, respectively.

--------------------------------------------------------------------------------
(4) Property, Plant and Equipment
--------------------------------------------------------------------------------
The major classes of property, plant and equipment are summarized as follows (000's omitted):

--------------------------------------------------------------------------------
                                     December 31, 1999   December 31, 1998
--------------------------------------------------------------------------------
Land and
  improvements                                $ 25,595        $     26,607
Buildings                                      209,118             207,933
Machinery and
  equipment                                    818,200             768,990
                                             -----------------------------
                                             1,052,913           1,003,530
Less accumulated
  depreciation                                (552,724)           (493,332)
                                             -----------------------------
                                             $ 500,189        $    510,198
================================================================================

--------------------------------------------------------------------------------
(5) Financing
--------------------------------------------------------------------------------
Financing consists of the following (000's omitted):

--------------------------------------------------------------------------------
                                          December 31,        December 31,
                                                  1999                1998
--------------------------------------------------------------------------------
Notes payable due 2008                        $250,000            $250,000
Notes payable due 2003                          30,000              30,000
Notes payable due 1999                              --              41,200
Other                                           94,634             182,439
                                              ----------------------------
                                               374,634             503,639
Less-currently payable                          33,597              59,721
                                              ----------------------------
                                              $341,037            $443,918
================================================================================

The Notes due 2008 were issued in October 1998 at an average interest cost of 6.1%. The Company has complied with covenants relating to limitations on secured debt and sale and leaseback transactions. The carrying amount approximates fair value.

   The Notes due 2003 had an original average life of approximately 10 years and an average interest cost of 7%. The carrying amount approximates fair value.

   The Notes due 1999 had an original average life of approximately 7 years and an average interest cost of 7.3%. The estimated fair value of the Notes was approximately $41.7 million at December 31, 1998.

   Other includes principally short-term borrowings under uncommitted lines of credit which are payable upon demand. The carrying amount approximates fair value. The weighted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

average interest rate for short-term borrowings was 5.3%, 5.8% and 5.9% for each of the three years ended December 31, 1999, 1998 and 1997, respectively. The Company also has a bank credit facility which provides revolving credit through September 30, 2001, of up to $250 million. The Company has complied with covenants relating to maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends applicable to the Notes due 2003 and the revolving credit facility. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .125%. There were no borrowings under the bank facility during the three years ended December 31, 1999. The Company is charged a fee of .075% per annum for the facility. Commitment and facility fees of $187,500 were incurred in 1999, 1998 and 1997.

     Other debt is classified as noncurrent as management intends to refinance it and the bank credit facility provides the ability to refinance maturities to September 30, 2001.

     The minimum principal payments during the next five years are as follows:
2000 -$33,597,000; 2001 - $57,061,000; 2002 - $724,000; 2003 - $30,356,000;
2004 -$310,000; and $252,586,000 thereafter.

--------------------------------------------------------------------------------
(6) Accrued Expenses and Other Liabilities:
--------------------------------------------------------------------------------
Selected accrued expenses and other liabilities include the following (000's omitted):

--------------------------------------------------------------------------------
                                  December 31, 1999       December 31, 1998
--------------------------------------------------------------------------------
                                Current     Noncurrent   Current     Noncurrent

Compensation
  and benefits                  $126,130     $54,057     $114,393     $49,143
Claims, including
  self insurance
  and litigation                  16,221      91,920       15,051      85,286
Post retirement
  benefits                         5,000      73,006        5,000      75,500
Environmental
  and regulatory
  compliance                      34,156      60,719       38,209      67,926
Taxes, income
  and other                       45,065       7,950       59,814       7,699
================================================================================

Approximately $7 million of accrued expenses and other liabilities were guaranteed by bank letters of credit.

--------------------------------------------------------------------------------
(7) Pension and Employee Benefit Plans:
--------------------------------------------------------------------------------
The Company has noncontributory defined benefit pension plans which cover certain of its domestic hourly employees. Benefit accruals under most of these plans have ceased, and pension expense for defined benefit plans is not significant for any of the periods presented. It is the Company's policy to fund, at a minimum, amounts required by the Internal Revenue Service.

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

     The following sets forth the funded status of the plans as of the most recent actuarial valuations using a measurement date of September 30 (millions):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                              Pension Benefits                  Other Benefits
                                                                            1999             1998             1999            1998
------------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
Benefit obligation at beginning of year                                   $ 267.8          $ 194.6          $  72.8         $  70.8
Service cost                                                                 12.9             12.0              0.5             0.4
Interest cost                                                                17.2             15.6              4.7             4.9
Plan participants' contributions                                               --               --               --              --
Amendments                                                                     --            (20.0)              --              --
Actuarial gain (loss)                                                       (27.0)            18.4             (8.2)            0.6
Acquisition                                                                    --             65.5               --              --
Benefits paid                                                               (21.1)           (18.3)            (6.1)           (3.9)
                                                                          ---------------------------------------------------------
Benefit obligation at end of year                                           249.8            267.8             63.7            72.8

Change in plan assets:
Fair value of plan assets at beginning of year                              287.8            232.6               --              --
Actual return on plan assets                                                 47.7              5.4               --              --
Acquisition                                                                    --             70.1               --              --
Employer distribution                                                          --             (2.0)              --              --
Benefits paid                                                               (21.1)           (18.3)              --              --
                                                                          ---------------------------------------------------------
Fair value of plan assets at end
of year                                                                     314.4            287.8               --              --
Funded status                                                                64.6             20.0            (63.7)          (72.8)
Unrecognized net actuarial gain                                             (47.7)            (2.7)           (14.3)           (7.7)
                                                                          ---------------------------------------------------------
Prepaid (accrued) benefit cost                                            $  16.9          $  17.3          $ (78.0)        $ (80.5)
====================================================================================================================================

Weighted-average assumptions as of December 31:
Discount rate                                                                7.75%            6.75%            7.75%           6.75%
Expected return on plan assets                                               10.0%            10.0%              --              --

  For measurement purposes, an 8 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 6 percent by 2002 and remain at that level thereafter.


Components of net periodic benefit cost:
Service cost                                                                $12.9            $12.0            $ 0.5           $ 0.4
Interest cost                                                                17.2             15.6              4.7             4.9
Expected return on plan assets                                              (27.4)           (22.0)              --              --
Recognized net actuarial gain                                                (2.2)            (0.3)            (1.0)           (1.0)
                                                                            -------------------------------------------------------
Net periodic benefit cost                                                   $ 0.5            $ 5.3            $ 4.2           $ 4.3
====================================================================================================================================


The Company acquired Pacific Scientific Company on March 9, 1998, including their pension and postretirement benefit plans.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

--------------------------------------------------------------------------------
                                            1 Percentage     1 Percentage
                                            Point Increase   Point Increase
--------------------------------------------------------------------------------
Effect on total of service and
  interest cost components                       $0.5            $(0.5)
Effect on postretirement
  benefit obligation                             6.5             (5.9)
================================================================================

     Substantially all employees not covered by defined benefit plans are covered by defined contribution plans which generally provide funding based on a percentage of compensation.

     Pension expense for all plans amounted to $35,624,000, $33,303,000 and $33,450,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
(8) Stock Transactions
--------------------------------------------------------------------------------

The common stock of the Company was split two-for-one to holders of record as of May 5, 1998. All common stock and per share amounts have been restated to reflect the stock split for all periods presented.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

   Changes in stock options were as follows:

--------------------------------------------------------------------------------
                                                                Number of Shares
                                                                  Under Option
                                                                   (thousands)
--------------------------------------------------------------------------------
Outstanding at December 31, 1996
  (average $10.18 per share)                                              7,310
Granted (average $24.78 per share)                                        3,204
Exercised (average $7.63 per share)                                        (180)
Cancelled                                                                  (207)
                                                                        -------
Outstanding at December 31, 1997
  (average $14.86 per share)                                             10,127
Granted (average $43.11 per share)                                        1,154
Exercised (average $9.52 per share)                                        (365)
Cancelled                                                                  (611)
                                                                        -------
Outstanding at December 31, 1998
  (average $17.26 per share)                                             10,305
Granted (average $49.66 per share)                                          942
Exercised (average $9.54 per share)                                        (738)
Cancelled                                                                  (292)
                                                                        -------
Outstanding at December 31, 1999
  (at $3.19 to $67.75 per share,
  average $20.48 per share)                                              10,217
================================================================================

     As of December 31, 1999, options with a weighted average remaining life of
3.8 years covering 5,717,000 shares were exercisable at $3.19 to $45.38 per share (average $11.59 per share) and options covering 2,711,000 shares remain available to be granted.

     Options outstanding at December 31, 1999 are summarized below:

--------------------------------------------------------------------------------
                     Number      Average      Average      Number      Average
    Exercise       Outstanding   Exercise    Remaining   Exercisable  Exercise
     Price         (thousands)    Price        Life      (thousands)    Price
--------------------------------------------------------------------------------
$3.19 to $4.25        1,380       $ 3.28     0.1 years      1,380      $ 3.28
$5.03 to $7.47        1,240       $ 6.39     3 years        1,240      $ 6.39
$7.97 to $11.75       1,028       $10.26     4 years        1,028      $10.26
$14.13 to $20.81      1,366       $15.67     6 years        1,151      $15.34
$21.25 to $32.22      3,473       $24.25     7 years          738      $24.35
$35.19 to $67.75      1,730       $46.64     9 years          180      $38.23

     Nonqualified options have been issued only at fair market value exercise prices as of the date of grant during the periods presented herein, and the Company's policy does not recognize compensation costs for options of this type. Beginning in 1996, the pro forma costs of these options granted subsequent to January 1, 1995 have been calculated using the Black-Scholes option pricing model and assuming a 6% risk-free interest rate, a 10-year life for the option, a 37% expected volatility and dividends at the current annual rate. The weighted average grant date fair market value of options issued was $28 per share in 1999, $18 per share in 1998 and $10 per share in 1997. Had this method been used in the determination of income, net earnings would have decreased by approximately $10.7 million in 1999, $7.8 million in 1998 and $5.3 million in 1997 and diluted earnings per share would have decreased by $.07 in 1999, $.05 in 1998 and $.04 in 1997. These pro forma amounts may not be representative of the effects on pro forma net earnings for future years.

--------------------------------------------------------------------------------
(9) Leases and Commitments:
--------------------------------------------------------------------------------
The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $28,000,000 in 2000, $23,000,000 in 2001, $19,000,000 in 2002,
$14,000,000 in 2003, $10,000,000 in 2004 and $22,000,000 thereafter. Total rent expense charged to income for all operating leases was $34,000,000, $32,000,000 and $25,000,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
(10) Litigation and Contingencies:
--------------------------------------------------------------------------------
A former subsidiary of the Company is engaged in litigation in multiple states with respect to product liability. The Company sold the subsidiary in 1987. Under the terms of the sale agreement, the Company agreed to indemnify the buyer of the subsidiary for product liability related to tools manufactured by the subsidiary prior to June 4, 1987. The cases involve approximately 3,000 plaintiffs, in state and federal courts in multiple states. All other major U.S. air tool manufacturers are also defendants. The gravamen of these complaints is that the defendants' air tools, when used in different types of manufacturing environments over extended periods of time, were defective in design and caused various physical injuries. The plaintiffs seek compensatory and punitive damages. The Company has accepted an agreement in principle to settle these claims. Completion of this settlement agreement will not result in a material adverse effect on the Company's results of operations or financial condition.

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

--------------------------------------------------------------------------------
(11) Income Taxes:
--------------------------------------------------------------------------------
The provision for income taxes for the years ended December 31 consists of the following (000's omitted):

--------------------------------------------------------------------------------
                                           1999           1998           1997
--------------------------------------------------------------------------------
Federal:
  Current                               $ 111,809      $  90,560      $ 101,385
  Deferred                                 16,139         12,151         (1,751)
State and local                            11,665          6,647         13,611
Foreign                                    28,325         15,465          4,532
                                        ---------------------------------------
Income tax provision                    $ 167,938      $ 124,823      $ 117,777
================================================================================

   Deferred income taxes are reflected in Prepaid expenses and other and in Other assets. Deferred tax assets consist of the following (000's omitted):

--------------------------------------------------------------------------------
December 31,                                            1999              1998
--------------------------------------------------------------------------------
Bad debt allowance                                   $ 10,242          $  8,492
Inventories                                             9,913             9,086
Property, plant and equipment                         (41,564)          (42,669)
Post retirement benefits                               33,827            33,795
Insurance, including self-
  insurance                                            27,108            24,243
Environmental compliance                               23,946            25,031
Other accruals                                         15,538            36,700
All other accounts                                    (19,575)          (19,104)
                                                     --------------------------
Net deferred tax asset                               $ 59,435          $ 75,574
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effective income tax rate for the years ended December 31 varies from the statutory federal income tax rate as follows:

--------------------------------------------------------------------------------
                                                 Percentage of PreTax Earnings
                                                 1999        1998        1997
--------------------------------------------------------------------------------
Statutory federal
  income tax rate                                35.0%       35.0%       35.0%
Increase (decrease) in tax
  rate resulting from:
    Permanent differences in
     amortization of certain
     assets for tax and financial
     reporting purposes                           2.7         3.7         3.1
State income taxes
  (net of federal
  income tax benefit)                             1.8         1.4         2.7
Taxes on foreign earnings                        (0.9)       (1.4)       (2.4)
Costs of Hach (1999)
  and Fluke (1998) mergers                        0.5         0.7          --
                                                ------------------------------
Effective income tax rate                        39.1%       39.4%       38.4%
================================================================================

--------------------------------------------------------------------------------
(12) Segment Data:
--------------------------------------------------------------------------------
     Operating profit represents total revenues less operating expenses, excluding Other expense, Interest expense and Income taxes. The identifiable assets by segment are those used in each segment's operations. Intersegment amounts are eliminated to arrive at consolidated totals.

     Detailed segment data is presented in the following table (000's omitted):

--------------------------------------------------------------------------------
Operations in Different Industries--
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Year Ended December 31,                   1999           1998           1997
--------------------------------------------------------------------------------
Total Sales:
  Process/
    Environmental
    Controls                           $1,854,184     $1,752,552     $1,426,339
  Tools and
    Components                          1,343,054      1,294,509      1,192,761
                                       ----------------------------------------
                                       $3,197,238     $3,047,061     $2,619,100
==================================================================== ===========
Operating Profit:
  Process/
    Environmental
    Controls                           $  286,997     $  239,794     $  189,431
  Tools and
    Components                            187,511        159,225        144,370
  Other                                   (16,501)       (14,907)       (14,455)
                                       ----------------------------------------
                                       $  458,007     $  384,112     $  319,346
================================================================================
Identifiable Assets:
  Process/
    Environmental
    Controls                           $1,793,873     $1,783,142     $1,345,250
  Tools and
    Components                            995,234        994,364        832,614
  Other                                   257,964         63,353         86,877
                                       ----------------------------------------
                                       $3,047,071     $2,840,859     $2,264,741
================================================================================
Liabilities:
  Process/
    Environmental
    Controls                           $  596,332     $  595,360     $  451,743
  Tools and
    Components                            381,025        374,726        421,526
  Other                                   360,960        469,985        218,247
                                       ----------------------------------------
                                       $1,338,317     $1,440,071     $1,091,516
================================================================================
Depreciation and Amortization:
  Process/
    Environmental
    Controls                           $   81,647     $   69,416     $   53,430
  Tools and
    Components                             44,772         45,111         44,908
                                       ----------------------------------------
                                       $  126,419     $  114,527     $   98,338
================================================================================
Capital Expenditures:
  Process/
    Environmental
    Controls                           $   53,358     $   61,422     $   58,642
  Tools and
    Components                             35,551         40,192         38,304
                                       ----------------------------------------
                                       $   88,909     $  101,614     $   96,946
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Operations in Geographical Areas--
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Year Ended December 31,                   1999           1998           1997
--------------------------------------------------------------------------------
Total sales:
    United States                     $ 2,507,517    $ 2,418,500    $ 2,061,875
    Germany                               166,268        151,136        116,796
    United Kingdom                        138,066        123,511        124,065
    All other                             385,387        353,914        316,364
                                      ------------------------------------------
                                      $ 3,197,238    $ 3,047,061    $ 2,619,100
================================================================================
Long-lived assets:
    United States                     $ 1,747,086    $ 1,821,142    $ 1,308,569
    Germany                                22,101         22,931         19,187
    United Kingdom                         24,967         21,157         17,570
    All other                              50,800         43,933         40,950
Less: Deferred taxes and
     financial instruments                (59,435)       (75,574)       (97,588)
                                      ------------------------------------------
                                      $ 1,785,519    $ 1,833,589    $ 1,288,688
================================================================================
Sales outside the United States:
    Direct sales                      $   689,721    $   628,561    $   557,225
    Exports                               263,000        259,000        242,000
                                      ------------------------------------------
                                      $   952,721    $   887,561    $   799,225
================================================================================

--------------------------------------------------------------------------------
(13) Quarterly Data-Unaudited (000's omitted except per share data)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                                             1999
                                                         1st Quarter            2nd Quarter          3rd Quarter         4th Quarter

------------------------------------------------------------------------------------------------------------------------------------

Net sales                                                   $793,044             $774,133             $781,867              $848,194

Gross profit                                                 295,484              301,930              311,068               327,934

Operating profit                                             102,681              113,857              119,216               122,253

Net earnings                                                  59,122               66,353               61,846*               74,303

Earnings per share:
    Basic                                                   $    .42             $    .47             $    .43*             $    .52

    Diluted                                                 $    .41             $    .46             $    .42*             $    .51


--------------------------------------------------------------------------------
* Includes $9.8 million after-tax costs ($0.07 per share) from the merger with Hach Company
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                                             1998
                                                          1st Quarter          2nd Quarter           3rd Quarter         4th Quarter

------------------------------------------------------------------------------------------------------------------------------------

Net sales                                                   $680,005             $773,204             $758,253              $835,599

Gross profit                                                 245,170              292,141              300,607               319,914

Operating profit                                              76,514               97,662              103,489               106,447

Net earnings                                                  44,628               55,658               31,010*               60,890

Earnings per share:
    Basic                                                   $    .32             $    .40             $    .22*             $    .43

    Diluted                                                 $    .31             $    .39             $    .21*             $    .42


--------------------------------------------------------------------------------
* Includes $28.6 million after-tax costs ($0.20 per share) from the merger with Fluke Corporation
--------------------------------------------------------------------------------

DANAHER CORPORATION AND SUBSIDIARIES

Major Operating
Company Executives

A.L. Hyde Company
Kurt C. Glaser
President

Atlas Copco Controls
Hermann E. Braun
President (acting)

Current Technology, Inc.
Joseph W. Roark
President

Cyberex, Inc.
Maureen F. Austin
President

Danaher Controls
James W. Appelgren
President

Danaher Tool Group
Professional Tools Division
Jake R. Nichol
President

Danaher Tool Group
Special Markets Division
Thomas R. Sulentic
President

Delta Consolidated Industries
Thomas P. Joyce, Jr.
President

Dr. Bruno Lange Group
Elmar F. Illek
President

Fluke Corporation
Thomas S. Gross
President

Gems Sensors
Frank A. Wilson
President (acting)

Hach Company
Elmar F. Illek
President

Hengstler GmbH
Hermann E. Braun
President

Hennessy Industries, Inc.
Vincent E. Piacenti
President

Jacobs Chuck Manufacturing Company
C. Michael Heath
President

Jacobs Vehicle Systems, Inc.
Gary A. Masse
President

Jennings Technology Company
John P. Williamson
President

Joslyn Hi-Voltage Company
James F. Domo
President

Joslyn Manufacturing Company
Joseph A. Hahn
President

Joslyn Sunbank Company
Donald G. McClintock, Jr.
President

Matco Tools Corporation
Thomas N. Willis
President

M&M Precision Systems Corporation
Gerald W. Blankenship
President

Namco Controls Corporation
Robert E. Joyce
President

Pacific Scientific Automation
Technology Group
William T. Fejes, Jr.
President

Pacific Scientific Company
Fisher Pierce Division
Steven L. Breitzka
President

Pacific Scientific Company
Instruments Division
Simon R. Appleby
President

Pacific Scientific Energetic
Materials Company
Thomas L. Walsh
President

Pacific Scientific Safety &
Aviation Group
Richard G. Knoblock
President

Partlow/West Corporation
Craig B. Purse
President

QualiTROL Corporation
Ronald N. Meyer
President

Veeder-Root Company
Scott G. Clawson
President

Corporate Officers

George M. Sherman
President and Chief Executive Officer

Patrick W. Allender
Executive Vice President,
Chief Financial Officer and Secretary

H. Lawrence Culp, Jr.
Executive Vice President

Brian M. McNeill
Executive Vice President

Steven E. Simms
Executive Vice President

William J. Butler
Vice President and Group Executive

Dennis D. Claramunt
Vice President and Group Executive

Thomas S. Gross
Vice President and Group Executive

Elmar F. Illek
Vice President and Group Executive

Daniel L. Comas
Vice President - Corporate Development

Mark C. DeLuzio
Vice President - Danaher Business System

James H. Ditkoff
Vice President - Finance & Tax

Dennis A. Longo
Vice President - Human Resources

Christopher C. McMahon
Vice President - Controller

Uldis K. Sipols
Vice President - Procurement

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

Walter G. Lohr, Jr.
Partner
Hogan & Hartson

Mitchell P. Rales
Chairman of the Executive Committee
Danaher Corporation

Steven M. Rales
Chairman of the Board
Danaher Corporation

George M. Sherman
President and Chief Executive Officer
Danaher Corporation

Alan G. Spoon
President
The Washington Post Company

A. Emmet Stephenson, Jr.
Chairman of the Board
Startek, Inc.