Form 10-K405, Exhibit 13
period 2000-12-31
DANAHER CORP /DE/
filed 2001-03-29
CIK 313616

                                                                      Exhibit 13

Auditors

Arthur Andersen LLP
Baltimore, Maryland

Shareholders' Information

For shareholder information or assistance, please write or call our corporate office.

Danaher Corporation
c/o Investor Relations
1250 24th Street, NW
Suite 800
Washington, D.C.  20037
(202) 828-0850

Internet Address:  http://www.danaher.com

Stock Listing

Symbol: DHR
New York and Pacific Stock Exchanges

Transfer Agent

SunTrust Bank
Atlanta, Georgia

Form 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by writing to Danaher Corporation

MARKET PRICES OF COMMON STOCK


                                     2000                      1999
                                     ----                      ----
                             High          Low          High          Low
                          ---------------------------------------------------

First quarter.......         51 1/4        36 7/16       55           46 3/8

Second quarter.......        58 15/16      46 13/16      69           51 3/8

Third quarter........        56 3/4        45 3/16       62 5/8       47 1/2

Fourth quarter.......        69 13/16      49            54 3/8       42 3/4

High and low per share data are as quoted on the New York Stock Exchange.

SELECTED FINANCIAL DATA

(000's omitted except per share data)

--------------------------------------------------------------------------------

                                     2000           1999           1998            1997           1996
                                  ----------     ----------     ----------      ----------     ----------

Sales                             $3,777,777     $3,197,238     $3,047,061      $2,619,100     $2,352,249


Operating profit                     552,149        458,007        384,112         319,346        284,411

Earnings from continuing
    operations                       324,213        261,624**      192,186*        188,576        166,511

    Per share
          Diluted                       2.23           1.79**         1.33*           1.31           1.17
          Basic                         2.28           1.84**         1.37*           1.35           1.19

Discontinued operations                   --             --             --              --         79,811

     Per share
          Diluted                         --             --             --              --           0.56
          Basic                           --             --             --              --           0.57

Net earnings                         324,213        261,624**      192,186*        188,576        246,322

Earnings per share
          Diluted                       2.23           1.79**         1.33*           1.31           1.72
          Basic                         2.28           1.84**         1.37*           1.35           1.76

Dividends per share                     0.07           0.07           0.09            0.10           0.10

Total assets                       4,031,679      3,047,071      2,840,859       2,264,741      2,148,888

Total debt                           795,190        374,634        503,639         229,095        239,927


* Includes $28.6 million in after-tax costs ($0.20 per share) from the merger with the Fluke Corporation

** Includes $9.8 million in after-tax costs ($0.07 per share) from the merger with the Hach Company

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        ---------------------------------------------------------------
                             RESULTS OF OPERATIONS
                             ---------------------

Results of Operations

     Danaher Corporation (the "Company") designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two business segments: Process/Environmental Controls and Tools and Components. The Process/Environmental Controls Segment is a leading producer of environmental products, including water quality analytical instrumentation and leak detection systems for underground fuel storage tanks; compact professional electronic test tools; and motion, position, speed, temperature, pressure, level, flow, particulate and power reliability and quality control and safety devices. In its Tools and Components Segment, the Company is a leading producer and distributor of general-purpose mechanics' hand tools and automotive specialty tools, as well as of toolboxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, and hardware and components for the power generation and transmission industries.

     Presented below is a summary of sales by business segment.

    (000's omitted)                          2000                       1999           1998
                                 ---------------------------------------------------------------
                                       $          %         $          %         $           %
Process/Environmental
  Controls                        $2,441,986    64.6%   $1,854,184   58.0%   $1,752,552    57.5%

Tools and Components               1,335,791    35.4%    1,343,054   42.0%    1,294,509    42.5%
                                  ----------   ------   ----------  ------   ---------    ------
                                  $3,777,777   100.0%   $3,197,238  100.0%   $3,047,061   100.0%
                                  ==========   ======   ==========  ======   ==========   ======

Process/Environmental Controls
------------------------------

     The Process/Environmental Controls segment is comprised of Hach Company, the Dr. Bruno Lange Group, McCrometer, Fluke Corporation, Fluke Networks, Veeder-Root Company, the Danaher Industrial Controls Group, the Danaher Motion Control Group (including the General Purpose Systems Division, the Motion Components Division and the Special Purpose Systems Division), the controls business units of Joslyn Corporation and Pacific Scientific Company, M&M Precision Systems, Cyberex, Current Technology, United Power Corporation, QualiTROL Corporation, Gems Sensors, Kollmorgen Artus, and Kollmorgen Electro-Optical. These companies produce and sell compact, professional electronic test tools; underground storage tank leak detection systems; motion, position, speed, temperature, and level instruments and sensing devices; power switches and controls; communication line products; power protection products; liquid flow and quality measuring devices; quality assurance products and systems; safety devices; and electronic and mechanical counting and controlling devices. These products are distributed by the Company's sales personnel and independent representatives to original equipment manufacturers, distributors and other end-users.

2000 COMPARED TO 1999

     Sales in 2000 were 32% higher than in 1999 for this segment. The acquisitions of American Precision Industries, Kollmorgen Corporation, Warner Electric Motion and several smaller businesses provided a 24% increase from 1999. The remainder of the sales change was generated by an increase in unit volume of 10.5%, offset by a 2.5% negative currency translation impact. Double-digit volume increases were achieved in the power quality, water quality, motion and electronic test businesses. The motion control business units contributed the majority of the acquisition sales increase. Operating margins increased from 15.5% to 15.7% due to higher sales volumes which were spread over a fixed cost base, continued margin improvements in the electronic test businesses and cost reductions which were offset by lower operating margins of those businesses acquired during 2000.

1999 COMPARED TO 1998

     Sales in 1999 increased 6% from 1998 levels. Net unit volume increases of 3.5% were driven by gains in the water quality and power quality product lines, offset by lower sales of underground storage tank monitoring systems. 1999 was negatively impacted by price decreases and foreign currency translation decreases totaling over 1%. Acquisition activity contributed 4% of the increase, due primarily to the full-year impact of the Pacific Scientific Company and Dr. Bruno Lange Group acquisitions. Operating margins increased from 13.7% to 15.5% due to overall cost reductions and improvements in the margins of those businesses acquired in 1998.

Tools and Components
--------------------

     The Tools and Components Segment is comprised of the Danaher Hand Tool Group (including the Special Markets, Asian Tools, Professional Tools and Matco Tools Divisions), Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems, Hennessy Industries, and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest domestic producers and distributors of general-purpose and specialty mechanics' hand tools. Other products manufactured by these companies include toolboxes and storage devices; diesel engine retarders; wheel service equipment; drill chucks; custom-designed headed tools and components; hardware and components for the power generation and transmission industries; and high-quality precision socket screws, fasteners, and miniature precision parts.

2000 COMPARED TO 1999

     Comparable sales for the segment were flat from 1999 to 2000, as reported sales showed a 0.5% decline after a small divestiture. A sharp decline in diesel engine retarder sales accounted for a 3% drop in segment sales and was offset by growth in the hand tool and related products business units, while prices were essentially flat. Operating profit margins increased from 14.0% to 14.2% as a result of cost reductions implemented throughout the segment.

1999 COMPARED TO 1998

     Sales in 1999 were 4% higher than in 1998. This increase consists of a higher unit shipment volume of 5%, offset by price decreases of 1%. Demand for diesel engine retarders and professional mechanics' tools was particularly strong in 1999. Operating margins increased from 12.3% to 14.0%, driven by higher sales volumes spread over a fixed cost base and continued manufacturing cost improvements.

Gross Profit
------------

     Gross profit margin was 38.7%, the same as the 1999 gross margin. Productivity improvements and manufacturing overhead cost reductions were offset by the lower margins of businesses acquired in 2000.

     Gross profit, as a percentage of sales, was 38.7% in 1999, a 0.7 point improvement compared to 38.0% achieved in 1998. Product and manufacturing overhead cost reductions, combined with increases in higher margin product lines, drove this improvement.

Operating Expenses
------------------

     Selling, general and administrative expenses for 2000 as a percentage of sales were 0.2 points lower than in 1999. Higher spending levels in acquired businesses were offset by cost reductions and the leverage of higher sales.

     In 1999, selling, general and administrative expenses were 24.3% of sales, an improvement of 1.1 percentage points from 1998 levels. Cost reductions in administrative overhead expenses and higher sales levels spread over a fixed-cost base generated this improvement.

Interest Costs and Financing Transactions
-----------------------------------------

     The Company's debt financing is composed primarily of $283 million of 6.25% Eurobond notes due 2005, $250 million of publicly issued 6% notes due 2008, uncommitted lines and a revolving credit facility which provides senior financing of $250 million for general corporate purposes. The interest rates
for borrowing under the revolving credit facility float with base rates.   In
January 2001, the Company completed a $450 million 2.375% convertible debt offering. Interest expense in 2000 was $12.6 million higher than in 1999 due to higher debt and lower cash levels which resulted from acquisitions completed during 2000. Interest expense in 1999 was $9.6 million lower than in 1998 due to lower debt and higher cash levels which were generated primarily by substantial cash flow from operations.

Income Taxes
------------

     The 2000 effective tax rate of 38.0% is 1.1 percentage points lower than in 1999, driven primarily by an increase in taxable income in lower rate foreign jurisdictions and the nondeductible expenses associated with the Hach merger in 1999.

     The 1999 effective rate of 39.1% is 0.3 percentage points lower than in 1998. This decrease results primarily from a lower ratio of nondeductible amortization compared to taxable income.

Inflation
---------

     The effect of inflation on the Company's operations has been minimal in 2000, 1999 and 1998.

Financial Instruments and Risk Management
-----------------------------------------

     The Company is exposed to market risk from changes in foreign currency exchange rates and interest rates, which could impact its results of operations and financial condition. The Company manages its exposure to these risks through its normal operating and financing activities. There were no material derivative instrument transactions during any of the periods presented. The Company's issuance of Eurobond notes in 2000 provides a hedge to a portion of the Company's European net asset position. The Company has generally accepted the exposure to exchange rate movements relative to its investment in foreign operations without using derivative financial instruments to manage this risk.

     The fair value of the Company's fixed-rate long-term debt is sensitive to changes in interest rates. The value of this debt is subject to change as a result of movements in interest rates. Sensitivity analysis is one technique used to evaluate this potential impact. Based on a hypothetical, immediate 100 basis-point increase in interest rates at December 31, 2000, the market value of the Company's fixed-rate long-term debt would be impacted by a net decrease of $27 million. This methodology has certain limitations, and these hypothetical gains or losses would not be reflected in the Company's results of operations or financial conditions under current accounting principles.


Liquidity and Capital Resources
-------------------------------

     In 2000, the Company acquired American Precision Industries, Kollmorgen Corporation, Warner Electric Motion and additional smaller businesses for a total of $707 million in cash. In 1999, the

Company acquired Atlas Copco Controls and additional smaller businesses for a total of $65 million. The Company also acquired Pacific Scientific Company for approximately $420 million in cash in March 1998. See Note 2 to the Consolidated Financial Statements for a further discussion of the impact of acquisitions.

     As discussed previously, $283 million of the Company's debt is fixed at a rate of 6.25%, and $250 million is fixed at an average interest cost of 6%. Substantially all remaining borrowings are short-term in nature and float with referenced base rates. As of December 31, 2000, the Company has unutilized commitments under its revolving credit facility of $250 million. As of December 31, 2000, the Company held $177 million of cash and cash equivalents. These amounts are invested in highly liquid investment grade debt instruments with a maturity of 90 days or less.

     During January 2001, the Company acquired United Power Corporation for approximately $108 million in cash. Also in January 2001, the Company issued $722 million in zero-coupon convertible senior notes due 2021, yielding gross cash proceeds of $450 million, with an effective yield to maturity of 2.375%. See Note 14 to the Consolidated Financial Statements for a further discussion of these subsequent events.

     Operating cash flow has been strong in all periods. During the first quarter of 2000, the Company repurchased $82 million of its common stock. In July 1999, the Company sold $70 million of treasury stock through its Hach Company subsidiary. Operations generated $512 million, $419 million and $353 million in cash in 2000, 1999 and 1998, respectively. The principal use of funds has been capital expenditures of $89 million, $89 million, and $102 million in 2000, 1999 and 1998, respectively, and net cash paid for acquisitions of $707 million, $65 million and $532 million in 2000, 1999 and 1998, respectively. The net result of the above, combined with working capital changes, was an increase in debt of $421 million in 2000, a decrease in debt of $130 million in 1999, and an increase in debt of $215 million in 1998.

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

        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of
Directors of Danaher Corporation:

     We have audited the accompanying consolidated balance sheets of Danaher Corporation (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended
December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Danaher Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                             ARTHUR ANDERSEN LLP

Baltimore, Maryland
January 24, 2001

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

                                                                  Year Ended December 31,
                                                       ------------------------------------------------
                                                          2000               1999               1998
                                                       ----------         ----------         ----------

Sales..........................................        $3,777,777         $3,197,238         $3,047,061

Cost of sales..................................         2,315,731          1,960,822          1,889,229

Selling, general and administrative expenses...           909,897            778,409            773,720
                                                       ----------         ----------         ----------

     Total operating expenses..................         3,225,628          2,739,231          2,662,949
                                                       ----------         ----------         ----------

Operating profit...............................           552,149            458,007            384,112

Other expense..................................                --             11,778             40,796

Interest expense...............................            29,225             16,667             26,307
                                                       ----------         ----------         ----------

Earnings before income taxes...................           522,924            429,562            317,009

Income taxes...................................           198,711            167,938            124,823
                                                       ----------         ----------         ----------

Net earnings...................................        $  324,213         $  261,624         $  192,186
                                                       ==========         ==========         ==========

Basic earnings per share:
    Net earnings...............................             $2.28              $1.84              $1.37
                                                       ==========         ==========         ==========
Average shares outstanding.....................           142,469            141,832            139,816
                                                       ==========         ==========         ==========
Diluted earnings per share:
     Net earnings..............................        $     2.23         $     1.79         $     1.33
                                                       ==========         ==========         ==========

Average common stock and common equivalent
     shares outstanding........................           145,499            146,089            143,987
                                                       ==========         ==========         ==========



The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

                                                                            As of December 31,
                                                                    --------------------------------
                                                                       2000                  1999
                                                                    ----------            ----------
ASSETS

Current assets:
Cash and equivalents........................................        $  176,924            $  260,281

Trade accounts receivable, less allowance for doubtful
     accounts of $37,000 and $28,000........................           704,214               544,738

Inventories.................................................           460,610               324,673

Prepaid expenses and other..................................           132,558                72,425
                                                                    ----------            ----------
     Total current assets...................................         1,474,306             1,202,117

Property, plant and equipment, net..........................           575,531               500,189

Other assets................................................           117,942                52,476

Excess of cost over net assets of acquired companies, less
 accumulated amortization of $245,000 and $196,000..........         1,863,900             1,292,289
                                                                    ----------            ----------
                                                                    $4,031,679            $3,047,071
                                                                    ==========            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable and current portion of debt...................        $   81,633            $   33,597

Trade accounts payable......................................           262,095               213,209

Accrued expenses............................................           674,812               461,980
                                                                    ----------            ----------
      Total current liabilities..............................        1,018,540               708,786

Other liabilities...........................................           357,249               288,494

Long-term debt..............................................           713,557               341,037

Stockholders' equity:
     Common stock, one cent par value; 300,000 shares
     authorized; 155,650 and 154,035 issued;
     142,013 and 142,440 outstanding........................             1,556                 1,540

Additional paid-in capital..................................           364,426               420,036

Accumulated other comprehensive income......................           (59,130)              (34,105)

Retained earnings...........................................         1,635,481             1,321,283
                                                                    ----------            ----------

      Total stockholders' equity.............................         1,942,333             1,708,754
                                                                    -----------            ----------
                                                                     $4,031,679            $3,047,071
                                                                    ===========            ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                          Year Ended December 31,
                                                                  -----------------------------------------
                                                                  2000               1999             1998
                                                                  ----               ----             ----
Cash flows from operating activities:
Net earnings..............................................        $ 324,213       $ 261,624     $   192,186

Depreciation and amortization.............................          149,721         126,419         114,527

Change in trade accounts receivable.......................          (15,926)        (60,327)          4,409

Change in inventories.....................................          (38,451)         11,149          13,851

Change in accounts payable................................              (81)         45,852         (13,869)

Change in other assets, accrued expenses and other
 liabilities..............................................           92,769          34,390          41,578
                                                                  ---------       ---------     ------------
     Total operating cash flows...........................          512,245         419,107         352,682
                                                                  ---------       ---------     -----------
Cash flows from investing activities:
Payments for additions to property, plant and equipment,
 net......................................................          (88,503)        (88,909)       (101,614)

Proceeds from disposition of businesses...................               --              --          16,250

Net cash paid for acquisitions............................         (706,794)        (64,834)       (532,368)
                                                                  ---------       ---------     -----------
      Net cash used in investing activities...............         (795,297)       (153,743)       (617,732)
                                                                  ---------       ---------     -----------
Cash flows from financing activities:
Proceeds from sale of treasury stock......................               --          69,845              --

Proceeds from issuance of common stock....................           26,580          18,141          30,545

Dividends paid............................................          (10,015)         (9,912)        (12,840)

Borrowings (repayments) of debt, net......................          266,090        (129,851)        214,905

Purchase of treasury stock................................          (82,174)             --          (2,066)
                                                                  ---------       ---------     -----------
      Net cash provided by (used in) financing activities.          200,481         (51,777)        230,544
                                                                  ---------       ---------     -----------
Effect of exchange rate changes on cash...................             (786)         (1,104)          1,726
                                                                  ---------       ---------     -----------
Net change in cash and equivalents........................          (83,357)        212,483         (32,780)

Beginning balance of cash and equivalents.................          260,281          47,798          80,578
                                                                  ---------       ---------     -----------
Ending balance of cash and equivalents....................        $ 176,924       $ 260,281     $    47,798
                                                                  =========       =========     ===========
Supplemental disclosures:
     Cash interest payments...............................        $  21,057       $  16,348     $   26,495
                                                                  =========       =========     ===========

     Cash income tax payments.............................        $  40,102       $ 114,617     $    79,301
                                                                  =========       =========     ===========

      The accompanying Notes to Consolidated Financial Statements are an
                      integral part of these statements.

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

                        ---------------------
                             Common Stock
                        ---------------------
 ------------------------------------------------------------------------------------------------------------------
                                                                                Accumulated
                                                 Additional                         Other
                                                   Paid-in       Retained       Comprehensive      Comprehensive
                         Shares       Amount       Capital       Earnings          Income              Income
------------------------------------------------------------------------------------------------------------------
Balance, December          152,932      $1,530      $294,920     $  890,225         $(13,450)
 31, 1997
------------------------------------------------------------------------------------------------------------------
    Net earnings
     for the year.....          --          --            --        192,186               --            $192,186
    Dividends
     declared.........          --          --            --        (12,840)              --                  --
    Common stock
     issued for
     options
     exercised.........        365           3        30,542             --               --                  --
    Purchase of
     common stock.....          --          --        (2,066)            --               --                  --
    Common stock
     issued for
     acquisitions.....          --          --         8,661             --               --                  --
    Increase from
     translation of
     foreign financial
     statements.......          --          --            --             --           12,777              12,777
    Sale of
     securities held..          --          --            --             --           (1,700)             (1,700)
------------------------------------------------------------------------------------------------------------------
Balance, December
 31, 1998                  153,297      $1,533      $332,057     $1,069,571         $ (2,373)           $203,263
                                                                                                        ========
------------------------------------------------------------------------------------------------------------------
    Net earnings
     for the year.....          --          --            --        261,624               --             261,624
    Dividends
     declared.........          --          --            --         (9,912)              --                  --
    Common stock
     issued for
     options
     exercised........         738           7        18,134             --               --                  --
    Sale of
     treasury stock...          --          --        69,845             --               --                  --
    Decrease from
     translation of
     foreign financial
     statements.......          --          --            --             --          (31,732)            (31,732)
------------------------------------------------------------------------------------------------------------------
Balance, December
 31, 1999                  154,035      $1,540      $420,036     $1,321,283         $(34,105)           $229,892
                                                                                                        ========
 ------------------------------------------------------------------------------------------------------------------
    Net earnings
     for the year.....          --          --            --        324,213               --             324,213
    Dividends
     declared.........          --          --            --        (10,015)              --                  --
    Common stock
     issued for
     options
     exercised........       1,615          16        26,564             --               --                  --
    Purchase of
     treasury stock...          --          --       (82,174)            --               --                  --
    Decrease from
     translation of
     foreign financial
     statements.......          --          --            --             --          (25,025)            (25,025)
------------------------------------------------------------------------------------------------------------------
Balance, December
 31, 2000                  155,650      $1,556      $364,426     $1,635,481         $(59,130)           $299,188
                                                                                                        ========
----------------------------------------------------------------------------------------------------------------

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

     Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

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

     Other Assets - Other assets include principally deferred income taxes, assets held for sale, noncurrent trade receivables and capitalized costs associated with obtaining financings which are amortized over the term of the related debt.

     Fair Value of Financial Instruments - For cash and equivalents, the carrying amount is a reasonable estimate of fair value. For long-term debt, rates available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

     Excess of Cost Over Net Assets of Acquired Companies - This asset is being amortized on a straight-line basis over 40 years. $48,586,000, $37,268,000 and $34,269,000 of amortization was charged to expense for the years ended December 31, 2000, 1999 and 1998, respectively. When events and circumstances so indicate, all long-term assets, including the excess of cost over net assets of acquired companies, are assessed for recoverability based upon cash flow forecasts. Should an impairment exist, fair value estimates would be determined based on cash flow forecasts discounted at a market rate of interest.

     Shipping and Handling - The Company adopted Emerging Issues Task Force Issue 00-10, "Accounting for Shipping and Handling Fees and Costs," which requires amounts billed to customers for shipping and handling to be included as a component of sales. The impact of implementing this statement was not significant to any periods presented. Shipping and handling costs are included as a component of cost of sales.

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

     Cash and Equivalents - The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

     Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The Company provides income taxes for unremitted earnings of foreign subsidiaries which are not considered permanently reinvested in that operation.

     Earnings Per Share - The computation of diluted earnings per share is based on the weighted-average number of common shares and common stock equivalents outstanding during the year.

     Accumulated Other Comprehensive Income - This consists of primarily cumulative foreign translation loss adjustments of $59,130,000, $34,105,000 and $2,373,000, for 2000, 1999 and 1998, respectively.

     New Accounting Pronouncements - In June 1998, Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," (FAS 133) was issued. FAS 133, as subsequently amended, establishes accounting and reporting standards for derivative instruments and hedging activities. The Company will be required to implement FAS 133 effective January 1, 2001. The Company expects that the adoption of this pronouncement will not have a material effect on operations.

(2)  Acquisitions:

    On July 3, 2000, the motion control businesses of Warner Electric Company were acquired and merged into the Company. Total consideration was approximately $147 million. The fair value of the assets acquired was approximately $185 million, and approximately $38 million of liabilities were assumed. The transaction is being accounted for as a purchase.

    On June 20, 2000, Kollmorgen Corporation was acquired and merged into the Company. Total consideration was approximately $363 million, including the assumption of approximately $96 million of debt. The fair value of the assets acquired was approximately $537 million, and approximately $174 million of liabilities were assumed. The transaction is being accounted for as a purchase.

    On March 27, 2000, American Precision Industries was acquired and merged into the Company. Total consideration was approximately $246 million, including assumption of approximately $60 million of debt. The heat transfer businesses of American Precision Industries are being carried as assets held for sale and are included in other assets at December 31, 2000. The fair value of the assets acquired was approximately $317 million, and approximately $71 million of liabilities were assumed. The transaction is being accounted for as a purchase.

    The above three transactions, in addition to several smaller transactions, resulted in approximately $620 million of additional excess cost over net assets of acquired companies in 2000.

    On July 14, 1999, Hach Company was acquired and merged into the Company. The Company issued 0.2987 shares of common stock in exchange for each outstanding share of Hach; 6,594,430 shares were exchanged for all outstanding Hach shares. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the 1999 and prior financial statements were restated to reflect the combined companies. Reflected in other expense is a one-time charge of $11.8 million ($9.8 million after-tax or $.07 per diluted share) to reflect the costs of the transaction and the elimination of redundant activities and operations. The majority of these costs are cash expenses and were incurred during 1999.

     On July 9, 1998, Fluke Corporation was acquired and merged into the Company. The Company issued 17,785,122 shares of common stock in exchange for all outstanding Fluke shares; 0.90478 shares were exchanged for each Fluke share. The transaction was a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the 1998 and prior financial statements were restated to reflect the combined companies. Reflected in other expense is a one-time charge of $40.8 million ($28.6 million after-tax or $.20 per diluted share) to reflect the costs of the transaction and integrating and implementing efficiencies associated with information, operational and administrative systems. The majority of these costs are cash expenses and were incurred during 1998.

     The Company acquired Pacific Scientific Company as of March 9, 1998. Total consideration was approximately $420 million. The fair value of assets acquired was approximately $520 million, and approximately $100 million of liabilities were assumed. The transaction is being accounted for as a purchase.

     The unaudited pro forma information for the period set forth below gives effect to these transactions as if they had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time (unaudited, 000's omitted):

  Year ended December 31,                      2000         1999          1998
---------------------------                ----------    ----------   ----------
Net sales...............................    $4,045,629   $3,754,460   $3,646,567
Net earnings............................       321,984      243,057      185,580
 Earnings per share (diluted)...........    $     2.21   $     1.66   $     1.29

(3)  Inventory:

   The major classes of inventory are summarized as follows (000's omitted):

                              December 31, 2000         December 31, 1999
                              -----------------         -----------------
 Finished goods............         $   152,509                $  128,134
 Work in process...........              95,402                    67,437
 Raw material..............             212,699                   129,102
                                    -----------                ----------
                                    $   460,610                $  324,673
                                    ===========                ==========

     If the first-in, first-out (FIFO) method had been used for inventories valued at LIFO cost, such inventories would have been $11,177,000 and $11,394,000 higher at December 31, 2000 and 1999, respectively.


(4)  Property, Plant and Equipment:

     The major classes of property, plant and equipment are summarized as follows (000's omitted):


                                   December 31, 2000   December 31, 1999
                                   ------------------  -----------------

  Land and improvements..........         $   29,692          $   25,595
  Buildings......................            248,024             209,118
  Machinery and equipment........            930,388             818,200
                                          ----------          ----------
                                           1,208,104           1,052,913
  Less accumulated depreciation..           (632,573)           (552,724)
                                          ----------          ----------
                                          $  575,531          $  500,189
                                          ==========          ==========

(5)  Financing:

   Financing consists of the following (000's omitted):


                                 December 31, 2000  December 31, 1999
                                 -----------------  -----------------

  Notes payable due 2008.......           $250,000           $250,000
  Notes payable due 2005.......            282,780                 --
  Notes payable due 2003.......             30,000             30,000
  Uncommitted lines of credit..            115,000             55,000
  Other........................            117,410             39,634
                                          --------           --------
                                           795,190            374,634
  Less-currently payable.......             81,633             33,597
                                          --------           --------
                                          $713,557           $341,037
                                          ========           ========

     The Notes due 2008 were issued in October 1998 at an average interest cost of 6.1%. The carrying amount approximates fair value.

     The Notes due 2005 (the Eurobond Notes), with a stated amount of EU 300 million were issued in July 2000 and bear interest at 6.25% per annum. The carrying amount of the Eurobond Notes approximates fair value.

     The Notes due 2003 had an original average life of approximately 10 years and an average interest cost of 7%. The carrying amount approximates fair value.

     The borrowings under uncommitted lines of credit are principally short-term borrowings payable upon demand. The carrying amount approximates fair value. The weighted-average interest rate for short-term borrowings under the uncommitted lines of credit was 6.2%, 5.3% and 5.8% for each of the three years ended December 31, 2000.

     The Company also has a bank credit facility which provides revolving credit through September 30, 2001, of up to $250 million. The facility provides funds for general corporate purposes at an interest rate of LIBOR plus .125%. There were no borrowings under the bank facility during the three years ended December 31, 2000. The Company is charged a fee of .075% per annum for the facility. Commitment and facility fees of $190,000 were incurred in 2000, 1999 and 1998.

     The Company has complied with all debt covenants, including limitations on secured debt, sale and lease-back transactions, maintenance of working capital, net worth, debt levels, interest coverage, and payment of dividends.

     Uncommitted lines of credit and certain other debt are classified as noncurrent since management intends to refinance it and expects to use the proceeds of the LYONS (Note 14) to repay the debt.

     The minimum principal payments during the next five years are as follows:
2001 - $81,633,000; 2002 - $27,951,000; 2003 - $31,533,000;
2004 - $115,635,000; 2005 - $283,389,000; and $255,049,000 thereafter.

(6)  Accrued Expenses and Other Liabilities:

     Selected accrued expenses and other liabilities include the following (000's omitted):


                                            December 31, 2000             December 31, 1999
                                            -----------------             -----------------
                                           Current      Noncurrent       Current   Noncurrent
                                           --------     ----------      ---------  ----------
  Compensation and benefits                $194,205     $68,618         $126,130     $54,057
  Claims, including self-
      insurance and litigation               15,553      88,134           16,221      91,920
  Postretirement benefits                     5,000      77,400            5,000      73,006
  Environmental and
    regulatory compliance                    31,422      55,861           34,156      60,719
Taxes, income and other                     137,018      66,499           45,065       7,950

     Approximately $16.3 million of accrued expenses and other liabilities were guaranteed by bank letters of credit as of December 31, 2000.

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



     The following sets forth the funded status of the plans as of the most recent actuarial valuations using a measurement date of September 30 (millions):

                                           Pension Benefits                Other Benefits
                                     ----------------------------  ------------------------------
                                            2000          1999           2000             1999
                                           ------        ------         ------           ------
Change in benefit obligation
Benefit obligation at beginning
 of year                                   $249.8        $267.8         $ 63.7           $ 72.8
Service cost                                 13.4          12.9            0.3              0.5
Interest cost                                20.5          17.2            4.8              4.7
Actuarial gain (loss)                         7.6         (27.0)          (2.3)            (8.2)
Acquisition                                  55.0            --            6.7               --
Benefits paid                               (23.8)        (21.1)          (5.9)            (6.1)
                                           ------        ------         ------           ------
Benefit obligation at end of year           322.5         249.8           67.3             63.7

Change in plan assets
Fair value of plan assets at
 beginning of year                          314.4         287.8             --               --
Actual return on plan assets                 37.4          47.7             --               --
Acquisition                                  93.5            --             --               --
Benefits paid                               (23.8)        (21.1)            --               --
                                           ------        ------         ------           ------
Fair value of plan assets at end
 of year                                    421.5         314.4             --               --

Funded status                                99.0          64.6          (67.0)           (63.7)
Unrecognized net actuarial gain             (42.1)        (47.7)         (15.4)           (14.3)
                                           ------        ------         ------           ------
Prepaid (accrued) benefit cost             $ 56.9        $ 16.9         $(82.4)          $(78.0)
                                           ======        ======         ======           ======
Weighted-average assumptions as
 of December 31:
    Discount rate                            7.75%         7.75%          7.75%            7.75%

Expected return on plan assets               10.0%         10.0%            --               --


For measurement purposes, an eight percent annual rate of increase in the per capita cost of covered health care benefits was assumed in 2001. The rate was assumed to decrease to six percent by 2002 and remain at that level thereafter.

Components of net periodic benefit
      cost
    Service cost                            $ 13.4        $ 12.9           $ 0.3            $ 0.5
    Interest cost                             20.5          17.2             4.8              4.7
    Expected return on plan assets           (33.4)        (27.4)             --               --
    Recognized net actuarial gain             (2.2)         (2.2)           (1.8)            (1.0)
                                            ------        ------           -----            -----
    Net periodic benefit cost               $ (1.7)       $  0.5           $ 3.3            $ 4.2
                                            ======        ======           =====            =====

The Company acquired Kollmorgen Corporation on June 20, 2000, including their pension and postretirement benefit plans. The Company acquired American Precision Industries on March 27, 2000, including their pension plans.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                 One-Percentage   One-Percentage
                                                 Point Increase   Point Decrease
                                                 --------------   --------------
Effect on total of service and interest cost
  components  . . . . . . . . . . . . . . . . .         $0.5          $(0.5)
Effect on postretirement benefit obligation . .          6.8           (6.2)

     Substantially all employees not covered by defined benefit plans are covered by defined contribution plans, which generally provide funding based on a percentage of compensation.

     Pension expense for all plans amounted to $36,555,000, $35,624,000 and $33,303,000 for the years ended December 31, 2000, 1999 and 1998, respectively.


(8)  Stock Transactions:

     The Company has adopted a non-qualified stock option plan for which it is authorized to grant options to purchase up to 15 million shares. Under the plan, options are granted at not less than existing market prices, expire ten years from the date of grant and generally vest ratably over a five-year period.

Changes in stock options were as follows:

                                            Number of Shares
                                               Under Option
                                              -------------
                                               (thousands)

Outstanding at December 31, 1997                10,127
  (average $14.86 per share)

Granted (average $43.11 per share)               1,154

Exercised (average $9.52 per share)               (365)

Cancelled                                         (611)
                                                ------

Outstanding at December 31, 1998
  (average $17.26 per share)                    10,305

Granted (average $49.66 per share)                 942

Exercised (average $9.54 per share)               (738)

Cancelled                                         (292)
                                                ------

Outstanding at December 31, 1999
  (average $20.48 per share)                    10,217
                                                ------

Granted (average $52.56 per share)               3,268

Exercised (average $12.95 per share)            (1,615)

Cancelled                                       (1,119)
                                                ------

Outstanding at December 31, 2000                10,751
  (at $5.03 to $68.31 per share, average        ======
   $31.65 per share)


     As of December 31, 2000, options with a weighted average remaining life of
6.7 years covering 4,267,454 shares were exercisable at $5.03 to $60.38 per share (average $17.36 per share), and options covering 562,000 shares remain available to be granted.

     Options outstanding at December 31, 2000 are summarized below:


                                  Outstanding                           Exercisable
                    ---------------------------------------        -------------------
                                     Average       Average                    Average
    Exercise                        Exercise      Remaining                   Exercise
     Price            Shares         Price          Life           Shares      Price
    --------          ------        --------      ---------        ------     ---------
                   (thousands)                                   (thousands)
$5.03 to $7.47        1,051        $  6.44          2 years           1,051     $ 6.44
$7.97 to $11.75         755          10.20          3 years             755      10.20
$14.13 to $20.81      1,285          15.63          5 years           1,236      15.72
$21.25 to $32.22      3,124          24.11          6 years             742      23.89
$35.19 to $68.31      4,536          50.80          9 years             484      46.44


     Nonqualified options have been issued only at fair market value exercise prices as of the date of grant during the periods presented herein, and the Company's policy does not recognize compensation costs for options of this type. The pro forma costs of these options granted have been calculated using the Black-Scholes option pricing model and assuming a 6% risk-free interest rate, a 10-year life for the option, a 37.6% expected volatility and dividends at the current annual rate. The weighted-average grant date fair market value of options issued was $32 per share in 2000, $28 per share in 1999 and $18 per share in 1998. Had this method been used in the determination of income, net earnings would have decreased by approximately $17.9 million in 2000, $10.7 million in 1999 and $7.8 million in 1998 and diluted earnings per share would have decreased by $.12 in 2000, $.07 in 1999, and $.05 in 1998. These proforma amounts may not be representative of the effects on proforma net earnings for future years.


(9)  Leases and Commitments:

     The Company's leases extend for varying periods of time up to 10 years and, in some cases, contain renewal options. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $33,000,000 in 2001, $26,000,000 in 2002, $20,000,000 in
2003, $15,000,000 in 2004, $11,000,000 in 2005 and $35,000,000 thereafter.
Total rent expense charged to income for all operating leases was $35,000,000, $34,000,000 and $32,000,000 for the years ended December 31, 2000, 1999 and
1998, respectively.


(10) Litigation and Contingencies:

     A former subsidiary of the Company is engaged in litigation in multiple states with respect to product liability. The Company sold the subsidiary in 1987. Under the terms of the sale agreement, the Company agreed to indemnify the buyer of the subsidiary for product liability related to tools manufactured by the subsidiary prior to June 4, 1987. The cases involve approximately 3,000 plaintiffs in state and federal courts in multiple states. All other major U.S. air tool manufacturers are also defendants. The gravamen of these complaints is that the defendants' air tools, when used in different types of manufacturing environments over extended periods of time, were defective in design and caused various physical injuries. The plaintiffs seek compensatory and punitive damages. The Company has accepted an agreement, in principle, to settle these claims. Completion of this settlement agreement will not result in a material adverse effect on the Company's results of operations or financial condition.

     A subsidiary, Joslyn Manufacturing Company (JMC), previously operated wood-treating facilities that chemically preserved utility poles, pilings and railroad ties. All such treating operations were discontinued or sold prior to 1982. These facilities used wood preservatives that included creosote, pentachlorophenol and chromium-arsenic-copper. While preservatives were handled in accordance with then existing law, environmental law now imposes retroactive liability, in some circumstances, on persons who owned or operated wood-treating sites. JMC is remediating some of its former sites and will remediate other sites in the future. The Company has made a provision for environmental remediation; however, there can be no assurance that estimates of environmental liabilities will not change.

     In addition to the litigation noted above, the Company is, from time to time, subject to routine litigation incidental to its business. These lawsuits primarily involve claims for damages arising out of the use of the Company's products, some of which include claims for punitive as well as compensatory damages. The Company is also involved in proceedings with respect to environmental matters, including sites where it has been identified as a potentially responsible party under federal and state environmental laws and regulations. The Company believes that the results of the above-noted litigation and other pending legal proceedings will not have a materially adverse effect on the Company's results of operations or financial condition, notwithstanding any related insurance recoveries.

     A subsidiary of the Company has sold, with limited recourse, certain of its accounts and notes receivable. The subsidiary accounts for this sale in accordance with Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". A provision for estimated losses as a result of the limited recourse has been included in accrued expenses. No gain or loss arose from these transactions.

(11) Income Taxes:

     The provision for income taxes for the years ended December 31 consists of the following (000's omitted):

                           2000      1999      1998
                        --------  --------  --------
Federal:
 Current..............  $ 85,955  $111,809  $ 90,560
 Deferred.............    67,150    16,139    12,151
State and local.......    12,645    11,665     6,647
Foreign...............    32,961    28,325    15,465
                        --------  --------  --------
Income tax provision..  $198,711  $167,938  $124,823
                        ========  ========  ========

     Deferred income taxes are reflected in prepaid expenses and other current assets and in other assets. Deferred tax assets consist of the following (000's omitted):


                                        December 31,
                                    -------------------
                                        2000       1999
                                    --------   --------

   Bad debt allowance.............  $ 14,555   $ 10,242
   Inventories....................     7,672      9,913
   Property, plant and equipment..   (47,952)   (41,564)
   Postretirement benefits........    37,276     33,827
   Insurance, including self-
    insurance.....................    27,886     27,108
   Environmental compliance.......    22,979     23,946
   Other accruals.................   (15,594)    15,538
   All other accounts.............   (46,044)   (19,575)
                                    --------   --------
   Net deferred tax asset.........  $    778   $ 59,435
                                    ========   ========


     The effective income tax rate for the years ended December 31 varies from the statutory federal income tax rate as follows:

                                                              Percentage of Pre-tax Earnings
                                                             ---------------------------------
                                                             2000           1999          1998
                                                             ----           ----          ----

Statutory federal income tax rate.................           35.0%          35.0%         35.0%

Increase (decrease) in tax rate resulting from:
   Permanent differences in amortization of
     certain assets for tax and financial reporting
     purposes.....................................            3.1            2.7           3.7

   State income taxes (net of Federal income tax
    benefit).....................................             1.6            1.8           1.4

   Taxes on foreign earnings......................           (1.7)          (0.9)         (1.4)

   Costs of Hach (1999) and Fluke (1998) mergers..             --            0.5           0.7
                                                             ----           ----          ----

Effective income tax rate.........................           38.0%          39.1%         39.4%
                                                             ====           ====          ====

(12) Segment Data:

     Operating profit represents total revenues less operating expenses, excluding other expense, interest and income taxes. The identifiable assets by segment are those used in each segment's operations. Intersegment amounts are eliminated to arrive at consolidated totals.

Detailed segment data is presented in the following table (000's omitted):

Operations in Different Industries
----------------------------------

                                                          Year Ended December 31,
                                             ---------------------------------------------------
                                                2000                1999                 1998
                                             ----------          ----------           ----------

Total Sales:
     Process/Environmental Controls          $2,441,986          $1,854,184           $1,752,552
     Tools and Components                     1,335,791           1,343,054            1,294,509
                                             ----------          ----------           ----------
                                             $3,777,777          $3,197,238           $3,047,061
                                             ==========          ==========           ==========

 Operating Profit:
     Process/Environmental Controls          $  382,354          $  286,997           $  239,794
     Tools and Components                       189,062             187,511              159,225
     Other                                      (19,267)            (16,501)             (14,907)
                                             ----------          ----------           ----------
                                             $  552,149          $  458,007           $  384,112
                                             ==========          ==========           ==========

Identifiable Assets:
     Process/Environmental Controls          $2,863,930          $1,793,873           $1,783,142
     Tools and Components                       987,207             995,234              994,364
     Other                                      180,542             257,964               63,353
                                             ----------          ----------           ----------
                                             $4,031,679          $3,047,071           $2,840,859
                                             ==========          ==========           ==========

Liabilities:
     Process/Environmental Controls          $1,026,463          $  596,332           $  595,360
     Tools and Components                       347,484             381,025              374,726
     Other                                      715,399             360,960              469,985
                                             ----------          ----------           ----------
                                             $2,089,346          $1,338,317           $1,440,071
                                             ==========          ==========           ==========

Depreciation and Amortization:
     Process/Environmental Controls          $  101,605          $   81,647           $   69,416
     Tools and Components                        48,116              44,772               45,111
                                             ----------          ----------           ----------
                                             $  149,721          $  126,419           $  114,527
                                             ==========          ==========           ==========

Capital Expenditures:
     Process/Environmental Controls          $   51,067          $   53,358           $   61,422
     Tools and Components                        37,436              35,551               40,192
                                             ----------          ----------           ----------
                                             $   88,503          $   88,909           $  101,614
                                             ==========          ==========           ==========

Operations in Geographical Areas
--------------------------------

                                                          Year Ended December 31,
                                              -----------------------------------------------
                                                  2000              1999               1998
                                              ----------        ----------         ----------
Total sales:
     United States..................          $2,883,392        $2,507,517         $2,418,500
     Germany........................             199,064           166,268            151,136
     United Kingdom.................             154,731           138,066            123,511
     All other......................             540,590           385,387            353,914
                                              ----------        ----------         ----------
                                              $3,777,777        $3,197,238         $3,047,061
                                              ==========        ==========         ==========
Long-lived assets:
     United States..................          $2,418,590        $1,747,086         $1,821,142
     Germany........................              29,405            22,101             22,931
     United Kingdom.................              22,134            24,967             21,157
     All other......................              87,244            50,800             43,933

Less: Deferred taxes................                (778)          (59,435)           (75,574)
                                              ----------        ----------         ----------
                                              $2,556,595        $1,785,519         $1,833,589
                                              ==========        ==========         ==========

Sales outside the United States:
     Direct Sales...................          $  894,385        $  689,721        $   628,561
     Exports........................             298,000           263,000            259,000
                                              ----------        ----------         ----------
                                              $1,192,385        $  952,721        $   887,561
                                              ==========        ==========        ===========


(13)  Quarterly Data-Unaudited (000's omitted, except per share data)

                                                                 2000
                                       ----------------------------------------------------------
                                       1st Quarter    2nd Quarter     3rd Quarter     4th Quarter
                                       -----------    -----------     -----------     -----------
Net sales.........................        $867,847         $890,775        $986,786      $1,032,369

Gross profit......................         329,889          349,590         386,972         395,595

Operating profit..................         117,629          136,665         146,844         151,011

Net earnings......................          71,557           81,267          83,625          87,764

Earnings per share:
     Basic........................        $    .50         $    .57        $    .59      $      .62
     Diluted......................        $    .49         $    .56        $    .58      $      .60

                                                                 1999
                                       ----------------------------------------------------------
                                       1st Quarter    2nd Quarter     3rd Quarter     4th Quarter
                                       -----------    -----------     -----------     -----------
Net sales.......................        $793,044         $774,133        $781,867         $848,194

Gross profit....................         295,484          301,930         311,068          327,934

Operating profit................         102,681          113,857         119,216          122,253

Net earnings....................          59,122           66,353          61,846*          74,303

Earnings per share:
     Basic......................        $    .42         $    .47        $    .43*        $    .52
     Diluted....................        $    .41         $    .46        $    .42*        $    .51

* Includes $9.8 million in after-tax costs ($0.07 per share) from the merger with Hach Company


(14) Subsequent Events

     In January 2001, the Company acquired United Power Corporation. The consideration was approximately $108 million. The fair value of the assets acquired was approximately $118 million and approximately $10 million of liabilities were assumed. The transaction is being accounted for as a purchase.

     In January 2001, the Company issued $722 million (value at maturity) in zero-coupon convertible senior notes due 2021 known as Liquid Yield Option Notes or LYONS. The gross proceeds to the Company of approximately $450 million will be used to pay down debt and for general corporate purposes, including potential future acquisitions.

     The initial purchaser has a 30 day option to purchase additional LYONS to cover over-allotments, which would give the Company approximately $68 million in additional gross proceeds. The LYONS will be convertible into approximately 5.2 million common shares of the Company assuming the over-allotment option is not exercised. The LYONS carry a yield to maturity of 2.375%. The LYONS are not redeemable by the Company prior to January 22, 2004, but it may be required to purchase LYONS at the accreted value thereof, at the option of the holders, on January 22, 2004 or 2011. The Company may choose to pay the purchase price for the repurchases in cash and/or common shares.

Danaher Corporation and Subsidiaries
------------------------------------

Major Operating Company Presidents

Current Technology, Inc.
Joseph W. Roark
President

Cyberex, Inc.
Maureen F. Austin
President

Danaher Industrial Controls Group
Craig B. Purse
President

Danaher Motion Control Group
General Purpose Systems Division
John S. Stroup
President

Danaher Motion Control Group
Motion Components Division
William T. Fejes, Jr.
President

Danaher Motion Control Group
Special Purpose Systems Division
Lawrence D. Kingsley
President

Danaher Tool Group
Professional Tools
Division
Jake R. Nichol
President

Danaher Tool Group
Special Markets Division
Thomas R. Sulentic
President

Delta Consolidated Industries
Thomas P. Joyce, Jr.
President

Dr. Bruno Lange GmbH
Dr. Michael Romberg
President

Fluke Corporation
James A. Lico
President

Fluke Networks
Chris L. Odell
President

Gems Sensors
Steven E. Breitzka
President

Hach Company
Steven E. Simms
President (Acting)

Hennessy Industries, Inc.
Vincent E. Piacenti
President

Jacobs Chuck
Manufacturing Company
C. Michael Heath
President

Jacobs Vehicle Systems, Inc.
Gary A. Masse
President

Jennings Technology Company
Kurt F. Gallo
President

Joslyn Hi-Voltage Company
James F. Domo
President

Joslyn Manufacturing Company
Michael J. Gallant
President

Joslyn Sunbank Company
P. Edward Prutzman
President

Kollmorgen Artus
Robert Perrin
President

Kollmorgen Electro-Optical
Division
H. Kenyon Bixby
President

M&M Precision Systems Corporation
Gerald W. Blankenship
President

Matco Tools Corporation
Thomas N. Willis
President

Pacific Scientific Company
Instruments Division
Simon R. Appleby
President

Pacific Scientific Energetic
Materials Company
Thomas L. Walsh
President

Pacific Scientific Safety & Aviation Group
Richard G. Knoblock
President

QualiTROL Corporation
Ronald N. Meyer
President

United Power Corporation
Robert J. Van Sickle
President

Veeder-Root Industries
Scott Clawson
President

Corporate Officers

George M. Sherman
President and
Chief Executive Officer

H. Lawrence Culp, Jr.
Executive Vice President and
Chief Operating Officer

Patrick W. Allender
Executive Vice President,
Chief Financial Officer and Secretary

Philip W. Knisely
Executive Vice President

Steven E. Simms
Executive Vice President

William J. Butler
Vice President and
Group Executive

Thomas S. Gross
Vice President and
Group Executive

Daniel L. Comas
Vice President - Corporate
Development

James H. Ditkoff
Vice President - Finance & Tax

W. Bruce Graham
Vice President - Danaher
Business System

Dennis A. Longo
Vice President - Human Resources

Christopher C. McMahon
Vice President - Controller

Daniel A. Pryor
Vice President - Strategic Development

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

Walter G. Lohr, Jr.
Partner
Hogan & Hartson

Mitchell P. Rales
Chairman of the
Executive Committee
Danaher Corporation

Steven M. Rales
Chairman of the Board
Danaher Corporation

George M. Sherman
President and Chief
Executive Officer
Danaher Corporation

Alan G. Spoon
General Partner
Polaris Venture Partners

A. Emmet Stephenson, Jr.
Chairman of the Board
Startek, Inc.

                                       27